UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14 (a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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WHIRLPOOL CORPORATION

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Reg. (S) 240.14a-101

SEC 1913 (3–99)

WHIRLPOOL CORPORATION

Administrative Center

2000 N. M-63

Benton Harbor, Michigan 49022-2692

To Our Stockholders:

It is my pleasure to invite you to attend the 2005 Whirlpool Corporation annual meeting of stockholders to be held on Tuesday, April 19, 2005, at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois.

The formal notice of the meeting follows on the next page. At the meeting, stockholders will vote on the election of five directors and approval of a nonemployee director equity plan, and will transact any other business that may properly come before the meeting. In addition, we will discuss Whirlpool’s 2004 performance and the outlook for this year, and answer your questions.

A financial supplement containing important financial information about Whirlpool is contained in Part II of this booklet. We have also mailed with this booklet a summary annual report that includes summary financial and other important information.

Your vote is important. We urge you to please complete and return the enclosed proxy whether or not you plan to attend the meeting. Promptly returning your proxy will be appreciated, as it will save further mailing expense. You may revoke your proxy at any time prior to the proxy being voted by following the procedures described in Part I of this booklet.

Your vote is important and much appreciated!

JEFF M. FETTIG

Chairman of the Board, President

and Chief Executive Officer

March 18, 2005

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

The 2005 annual meeting of stockholders of WHIRLPOOL CORPORATION will be held at 120 East Delaware Place, 8th Floor, Chicago, Illinois on Tuesday, April 19, 2005, at 8:00 a.m., Chicago time, for the following purposes:

1. to elect five persons to the Company’s Board of Directors;

2. to approve a nonemployee director equity plan; and

3. to transact such other business as may properly come before the meeting.

A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for at least ten days prior to the meeting at EquiServe, One North State Street, 11th Floor, Chicago, Illinois 60602.

By Order of the Board of Directors

ROBERT T. KENAGY

Associate General Counsel and

Corporate Secretary

March 18, 2005

PROXY STATEMENT

INFORMATION ABOUT WHIRLPOOL CORPORATION

Whirlpool is the world’s leading manufacturer and marketer of major home appliances. We manufacture in 12 countries and market products in more than 170 countries under major brand names such as Whirlpool, KitchenAid, Roper, Estate, Bauknecht, Ignis, Brastemp, Consul, and Acros. We are also the principal supplier to Sears, Roebuck and Co. of many major appliances marketed under the Kenmore brand name. We have approximately 68,000 employees worldwide. Our headquarters are located in Benton Harbor, Michigan, and our address is 2000 N. M-63, Benton Harbor, Michigan 49022-2692. Our telephone number is (269) 923-5000.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Our 2005 annual meeting of stockholders will be held on Tuesday, April 19, 2005, at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois. You are welcome to attend. If you attend, please note that you may be asked to present valid picture identification. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

Information about this Proxy Statement

We are sending the proxy materials because Whirlpool’s Board of Directors is seeking your permission (or proxy) to vote your shares at the annual meeting on your behalf. This proxy statement presents information we are required to provide to you under the rules of the Securities and Exchange Commission. It is intended to help you in reaching a decision on voting your shares of stock. Only stockholders of record at the close of business on February 28, 2005 are entitled to vote at the meeting. There were 66,866,282 outstanding shares of common stock as of the close of business on February 28, 2005. We have no other voting securities. Stockholders are entitled to one vote per share on each matter. This proxy statement and the accompanying proxy form are first being mailed to stockholders on or about March 18, 2005.

Information about Voting

If the shares of our common stock are held in your name, you can vote your shares on matters presented at the annual meeting in two ways.

1. By Proxy—If you sign and return the accompanying proxy form, your shares will be voted as you direct on the proxy form. If you do not give any direction on the proxy card, the shares will be voted FOR the nominees named for director, and FOR approval of the Nonemployee Director Equity Plan (which has been approved by the Board of Directors subject to shareholder approval). You may revoke your proxy at any time before it is exercised by providing a written revocation to Whirlpool’s Corporate Secretary, Robert T. Kenagy, by providing a proxy with a later date, or by voting in person at the meeting.

2. In Person—You may come to the annual meeting and cast your vote there.

Stockholders whose shares of common stock are held in “street name” must either direct the record holder of their shares as to how to vote their shares of common stock or obtain a proxy from the record holder to vote at the meeting. Street name stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

Whirlpool’s Board of Directors has adopted a policy requiring all stockholder votes to be kept permanently confidential and not disclosed except (i) when disclosure is required by law, (ii) when a stockholder expressly consents to disclosure, or (iii) when there is a contested election and the proponent filing the opposition statement does not agree to abide by this policy.

Stockholders representing at least 50% of the common stock issued and outstanding must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

The five directors to be elected at the annual meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. This means that the five nominees with the most votes will be elected. Votes may be cast for or withheld from each nominee, but a withheld vote or a broker non-vote will have no effect on the outcome of the election. For a stockholder to nominate an individual for director at the 2006 annual meeting, the stockholder must follow the procedures outlined below under the caption “Stockholder Proposals and Director Nominations for 2006 Meeting.” Stockholders may also designate a director nominee to be considered by the Board for recommendation to the stockholders in the Company’s proxy statement for the 2006 annual meeting by following the procedures outlined below under the caption “Director Nominations to be Considered by the Board.”

The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote will be required to approve the Nonemployee Director Equity Plan and any other matter that may properly come before the meeting. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

If any nominee named herein for election as a director is not available to serve, the accompanying proxy may be voted for a substitute person. Whirlpool expects all nominees to be available and knows of no matter to be brought before the annual meeting other than those covered in this proxy statement. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

We currently have 11 directors on the Board. The directors are divided into three classes, with each class serving for a three-year period. The stockholders elect approximately one-third of the Board of Directors each year. The Board recommends a vote FOR the election of each of the directors nominated below.

Nominees for a Term to Expire in 2008

HERMAN CAIN, 59, Chief Executive Officer and President of T.H.E. New Voice, Inc. (leadership consulting). Director of the Company from 1992 to 2003 (when he left the Board to make a bid for political office), and Director of AGCO Corporation, Aquila, Inc., and The Reader’s Digest Association, Inc. Mr. Cain was recommended to the Corporate Governance and Nominating Committee by non-management directors who, after reviewing Mr. Cain’s qualifications, skills, experience, and past performance on the Board against the established criteria for nominees, recommended him as a director nominee.

JEFF M. FETTIG, 48, Chairman of the Board, President and Chief Executive Officer of the Company. Director of the Company since 1999 and director of The Dow Chemical Company.

MILES L. MARSH, 57, former Chairman of the Board and Chief Executive Officer of Fort James Corporation (paper mills). Director of the Company since 1990 and director of GATX Corporation and Morgan Stanley.

PAUL G. STERN, 66, Partner, Arlington Capital Partners, L.L.P. and Thayer Capital Partners, L.L.P. (private investment companies), and Chairman of Claris Capital Partners (private investment banking). Director of the Company since 1990 and director of The Dow Chemical Company and ManTech International Corporation.

Nominee For A Term To Expire in 2007

MICHAEL D. WHITE, 53, Chairman and Chief Executive Officer of PepsiCo International (beverages and snack foods). Director of the Company since 2004. Mr. White was recommended to the Corporate Governance and Nominating Committee by a third-party search firm. After reviewing his qualifications, skills, and experience against the established criteria for nominees, the Committee recommended and the Board subsequently appointed Mr. White to the Whirlpool Board in June 2004.

Directors Whose Terms Expire in 2007

ALLAN D. GILMOUR, 70, former Vice Chairman of Ford Motor Company (cars and trucks, related parts and accessories, and financial services). Director of the Company since 1990 and director of DTE Energy Company.

MICHAEL F. JOHNSTON, 57, President and Chief Executive Officer of Visteon Corporation (motor vehicle parts & accessories). Director of the Company since 2003 and director of Flowserve Corporation and Visteon Corporation.

JANICE D. STONEY, 64, former Executive Vice President, US WEST Communications Group, Inc. (telephone communications; retired 1992). Director of the Company since 1987 (except for part of 1994 during a bid for political office) and director of Bridges Investment Fund and Williams Companies Inc.

Directors Whose Terms Expire in 2006

GARY T. DICAMILLO, 54, President and Chief Executive Officer of TAC Worldwide Companies (professional staffing services). Director of the Company since 1997 and director of 3Com Corporation, Pella Corporation, and The Sheridan Group.

KATHLEEN J. HEMPEL, 54, former Vice Chairman and Chief Financial Officer of Fort Howard Corporation (paper mills; retired 1997). Director of the Company since 1994 and director of Actuant Corporation and Oshkosh Truck Corporation.

ARNOLD G. LANGBO, 67, former Chairman of the Board and Chief Executive Officer of Kellogg Company (grain mill products; retired 2000). Director of the Company since 1994 and director of the International Youth Foundation, Johnson & Johnson, and Weyerhaeuser Company.

The directors have served their respective companies indicated above in various executive or administrative positions for at least the past five years, except for Messrs. Cain, DiCamillo, Gilmour, and Johnston. From 1999 to 2000, Mr. Cain was Chief Executive Officer and President of Digital Restaurant Solutions Corporation now known as RetailDNA, LLC (restaurant industry). From 1995 to 2002, Mr. DiCamillo was Chairman of the Board and Chief Executive Officer of Polaroid Corporation (photographic equipment & supplies). Mr. Gilmour returned to Ford Motor Company from 2002 to 2005 after retiring from Ford in 1995. From 1989 to 2000, Mr. Johnston served in various capacities at Johnson Controls, Inc. (automotive systems and building controls), including President E-Business. In addition, Mr. Marsh served as Chairman of the Board and Chief Executive Officer of Fort James Corporation from 1997 to 2000 at which time he left the company.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Number of Meetings. The Board held six meetings during 2004. During 2004, each director attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served.

Attendance at Annual Meetings. All directors properly nominated for election are expected to attend the annual meeting of stockholders. At the 2004 annual meeting of stockholders, all of the directors nominated for election (Messrs. Gilmour, Johnston, and David R. Whitwam (former Chairman and Chief Executive Officer, retired June 30, 2004) and Ms. Stoney) attended the annual meeting. In addition, Mr. Fettig, a director and executive officer of Whirlpool, attended the 2004 annual meeting of stockholders.

Director Independence. The Corporate Governance and Nominating Committee conducts an annual review of the independence of the members of the Board and its committees and reports its findings to the full Board. Ten of the Company’s eleven directors are nonemployee directors. Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange listing standards), information provided by the directors and the Company did not indicate any material relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial) which would impair the independence of any of the nonemployee directors. Based on the report and recommendation of the Corporate Governance and Nominating Committee, the Board has determined that each of its nonemployee directors satisfies the independence standards set forth in the listing standards of the New York Stock Exchange.

Executive Sessions of Nonemployee Directors and Communications Between Stockholders and the Board. The Board holds executive sessions of its nonemployee directors generally at each regularly scheduled meeting. The Presiding Director serves as the chairperson for these executive sessions.

The Presiding Director is an independent director elected by the independent directors on the Board. In addition to presiding at executive sessions of nonemployee directors, the Presiding Director has the responsibility to: coordinate with the Chairman and CEO in establishing the annual agenda and topic items for Board meetings; retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; assist the Human Resources Committee with the annual evaluation of the Chairman and CEO’s performance, and in conjunction with the Chair of the Human Resources Committee, meet with the Chairman and CEO to discuss the results of such evaluation; and perform such other functions as the independent directors may designate from time to time. Mr. Gilmour currently is serving as the Presiding Director.

Interested parties, including stockholders, may communicate directly with the Presiding Director, Chairman of the Audit Committee, or the nonemployee directors as a group by writing to those individuals or the group at the following address: Whirlpool Corp., 27 North Wacker Drive, Suite 615, Chicago, Illinois 60606-2800. This address is administered by an independent maildrop business that forwards the mail directly to the addressees. If correspondence is received by the Corporate Secretary, it will be forwarded to the appropriate person or persons in accordance with the procedures adopted by a majority of the independent directors of the Board. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist Whirlpool in effectively addressing your concern, you may choose to remain anonymous, and Whirlpool will use its reasonable efforts to protect your identity to the extent appropriate or permitted by law.

Corporate Governance Guidelines for Operation of the Board of Directors. The Company is committed to the highest standards of corporate governance. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted a set of Corporate Governance Guidelines for Operation of the Board of Directors, which, among other things, sets forth the qualifications and other criteria for director nominees. The desired personal and experience qualifications for director nominees is described in more detail below under the caption “Director Nominations to be Considered by the Board.”

Audit Committee. The Audit Committee (Mr. Gilmour (Chair), Mr. DiCamillo, Mr. James M. Kilts (a current Board member who is not standing for re-election), Mr. Langbo, Ms. Stoney, and Mr. White)

provides independent and objective oversight of the Company’s accounting functions and internal controls and monitors the objectivity of the Company’s financial statements. The Committee assists Board oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditor. In performing these functions, the Committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure; to retain and terminate the Company’s independent auditor and exercise the Committee’s sole authority to review and approve all audit engagement fees and terms and approve in advance the nature, extent, and cost of all internal control-related and permissible non-audit services provided by the independent auditor; and to review annual reports from the independent auditor regarding its internal quality control procedures. The Committee’s charter, which was amended by the Board on August 17, 2004, appears as Exhibit B to this proxy statement.

Under its charter, the Committee is comprised solely of three or more independent directors who meet the enhanced independence standards for audit committee members set forth in the New York Stock Exchange listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board has determined that each member of this Committee satisfies the financial literacy qualifications of the New York Stock Exchange listing standards and that Mr. Gilmore satisfies the “audit committee financial expert” criteria established by the Securities and Exchange Commission and has accounting and financial management expertise as required under the NYSE listing rules. The Audit Committee held eleven meetings in 2004.

Human Resources Committee. The Human Resources Committee (Mr. Kilts (Chair), Mr. Langbo, Mr. Marsh, Dr. Stern, and Ms. Stoney) assures the adequacy of the compensation and benefits of the officers and top management of the Company and compliance with any executive compensation disclosure requirements. In performing these functions the Committee has sole authority and responsibility to retain and terminate any consulting firm assisting in the evaluation of director, CEO, or senior executive compensation. Under its charter, the Committee is comprised solely of three or more independent directors who meet the independence standards under the New York Stock Exchange listing standards. This Committee held three meetings in 2004.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee (Mr. DiCamillo (Chair), Ms. Hempel, Mr. Johnston, Mr. Marsh, and Mr. White) provides oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending to the Board director nominees for the next annual meeting of shareholders, and recommending to the Board a set of corporate governance principles applicable to the Company. The Committee also provides recommendations to the Board in the areas of Committee selection and rotation practices, evaluation of the overall effectiveness of the Board and management, and review and consideration of developments in corporate governance practices. The Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The Committee has retained a third party search firm to assist it in identifying potential director nominees who meet the criteria and priorities established from time to time and facilitate the screening and nomination process for such nominees. On an annual basis, the Committee solicits input from the full Board of Directors and conducts a review of the effectiveness of the operation of the Board and Board Committees, including reviewing governance and operating practices and the Corporate Governance Guidelines for Operation of the Board of Directors. Under its charter, the Committee is comprised solely of three or more independent directors who meet the independence standards under the New York Stock Exchange listing standards. This Committee held five meetings in 2004.

Code of Ethics. All of the Company’s directors and employees, including its Chief Executive Officer, Chief Financial Officer, and other senior financial officers, are required to abide by the Company’s long-standing Code of Ethics, augmented to comply with the requirements of the New York Stock Exchange and Securities and Exchange Commission, to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, fair dealing, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business. The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics for executive officers and directors on the Company’s website within four business days following the date of such amendment or waiver.

Available Information. The Company’s current Corporate Governance Guidelines, Code of Ethics, and written charters for its Audit, Finance, Human Resources, and Corporate Governance and Nominating Committees are posted on the Company’s website at www.whirlpoolcorp.com; click on the “Governance” tab. Stockholders may also request a free copy of these documents from: Larry Venturelli, Investor Relations, Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, MI 49022-2692; (269) 923-4678.

COMPENSATION OF DIRECTORS

The Board of Directors believes that it is important to attract and retain outstanding nonemployee directors through a competitive compensation program. To that end, in 2004 the Corporate Governance and Nominating Committee, which is responsible for making director compensation recommendations to the Board of Directors, retained Hewitt Associates to evaluate the competitiveness of the Company’s compensation program for its nonemployee directors. After evaluating the competitive market data on nonemployee director compensation, Hewitt reported to the Committee that the Company’s compensation for its nonemployee directors was substantially below the median of the market and recommended increases in the annual retainer, annual committee chair fees, and equity compensation. After evaluating Hewitt’s report, the Committee recommended, and the Board of Directors approved for 2005 (i) an increase in the annual retainer from $45,000 to $60,000, (ii) an increase in the additional amount paid to a committee chair from $2,500 to $5,000 ($10,000 for the Chair of the Audit Committee), and (iii) subject to approval by the stockholders on April 19, 2005, a new Nonemployee Director Equity Plan that would replace the existing director equity plans (for additional information on this plan, see the section entitled Proposal to Approve the Nonemployee Director Equity Plan later in this proxy statement). In addition, the Board of Directors adopted an equity ownership guideline for nonemployee directors of four times the annual director cash retainer, with a five year timetable to obtain this objective. In 2004, directors who were not employees of Whirlpool were paid an annual retainer of $45,000 ($47,500 if also a committee chair).

Whirlpool has a Nonemployee Director Stock Ownership Plan. In 2004, this plan provided, effective on the date of each annual stockholders meeting, for an automatic grant to each nonemployee director of 400 shares of common stock and an option to purchase 600 shares of common stock if our earnings from continuing operations for the immediately preceding year increased by at least 10% over such earnings for the prior year. The exercise price under each option is the average fair market value (as defined) of the common stock for the third through fifth trading days after the public release of our earnings for such prior year. These options may be exercised for 20 years after issuance (except that they must be exercised within five years after ceasing to be a director and within one year after the death of the director). The exercise price may be paid in cash or common stock. In addition, each nonemployee director is awarded annually 400 shares of phantom common stock, payable on a deferred basis. The shares of phantom common stock earn phantom dividends and the total accumulated phantom stock awards and phantom dividends are converted into Whirlpool’s common stock on a one-for-one basis and paid out to the nonemployee director following completion of service on the Board.

Whirlpool also has a Nonemployee Director Treasury Stock Ownership Plan. In 2004, this plan provided, effective on the date of each annual stockholders meeting, for an automatic grant to each nonemployee director of 200 shares of common stock, payable in treasury shares only. No shares of common stock awarded under this plan may be sold within the first six months after they are awarded unless the death of the director occurs during such period.

On December 21, 2004, the Company’s Board of Directors approved a new Nonemployee Director Equity Plan. This plan, if approved by the stockholders on April 19, 2005, will replace the plans described in the two preceding paragraphs. If approved, the Nonemployee Director Equity Plan will provide (a) a one time grant of 1,000 shares of common stock upon joining the Board of Directors; (b) an annual grant of stock options valued at $36,000 with the number of options to be based on dividing $36,000 by the then current fair market value of the common stock and multiplying the result by 0.35; and (c) an annual grant of stock worth $54,000 with the number of shares to be issued to the director determined by dividing $54,000 by the then current fair market value of the common stock of the Company.

A nonemployee director may elect to defer any portion of the annual retainer and annual stock grant until he or she ceases to be a director, at which time payment of any deferred annual retainer is made in a lump sum or in monthly or quarterly installments, and payment of any deferred annual stock grant is made as soon as administratively feasible. Interest on deferred amounts accrues quarterly at a rate equal to the prime rate in effect from time to time.

Each director may elect to relinquish all or a portion of the annual fee, in which case Whirlpool may at its sole discretion then make an award of up to $1 million to a charitable organization upon the director’s death. Under the program, the election to relinquish compensation is irrevocable, and Whirlpool may choose to make contributions in the director’s name to as many as three charities. Each director may also elect to have a portion of the annual fee used to purchase term life insurance in excess of that described in the next paragraph.

Whirlpool provides each nonemployee director who elects to participate with term life insurance while serving as a director in an amount equal to one-tenth of the director’s annual retainer times such director’s months of service (not to exceed 120) and a related income tax reimbursement payment. We also provide each nonemployee director with travel accident insurance of $1 million with the premiums paid by the Company, and directors are reimbursed for the related income tax.

For evaluation purposes, appliances sold by us are made available to each nonemployee director for use at home, and the director receives an income tax reimbursement payment to compensate for any additional tax obligation. The cost to Whirlpool of this arrangement in 2004 (based on distributor price of products and delivery, installation, and service charges) did not exceed $10,000 for any one nonemployee director or $32,000 for all nonemployee directors as a group.

SECURITY OWNERSHIP

The following table presents the ownership of the only persons known by us as of February 28, 2005 to beneficially own more than 5% of our common stock based upon statements on Schedule 13G filed by such persons with the Securities and Exchange Commission.

Date of 13G Report	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
2/14/2005	Barclays Global Investors, NA(1) 45 Fremont Street San Francisco, CA 94105	9,774,754	14.62%

2/10/2005	Dodge & Cox(2) 555 California Street, 40th Floor San Francisco, CA 94104	8,953,110	13.39%

2/11/2005	Pzena Investment Management, LLC(3) 120 West 45th Street, 34th Floor New York, NY 10036	5,908,404	8.84%

2/11/2005	Marsh & McLennan Companies, Inc.(4) 1166 Avenue of the Americas New York, NY 10036	5,904,297	8.83%

(1)

Based solely on a Schedule 13G filed with the Securities and Exchange Commission by Barclays Global Investors, NA and the other entities listed below. Barclays Global Investors, NA is the beneficial owner of 7,519,746 shares with sole voting power with respect to 6,738,926 shares and sole dispositive power with respect to 7,519,746 shares. Barclays Global Fund Advisors is the beneficial owner of 915,037 shares with sole voting power with respect to 849,711 shares and sole dispositive power with respect to 915,037 shares. Barclays Global Investors, Ltd. is the beneficial owner with sole voting and dispositive power with respect to 1,282,893 shares. Barclays Global

Investors Japan Trust and Banking Company Limited is the beneficial owner with sole voting and sole dispositive power with respect to 54,041 shares. Barclays Life Assurance Company Limited is the beneficial owner with sole voting and dispositive power with respect to 3,037 shares. Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank and Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, BRONCO (Barclays Cayman) Limited, Palomino Limited, and HYMF Limited have neither voting nor dispositive power with respect to any such shares.

(2)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by Dodge & Cox, an investment advisor. Dodge & Cox has sole voting power with respect to 8,418,410 shares, shared voting power with respect to 125,900 shares, and sole dispositive power with respect to all such shares.
(3)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission by Pzena Investment Management, LLC, an investment advisor. Pzena has sole voting power with respect to 3,176,154 shares and sole dispositive power with respect to 5,908,404 shares.
(4)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by Marsh & McLennan Companies, Inc. (“MMC”), Putnam LLC d/b/a Putnam Investments (“PI”), a wholly-owned subsidiary of MMC, and the other entities listed below. MMC has neither voting nor dispositive power with respect to any of the shares. PI has shared voting power with respect to 403,548 shares and shared dispositive power with respect to 5,904,297 shares. Putnam Investment Management, LLC (“PIM”), a registered investment advisor to the Putnam family of mutual funds, has shared voting power with respect to 173,476 shares and shared dispositive power with respect to 5,420,211 shares. The Putnam Advisory Company, LLC (“PAC”), a registered investment advisor to Putnam’s institutional clients, has shared voting power with respect to 230,072 shares and shared dispositive power with respect to 484,086 shares. Both subsidiaries have dispositive power over the shares as investment managers, but each of the mutual fund’s trustees have voting power over the shares held by each fund, and PAC has shared voting power over the shares held by the institutional clients.

BENEFICIAL OWNERSHIP

The following table reports beneficial ownership of common stock by each director, nominee for director, Chief Executive Officers and the four other most highly compensated executive officers, and all directors and executive officers of Whirlpool as a group, as of February 28, 2005. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct the voting of such shares or to dispose or direct the disposition of such shares. The address of all directors and executive officers named below is c/o Whirlpool Corporation, 2000 N. M-63, Benton Harbor, MI 49022-2692.

	Shares Beneficially Owned(1)	Shares Under Exercisable Options(2)	Total	Percentage
Herman Cain	7,045	4,200	11,245	*
Gary T. DiCamillo	5,172	3,000	8,172	*
Jeff M. Fettig	41,058	408,334	449,392	*
Allan D. Gilmour	7,800	5,400	13,200	*
Kathleen J. Hempel	5,800	3,600	9,400	*
Michael F. Johnston	1,000	600	1,600	*
James M. Kilts	4,200	2,400	6,600	*
Arnold G. Langbo	6,107	3,600	9,707	*
Miles L. Marsh	8,180	4,800	12,980	*
Paulo F. M. Periquito	96,138	254,113	350,251	*
Paul G. Stern	7,400	4,800	12,200	*
Janice D. Stoney	6,100	6,000	12,100	*
David L. Swift	5,181	55,591	60,772	*
Michael D. Thieneman	10,881	63,775	74,656	*
Michael A. Todman	10,684	128,928	139,612	*
Michael D. White	1,400	-0-	1,400	*
David R. Whitwam	10,127	660,000	670,127	1.00%
All directors and executive officers as a group (19 persons).	236,294	1,626,705	1,862,999	2.79%

*	Represents less than 1% of the outstanding common stock.
(1)	Does not include:
(a)	shares subject to currently exercisable options, which information is set forth separately in the second column; or
(b)	1,465,158 shares held by the Whirlpool 401(k) Trust (but does include 6,681 shares held for the accounts of executive officers); Executive Vice President and Chief Financial Officer Roy W. Templin serves as one of four individual trustees with shared voting and investment powers.
(2)	Includes shares subject to options that will become exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Whirlpool’s directors and executive officers and persons who own more than 10% of Whirlpool’s common stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Whirlpool’s common stock. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish Whirlpool with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to Whirlpool and written representations that no other reports were required, Whirlpool believes that all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% stockholders were complied with during the fiscal year ended December 31, 2004.

EXECUTIVE COMPENSATION

The table below provides a summary of annual and long-term compensation for the last three years of the Chief Executive Officers and the four other most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE (2002-2004)

Long-Term Compensation
							Awards		Payouts
	Principal Position		Annual Compensation			Other Annual Comp.(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)	LTIP Payouts ($)(4)	All Other Compensation ($)(5)
Name		Year	Salary	Bonus(1)
Jeff M. Fettig	Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	$837,500 715,833 661,667	$700,000 621,000 619,000		$74,449 — —	$3,864,960 -0- -0-	40,000 70,000 70,000	$499,238 829,943 276,264	$1,215 513 468

David R. Whitwam	Chairman of the Board and Chief Executive Officer (retired June 30, 2004)	2004 2003 2002	$606,667 1,170,833 1,119,000	$750,000 1,370,000 1,360,000		$76,422 76,561 —	$854,145 -0- -0-	90,000 150,000 125,000	$772,154 1,772,183 643,842	$14,338 31,284 31,284

Paulo F. M. Periquito	Executive Vice President and President, Latin America	2004 2003 2002	$623,751 597,504 575,000	$283,500 470,000 552,000		$136,613 152,249 100,665	$245,994 -0- -0-	12,339 33,000 33,000	$329,860 657,554 230,243	$33,720 30,580 23,001

David L. Swift	Executive Vice President, North American Region	2004 2003 2002	$544,167 508,333 475,000	$599,250 415,000 576,000	(6)	— — —	$2,264,487 -0- -0-	10,772 30,000 27,000	$321,511 618,409 235,245	$3,618 3,330 2,220

Michael A. Todman	Executive Vice President and President, Whirlpool Europe	2004 2003 2002	$520,833 495,833 475,000	$580,250 371,000 381,000		$1,714,070 993,337 163,929	$2,233,295 -0- -0-	10,282 27,000 27,000	$321,511 626,590 181,806	$3,510 3,330 2,719

Michael D. Thieneman	Executive Vice President and Chief Technology Officer	2004 2003 2002	$420,833 395,833 372,500	$463,375 337,000 373,000		— — —	$1,534,671 -0- -0-	8,324 23,000 23,000	$243,628 461,498 160,209	$8,331 7,482 4,320

(1)	Unless otherwise indicated in this footnote, amounts in this column represent awards under the Company’s Performance Excellence Plan (“PEP”). Mr. Periquito did not receive a PEP award in 2004; the $283,500 was awarded under the Company’s Strategic Excellence Program (“SEP”) and 50% of this award will vest in 2006 and the remaining 50% will vest in 2007. PEP and SEP are both described later in this proxy statement in the Human Resources Committee Report on Compensation Awards. The SEP cash awards reflected in this column were earned in 2004 but will not vest until 2006 (50%) and 2007 (50%). Mr. Swift’s 2004 amount is comprised of $327,000 under PEP and $272,250 under SEP. Mr. Todman’s 2004 amount is comprised of $344,000 under PEP and $236,250 under SEP. Mr. Thieneman’s 2004 amount is comprised of $253,000 under PEP and $210,375 under SEP.
(2)	This column includes perquisites and personal benefits, all valued at the incremental cost to the Company, net of federal, state, and other applicable tax benefits (33.9% in 2004, 35% in 2003, and 39% in 2002). A dash in this column means the total perquisites and personal benefits for the individual for the year indicated is less than $50,000. Items that represent more than 25% of the total for any individual in any one year are described in this footnote. For Mr. Fettig, the 2004 amount includes $51,203 for his required personal use of company aircraft. For Mr. Whitwam, the amounts include $50,443 in 2004 and $45,499 in 2003 for his required personal use of company aircraft. For Mr. Periquito, the amounts include $49,575 in 2004, $48,750 in 2003, and $45,750 in 2002 to compensate him for increased living costs; in addition, the amounts for Mr. Periquito include $46,560 in 2004, $37,253 in 2003, and $35,642 in 2002 for a Company-provided automobile and driver; also, the 2003 amount includes $51,102 for premium costs and expenses incurred for medical, dental, and pharmaceutical benefits. For Mr. Todman, the amounts include $1,502,269 in 2004 and $818,362 in 2003 relating to foreign taxes paid by the Company on Mr. Todman’s behalf; also, the 2002 amount includes $158,027 for increased costs of living and other expenses related to Mr. Todman’s foreign service.
(3)

In 2004, all of the awards reflected in this column were made in phantom restricted shares under either the Company’s Strategic Excellence Program (“SEP”) or Special Retention Program (“SRP”); both of these programs are described later in this proxy statement in the Human Resources Committee Report on Compensation Awards. SEP awards were made on February 14, 2005 when the closing price of the Company’s stock was $63.27. SRP awards were made on June 14, 2004 with an effective date of July 1, 2004 when the closing price of the Company’s stock was $67.61. Mr. Fettig’s total award reflected in this column is comprised of 13,000 shares under SEP and 45,000 shares under SRP. Mr. Whitwam’s figure is comprised of 13,500 shares under SEP. Mr. Periquito’s figure is comprised of 3,888 shares under SEP. Mr. Swift’s total award reflected in this column is comprised of 3,733 shares under SEP and 30,000 shares under SRP. Mr. Thieneman’s total award reflected in this column is comprised of 2,884 shares under SEP and 20,000 shares under SRP. Mr. Todman’s total award reflected in this column is comprised of 3,240 shares under SEP and 30,000 shares under SRP. All of the SEP phantom restricted shares described above will have time restrictions lapse on 50% of the shares in 2006 and on the remaining 50% of the shares in 2007. All of the SRP phantom restricted shares described above will have time restrictions lapse on 50% of the shares in 2007 and on the remaining 50% of the shares in 2011. Aggregate restricted stock holdings, all of which are phantom restricted shares, including dividend equivalent earnings, at December 31, 2004 were: Mr. Fettig, 158,604 shares valued at $10,976,978; Mr. Whitwam, none; Mr. Periquito, 90,606 shares valued at $6,270,818; Mr. Swift, 81,798 shares valued at $5,661,253; Mr. Todman, 86,041 shares valued at $5,954,866; and Mr. Thieneman, 59,142 shares valued at $4,093,216; all values in this sentence were calculated based on the closing price of Whirlpool common stock at the end of the year of $69.21. Any dividends payable on common stock of the company will result in the executives receiving dividend equivalents that are invested in additional shares of phantom restricted stock.

In 2001, Messrs. Fettig, Periquito, Swift, and Todman each received an award of restricted stock under SRP. Mr. Fettig’s award was valued at the time of grant at $2,500,738; a portion of this award vested in 2004. Mr. Periquito’s award was valued at the time of grant at $4,146,295; a portion of this award vested in 2003 and was reported in last year’s proxy statement as an LTIP payout. Mr. Swift’s award was valued at the time of grant at $1,685,000; a portion of this award vested in 2004. Mr. Todman’s award was valued at the time of grant at $1,500,443; a portion of this award vested in 2004.
(4)	Amounts in this column represent payouts under long-term, equity-based compensation programs based on the Company’s financial performance as described later in this proxy statement under the caption Long-Term Incentives in the Human Resources Committee Report on Compensation Awards. For 2004, the amount represents a payout under the Company’s Executive Stock Appreciation and Performance Program for a three-year performance period from 2002-2004.
(5)	Amounts represent group term life insurance premiums.
(6)	This figure includes annual bonus payments plus amounts associated with Mr. Swift’s transition into the Company.

STOCK OPTION GRANTS AND RELATED INFORMATION

The table below provides information on grants of stock options during 2004 for the Chief Executive Officers and the four other most highly compensated executive officers of the Company.

OPTION GRANTS IN 2004

ASSUMED STOCK PRICE APPRECIATION

	Individual Grants in 2004
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees(2)	Exercise Price(3)		Expiration Date(4)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for 10-year Option Term(1)
Name						5%		10%
Jeff M. Fettig	40,000	6.01%	$72.94		2-16-2014	$1,834,863	(5)	$4,649,903	(6)
David R. Whitwam	90,000	13.51%	72.94		2-16-2014	4,128,442	(5)	10,462,282	(6)
Paulo F.M. Periquito	12,339	1.85%	72.94		2-16-2014	566,009	(5)	1,434,379	(6)
David L. Swift	10,772	1.62%	72.94		2-16-2014	494,129	(5)	1,252,219	(6)
Michael A. Todman	10,282	1.54%	72.94		2-16-2014	471,652	(5)	1,195,258	(6)
Michael D. Thieneman	8,324	1.25%	72.94		2-16-2014	381,835	(5)	967,645	(6)
All Optionees(2)	665,923	100%	72.91	(avg)	2014	30,533,567	(7)	77,375,333	(8)
All Stockholders	N/A	N/A	N/A		N/A	3,053,999,759		7,739,162,692
All Optionee Gain as a % of all Stockholder Gain						1.00%		1.00%

(1)	Potential pre-tax realizable value is based on the assumption that the stock price appreciates from the exercise price at the annual rates of appreciation shown in the table over the option term (10 years). This is a theoretical value. The actual realized value depends on the market value of the Company’s stock at the exercise date. All calculations are based on shares outstanding as of December 31, 2004.
(2)	Based on 665,923 options granted to 379 employees in 2004. No gain to the optionees is possible without an increase in the common stock price.

(3)	Fair market value on the date of grant.
(4)	Options generally become exercisable in installments of one-third one year after the date of grant, one-third two years after the date of grant, and the remaining one-third three years after the grant date, with all options becoming exercisable upon a Change in Control. A Change in Control is generally defined to include the acquisition by any person or group of 15% or more of Whirlpool’s voting securities, a change in the composition of the Board such that the existing Board or persons who were approved by a majority of such Board members or their successors on the existing Board cease to constitute a majority of the Board, and approval by the stockholders of an acquisition or liquidation of Whirlpool.
(5)	Using the option exercise price ($72.94), per share price of common stock would be $118.81 assuming no stock splits or stock dividends.
(6)	Using the option exercise price ($72.94), per share price of common stock would be $189.18 assuming no stock splits or stock dividends.
(7)	Using the average option exercise price for the year ($72.91), per share price of common stock would be $118.76 assuming no stock splits or stock dividends.
(8)	Using the average option exercise price for the year ($72.91), per share price of common stock would be $189.11 assuming no stock splits or stock dividends.

STOCK OPTION EXERCISES AND HOLDINGS

The table below provides information on shares underlying options exercisable at the end of 2004 and options exercised during 2004 for the Chief Executive Officers and the four other most highly compensated executive officers of the Company.

AGGREGATED OPTION EXERCISES AND YEAR-END VALUE FOR 2004

Name	Shares Acquired on Exercise	Value Realized	Securities Underlying Unexercised Options Held at Fiscal Year End		Value of Unexercised In-the-Money Options Held at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeff M. Fettig	13,000	$145,015	360,000	75,000	$5,002,775	692,825
David R. Whitwam	110,000	2,345,083	825,000	0	10,037,175	0
Paulo F. M. Periquito	0	0	233,500	28,839	3,516,793	326,618
David L. Swift	0	0	67,000	25,772	423,135	296,925
Michael A. Todman	0	0	112,000	23,782	1,450,715	267,233
Michael D. Thieneman	98,800	2,089,434	49,500	19,824	370,033	227,643

AGREEMENTS WITH EXECUTIVE OFFICERS AND RELATED PARTY TRANSACTIONS

Whirlpool has agreements with its executive officers that provide severance benefits if, within two years following a Change in Control, the executive officer’s employment is terminated either by Whirlpool (other than for cause, as defined) or by the officer for good reason (as defined), or, voluntarily during the 13th month following a Change in Control. Benefits include severance pay equal to three times annual compensation (generally defined as base salary plus target annual bonus), plus an amount to compensate the individual for excise taxes, if any, arising out of the severance pay. Under certain circumstances, the agreements provide for continuing participation for up to three years in insurance and other employee welfare benefit plans and, in the case of defined benefit retirement plans, provide for three years additional age and service credits for purposes of vesting and computing benefits. After the initial term of less than two years, each agreement is automatically extended for consecutive subsequent two-year terms, but any agreement may be terminated as of the end of any term upon 90 days’ prior notice, but not for 24 months after a Change in Control. A Change in Control is generally defined to include the acquisition by any person or group of 15% or more of Whirlpool’s voting securities, a change in the composition of the Board such that the existing Board or persons who were approved by a majority of such Board members or their successors on the existing Board cease to constitute a majority of the Board, and approval by the stockholders of an acquisition or liquidation of Whirlpool. In addition, Whirlpool has entered into non-compete agreements with its executive officers that provide that they shall not directly or indirectly compete with the Company for a period of 12 months after termination of employment. Finally, the Company has an agreement with Mr. Periquito relating to retirement benefits; the agreement is described at the end of the next section of this proxy statement.

In conjunction with the retirement of David R. Whitwam as Chairman and Chief Executive Officer on June 30, 2004, the Company accelerated the vesting of 75,000 options granted to Mr. Whitwam from their original vesting date of February 17, 2005 to June 30, 2004. The options were originally granted on February 17, 2003. In addition, the Company agreed to continue providing certain administrative and security services to Mr. Whitwam for three years to, among other things, support his work on behalf of the Company for a community non-profit organization. The cost of these services will not exceed $20,000 annually.

The Company leases residential and office space at The Boulevard Hotel in St. Joseph, Michigan, for business purposes. In 2004, the total rental payment for such space was $97,167. During 2004, the Company spent $277,261 to renovate the space to meet its requirements. In addition, in 2004 the Company purchased $150,023 in food, room, and hotel services. The hotel is owned and operated by the son of David R. Whitwam.

RETIREMENT BENEFITS

Whirlpool’s non-contributory defined benefit retirement plan (the “Retirement Plan”) covers substantially all of our U.S. based salaried employees. Upon reaching the normal retirement age of 65, each vested participant is eligible to receive an annual pension for life equal to 2% of annual base salary, averaged over the 60 consecutive calendar months during which pay was highest out of the last 120 months completed before age 65, for each year of credited service (up to a maximum of 30 years). For participants with five or more years of service, reduced benefits are payable upon early retirement or termination of employment after age 55. For five years following a Change in Control, Whirlpool may not terminate the retirement plan or amend or merge it with another plan in a manner that would reduce benefits. If the Retirement Plan is terminated (including a termination by operation of law) during this five-year period, any assets held under the plan in excess of the amount needed to fund accrued benefits would be used to provide additional benefits to plan participants. We also have supplemental retirement plans that (i) provide to certain employees, including executive officers, additional benefits generally similar to those under the Retirement Plan but based upon an average of the five highest total amounts of bonuses paid from our bonus plans during the ten years prior to retirement and (ii) maintain benefits at the levels set forth in the table below which are otherwise limited under the Retirement Plan by the Employment Retirement Income Security Act of 1974.

The following table sets forth the estimated annual pension benefits payable under the Retirement Plan and supplemental plans (as described above) upon retirement at age 65 after selected periods of service.

	Estimated Annual Pension Benefits at Age 65*
Covered Compensation	5 Years Service	10 Years Service	15 Years Service	20 Years Service	25 Years Service	30 Years Service
$ 600,000	$60,000	$120,000	$180,000	$240,000	$300,000	$360,000
800,000	80,000	160,000	240,000	320,000	400,000	480,000
1,000,000	100,000	200,000	300,000	400,000	500,000	600,000
1,200,000	120,000	240,000	360,000	480,000	600,000	720,000
1,400,000	140,000	280,000	420,000	560,000	700,000	840,000
1,600,000	160,000	320,000	480,000	640,000	800,000	960,000
1,800,000	180,000	360,000	540,000	720,000	900,000	1,080,000
2,000,000	200,000	400,000	600,000	800,000	1,000,000	1,200,000

*	The amounts set forth in the table are on the basis of a straight life annuity and are not subject to reduction for Social Security benefits or other payments. The maximum number of years of service for which pension benefits accrue is 30. Messrs. Fettig, Whitwam, Swift, Todman, and Thieneman had approximately 24 years, 37 years, 3 years, 12 years, and 28 years respectively, of eligible service at December 31, 2004, and their covered compensation under the plans for 2004 was equal to the base salary and bonus set forth in the Summary Compensation Table above.

The Company has entered into an agreement with Mr. Periquito that, under Brazilian law, requires the Company to provide him with a retirement payment of 85% of his basic monthly salary at age 60 assuming he is a participant under the relevant Brazilian pension plan for 10 years. Under that plan, he would receive a disability retirement payment of 70% of the value of the retirement benefit, and if he dies, his widow would receive a pension payment of 50% of the value of the retirement benefit. In addition, underage children would receive 30% of the value of the retirement benefit in the event of his death. He is required to participate in the cost of his pension benefit at the rate of 15% of the monthly cost of the plan, up to a limit of 8% of his basic salary.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Human Resources Committee was at any time during 2004 an officer or employee of Whirlpool and no member of the Committee has formerly been an officer of Whirlpool. In addition, no “compensation committee interlocks” existed during fiscal year 2004.

HUMAN RESOURCES COMMITTEE REPORT ON COMPENSATION AWARDS

The Human Resources Committee of the Board of Directors has furnished the following report on executive compensation for 2004.

Whirlpool is dedicated to global leadership and to delivering superior stockholder value. Whirlpool’s executive compensation philosophy is designed to support these objectives by attracting and retaining the best possible management talent and by motivating these employees to achieve business and financial goals that create value for stockholders in a manner consistent with Whirlpool’s focus on four enduring values: respect, integrity, diversity, and teamwork. Our “pay for performance” philosophy is centered around the following points:

•	Compensation should be incentive driven with both short- and long-term focus;

•	More pay should be at risk than with the average company;

•	Components of compensation should be tied to increasing stockholder value; and

•	Compensation should be tied to a balanced evaluation of corporate and individual performance measured against financial, customer, and employee related objectives—a “balanced scorecard” approach.

The Committee is responsible for the design, administration, and effectiveness of the compensation plans for management employees, including senior executives.

SALARY

Salary levels and salary increase guidelines are based on competitive market reviews conducted with the assistance of outside consultants retained by the Committee. Comparison companies are blue chip companies that are similar to Whirlpool in a variety of respects, such as companies that compete with Whirlpool; tend to have national and international business operations; or are similar in sales volumes, market capitalizations, employment levels, lines of business, and business organization and structure. This group of companies (“peer group”) is used to define the market for each component of pay as well as total compensation. The peer group companies chosen for the competitive market review are not entirely the same as those that comprise Standard & Poor’s Household Furniture and Appliance Group shown in the Performance Graph because the Committee believes that Whirlpool’s most direct competitors for executive talent are not necessarily limited to the companies included in the published industry index. Base salary for Mr. Fettig and other executive officers is targeted at the median of the base salaries for officers in the peer group companies, after adjusting for size of the companies. Annual base salary increases for the year ranged between 4.1% and 10.3% for the named executive officers. Mr. Fettig received a 10.3 % annual salary increase on March 1, 2004; in addition, Mr. Fettig received an increase of 12.5% on July 1, 2004 in connection with his promotion to Chairman of the Board, President, and Chief Executive Officer. Mr. Whitwam received a 4.2% salary increase on March 1, 2004 and retired from the Company on June 30, 2004. The increases reflected both moves in market salaries as well as the executives’ individual performance (as discussed below) against specific objectives. With respect to Mr. Fettig’s individual performance objectives during 2004, the Committee assessed his performance in the areas of leadership, managerial and organizational effectiveness, value creation, Whirlpool’s overall financial performance, and executive talent development. The Committee determined that Mr. Fettig had met his objectives on balance in these areas.

ANNUAL INCENTIVE COMPENSATION

The Performance Excellence Plan (“PEP”) provides all regular exempt and some non-exempt employees with an annual incentive designed to focus their attention on stockholder value creation, drive performance in support of this goal and other business goals, and reflect individual performance (except for designated executive officers subject to Section 162(m) of the Internal Revenue Code) as measured against financial, customer, and employee related objectives. For 2004, target awards ranging from 5% to 110% of base salary were established by the Committee. The PEP is designed to provide total direct compensation that is above the mean of the peer group when the target level of stretch performance is achieved.

For 2004, the Company established performance measures based on financial, customer, and employee factors. These performance measures were selected based on the Committee’s belief that improving such measures correlates to increasing value to stockholders. Achievement of individual business performance goals is also a factor in determining PEP payouts for all employees other than designated executive officers. In addition, up to 25% of PEP eligible employees (excluding officers) are eligible for an outstanding contributor bonus equal to 25%, 50%, or 75% of their target PEP bonus. For Messrs. Fettig, Whitwam, Swift, Todman, and Thieneman, a corporate performance target based on return on equity was established. Because the Company exceeded this financial performance target, these executive officers earned a PEP award for 2004 as set forth in the Summary Compensation Table based on the Committee’s evaluation of the Company’s performance measured against the financial, customer, and employee objectives and the individual performance of the officer under the Committee’s balanced scorecard approach.

In addition, the Company has established the Executive Officer Bonus Plan (“EOBP”) under which the Committee has the discretion to grant bonus payouts to designated executive officers in recognition of strong individual performance in the event that the Committee concludes such awards are appropriate. In 2004, no awards were granted under this plan.

LONG-TERM INCENTIVES

Our long-term incentive programs are comprised of the Executive Stock Appreciation and Performance Program, the Strategic Excellence Program, the Special Retention Program, and the Career Stock Program, all of which are authorized under one or more of Whirlpool’s Omnibus Stock and Incentive Plans. Grants under both the Executive Stock Appreciation and Performance Program and the Strategic Excellence Program are typically made each year. The long-term incentive programs are intended to provide rewards to executives only if significant additional value is created for stockholders over time. In addition, the Company has established the Key Employee Treasury Stock Ownership Plan under which awards similar to those established under the Omnibus Plans may be granted to key management employees by the Committee. These stock-based plans are designed to encourage a significant ownership interest in Whirlpool to help assure that the interests of the executives are closely aligned to those of other stockholders and to provide incentives for the executives to remain with Whirlpool.

Executive Stock Appreciation and Performance Program (“ESAP”). ESAP provides senior management with incentives to significantly improve the long-term performance of Whirlpool and increase stockholder value over time. The compensation opportunities under the program are tied directly to the financial performance of Whirlpool over a preset period, normally three years, beginning each January 1. In combination with other elements of compensation, award sizes are designed to provide competitive total compensation that exceeds the market when stretch target performance is met. A payout was earned by Mr. Fettig under the 2002-2004 ESAP cycle based on the Committee’s evaluation of the Company’s performance measured against the EVA improvement financial target established at the beginning of the performance period. The final payout of this grant, along with those of other named executive officers, is included in the column labeled “LTIP Payouts” in the Summary Compensation Table and is based on the Committee’s evaluation of Company performance against the financial, customer, and employee objectives established for the Company and the individual effort of each officer. The payout was made in 2005. ESAP has now terminated and the 2005 payout was the final one under the program.

Strategic Excellence Program (“SEP”). SEP provides senior management with incentives to significantly improve the long-term performance of the Company and increase stockholder value over time. The compensation opportunities under SEP are tied directly to the financial and strategic performance of the Company (such as EVA, free cash flow, earnings per share, innovation, and customer loyalty) over a preset period beginning each January 1 and continuing for one year or longer. These measures are established by the Human Resources Committee of the Board of Directors at the beginning of each performance period. Additionally, the compensation opportunities are tied to the participant’s performance against preset leadership objectives. Final individual awards may be adjusted upward (to a maximum of three times the original grant) or downward (to no award) based upon a determination of the Human Resources Committee. The Committee will make such adjustments after the completion of the performance period based on the Committee’s evaluation of the Company’s performance against the Company performance goals and each participant’s performance during the period. For participants subject to Section 162(m) of the Internal Revenue Code, the Committee may only adjust their award downward based on factors the Committee deems appropriate. After a performance period of one year or longer and a determination of performance by the Committee, awards will be paid in common stock and/or cash unless the Committee had included an additional time-based restriction period of up to two years as part of the original grant. Upon expiration of any time restriction periods, payment will be made in common stock of the registrant and/or cash as appropriate. In combination with other elements of compensation, award sizes are designed to provide competitive total compensation.

Under SEP, stock options are also typically granted each year under one or more of Whirlpool’s Omnibus Stock and Incentive Plans to executive officers and other key management employees. Stock option grants are issued with an exercise price equal to the fair market value of the stock at the time of grant. The option term is ten years and options vest in three equal installments, with the first installment (representing one-third of the number of shares granted) vesting on the first anniversary date of the option grant, one-third of the shares granted vesting on the second anniversary date of the option grant, and the final third of the shares granted vesting on the third anniversary date of the option grant.

Special Retention Program (the “SRP Program”). The SRP Program was established to provide grants of phantom restricted shares of the Company’s common stock to up to 50 select officers of the Company as a means of motivating and retaining key leadership talent. Recipients and award sizes are based on subjective determinations relating to a broad range of leadership factors. Restrictions on 50% of the phantom restricted shares lapse at the end of the third year from the date of grant and the restrictions on the remaining 50% lapse at the end of the seventh year assuming, in each case, that the officer continues to exhibit strong leadership performance. The phantom restricted shares do not represent an equity interest in the Company, and no voting rights attach to the phantom restricted shares until and unless they are converted into common stock of the Company. The value of one phantom restricted share awarded is equal to the fair market value of a share of common stock on that date. Recipients of SRP Program phantom stock will receive one share of common stock for each share of phantom restricted stock on a one-for-one basis upon the lapse of restrictions and may defer receipt of vested shares until retirement.

Career Stock Program (the “Career Stock Program”). The Career Stock Program was established to provide one-time grants of phantom stock to select key executives as a means of retaining those executives and encouraging long-term employment. Recipients and award sizes are based on subjective determinations relating to a broad range of factors. The shares do not represent an equity interest in Whirlpool, and no voting rights attach to the shares until and unless they are distributed to the participant. Grants are made under one or more of Whirlpool’s Omnibus Stock and Incentive Plans. The value of a share of Career Stock on any given date is equal to the fair market value of a share of common stock on that date. Recipients of Career Stock will receive one share of common stock for each share of phantom stock on a one-for-one basis upon retirement after attaining the age of 60 or upon termination of employment, based on individual vesting schedules and subject to certain non-competition provisions. Phantom Career Stock dividends are invested in additional phantom shares to be awarded in the same manner as the original awards. In 2004, no grants were made under this program.

Key Employee Treasury Stock Ownership Plan (the “Key Employee Treasury Stock Plan”). The Key Employee Treasury Stock Plan was established to support the hiring and retention initiatives at key leadership positions in order to foster the long-term financial success of the Company. The plan provides key leaders with the opportunity to receive common stock of the Company and stock option, restricted stock, and phantom stock awards to be paid from the Company’s treasury stock, with the terms of such awards to be established by the Human Resources Committee. All awards granted under the Key Employee Treasury Stock Plan shall be paid in treasury shares of the Company’s common stock. The maximum number of shares of common stock that may be awarded for all purposes under the plan is 200,000.

When considering awards to be made under the long-term incentive programs described above, the Committee evaluates the grantee’s scope of responsibility, strategic and operational goals, opportunity to affect Whirlpool’s future success, and individual performance, as well as the number of awards previously granted and the competitiveness of the award in the marketplace. In 2004, Mr. Fettig received awards under SEP and the SRP Program, but did not receive awards under ESAP, the Career Stock Program, or the Key Employee Treasury Stock Plan. In 2004, Mr. Whitwam received awards only under SEP. The awards that were made to the Chief Executive Officers and the four other most highly compensated executive officers of the Company in 2004 are reflected in the Summary Compensation Table and Long-Term Incentive Plan Awards table.

OWNERSHIP GUIDELINES

In 1995, management adopted, with the Committee’s approval, stock ownership guidelines to support the objective of increasing the amount of stock owned by the most senior group of executives

(approximately 100 individuals). The guidelines for stock ownership are based on an individual’s level in the organization and range from seven times base salary for the Chief Executive Officer to one times base salary for lower level executives.

TAX CODE LIMITATION ON EXECUTIVE COMPENSATION DEDUCTIONS

The Internal Revenue Code imposes a $1 million deduction limit on compensation paid to executives named in the compensation section of the proxy statements of public companies, subject to certain transition rules and exceptions for non-discretionary performance based plans approved by stockholders.

The Committee intends to preserve the tax deductibility of executive compensation to the extent practicable while focusing on consistency with its compensation policies, the needs of Whirlpool, and stockholder interests. The Committee retains the ability to make payments in one or more of the programs described in this report that may not qualify for tax deductibility under Section 162(m).

The Committee retains the discretion to reward strong individual performance of designated executive officers under the EOBP. The Committee believes this ability to exercise discretion is in the best interest of Whirlpool and its stockholders and outweighs the need to qualify the EOBP so that amounts paid from this plan are exempt from the deductibility limits of Section 162(m). Accordingly, pay for individual performance under the EOBP will generally not qualify under Section 162(m) and may not be fully deductible.

SUMMARY

We, the Human Resources Committee of Whirlpool, believe a strong link exists between executive pay and performance at Whirlpool.

James M. Kilts, Chair

Arnold G. Langbo

Miles L. Marsh

Paul G. Stern

Janice D. Stoney

PERFORMANCE GRAPH

The graph below depicts the yearly dollar (and percentage) change in the cumulative total stockholder return on our common stock with the cumulative total return of Standard & Poor’s (“S&P”) Composite 500 Stock Index and the cumulative total return of the S&P Household Appliance Group Index for the years 2000 through 2004*. The graph assumes $100 was invested on December 31, 1999 in Whirlpool common stock, the S&P 500, and the S&P Household Appliance Group.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Whirlpool	$100	$75.51	$118.71	$86.39	$122.94	$120.20
S&P 500	$100	$90.90	$80.09	$62.39	$80.29	$89.03
S&P Household	$100	$79.34	$103.22	$88.87	$106.72	$131.87

*	Cumulative total return is measured by dividing: (1) the sum of (a) the cumulative amount of the dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between share price at the end and the beginning of the measurement period by (2) the share price at the beginning of the measurement period.

PROPOSAL TO APPROVE THE NONEMPLOYEE DIRECTOR EQUITY PLAN

The Board of Directors believes that a program fostering stock ownership by nonemployee directors promotes the long-term financial success of Whirlpool by attracting and retaining outstanding nonemployee directors and by providing incentives to such nonemployee directors through grants of stock and stock options. To that end, the Board of Directors has (i) adopted an equity ownership guideline for nonemployee directors of four times the annual director cash retainer, with a five year timetable to attain this objective and (ii) adopted a new Nonemployee Director Equity Plan (the “Plan”) to replace current stock equity compensation plans for nonemployee directors, with the Plan to be effective January 1, 2005 if it is approved by the stockholders at the annual meeting of stockholders on April 19, 2005. Under the current equity compensation plans for directors previously approved by shareholders, each nonemployee director is entitled on the date of each annual stockholders meeting to receive a grant of 400 shares of common stock and an option to purchase 600 shares of common stock if Whirlpool’s earnings from continuing operations for the immediately preceding year increase by at least 10% over such earnings for the prior year. In addition, Whirlpool has a nonemployee director treasury stock ownership plan that has not been approved by stockholders under which each nonemployee director receives 200 shares of common stock, payable in treasury shares, on the date of each annual meeting of stockholders. (For more details on these plans, see the discussion of current director compensation under the heading Compensation of Directors earlier in this proxy statement.)

If the Plan is approved by stockholders, it will replace the current equity compensation for nonemployee directors, and each nonemployee director will receive a one-time grant of 1,000 shares of common stock at the time the director joins the Board. In addition, each nonemployee director will receive on the date of each annual meeting of stockholders a grant of common stock valued at $54,000 and the grant of an option to purchase common stock of Whirlpool valued at $36,000 under the Plan. The number of shares of common stock to be issued to each director annually will be determined by dividing $54,000 by the fair market value of Whirlpool’s common stock on the date of the grant. The number of stock options received by each director under the Plan will be determined by dividing $36,000 by the product of the current fair market value of the common stock on the day before the grant date multiplied by 0.35, the estimated Black-Scholes value of the Company’s common stock. The Plan also provides nonemployee directors with the opportunity to defer receipt of their annual grant of stock if the director makes a valid, timely, and irrevocable election to make such a deferral. All deferred equity compensation will be credited to a bookkeeping reserve account pursuant to the deferred compensation plan established by the Company for that purpose and shall earn dividend equivalents until it is paid out. A director so deferring equity compensation will not have any rights as a stockholder with respect to the deferred equity compensation. All deferred compensation will be paid out in common stock of the Company issued to the director upon the director leaving the Board.

The Board believes that its equity compensation for nonemployee directors has been successful in increasing the stock ownership of directors and in closely aligning nonemployee director compensation to the interests of the stockholders. The Board also believes these purposes will be strengthened by replacing the current equity compensation plans for nonemployee directors with equity compensation provided by the Plan it is requesting stockholders to approve at the annual meeting.

The affirmative vote of the holders of a majority of the shares of Common Stock present at the annual meeting of stockholders, in person or by proxy, is necessary for approval of the Plan. The Plan will not be adopted unless this vote is received. If the Plan is not adopted, the existing equity compensation plans for nonemployee directors will remain in place.

The complete text of the Plan is set forth in Exhibit A to this proxy statement. You should read the complete text of the Plan for more detail.

ADMINISTRATION, ELIGIBILITY, ADJUSTMENT, AMENDMENT, AND TERMINATION

The Plan is largely self-administered because the awards are automatic and nondiscretionary. To the extent necessary, the Board is authorized to administer the Plan. If there is a stock dividend, stock split, stock combination, or other reduction in issued shares, merger, consolidation, recapitalization, or sale or exchange of all of the assets of or dissolution of Whirlpool, the Board generally is required to adjust the number and type of shares authorized by the Plan to prevent enlargement or dilution of rights. No stock, stock option, or deferred equity compensation will be granted under the Plan after December 31, 2014. The Board may suspend or terminate the Plan at any time or amend the Plan from time to time without stockholder approval, but no amendment, suspension, or termination shall impair the rights of any director under outstanding grants of stock or stock options. However, no amendment made without stockholder approval (to the extent required by law, agreement, or the rules of any exchange upon which the common stock is listed) shall (a) materially, increase the number of shares of common stock issuable under the Plan (other than pursuant to the adjustment provisions described above), (b) materially modify the requirements as to eligibility for participation, (c) materially increase the benefits accruing to directors under the Plan, or (d) extend the termination date of the Plan.

Awards under the Plan are limited to directors of the Company who are not, and have not been for at least one year, either an employee or officer of the Company or any of its subsidiaries. If all director nominees are elected at the annual meeting, there will be ten nonemployee directors on the Board. The aggregate number of shares of common stock issuable under the Plan is 300,000 (subject to adjustments in order to prevent enlargement or dilution as described above). On February 28, 2005 the closing price of the Company’s common stock was $63.75.

STOCK GRANTS

The Plan provides for the initial unrestricted grant of 1,000 shares of common stock to each nonemployee director who joins the Board. In addition, the Plan provides for the annual unrestricted grant of common stock valued at $54,000 to each nonemployee director at the conclusion of the annual meeting of stockholders. The number of shares of common stock to be issued to the director will be determined by dividing $54,000 by the then current fair market value of the common stock of the Company. Each director has all rights accruing to an owner of common stock, including the right to vote the shares at stockholders meetings, receive dividends, and sell, assign, transfer, or otherwise encumber the common stock (subject to restrictions imposed on insider trading under the federal securities laws).

STOCK OPTIONS

The Plan provides that effective on the date of each annual meeting of stockholders, each nonemployee director automatically is awarded a stock option to purchase shares of common stock of the Company valued at $36,000. The number of options to be issued to the directors will be determined by dividing $36,000 by the product of the current fair market value of the common stock on the day before the grant date multiplied by 0.35, the estimated Black-Scholes value of the Company’s common stock. Generally, the fair market value of the common stock for any date shall be determined by adding the high and low sales prices of the Company’s common stock as reported by the Composite Tape of the New York Stock Exchange for that date and dividing the sum by two. The exercise price of the options so granted will be the fair market value of the common stock as of the final trading day before the annual meeting of stockholders.

Stock options granted under the Plan are exercisable for 20 years or, if earlier, two years after a nonemployee director ceases to serve on Whirlpool’s Board of Directors, provided that no option is exercisable within the first six months of its term, unless death or disability of the director occurs. In the event of a nonemployee director’s death, such stock options will be exercisable for one year from the date of death. Payment of the exercise price may be made in cash or, if permitted by law, Whirlpool common stock, valued at its market price at the time of exercise.

DEFERRED EQUITY COMPENSATION

The Plan provides for deferral of the annual equity grant valued at $54,000 by a nonemployee director if the director makes a valid, timely, and irrevocable deferral election. All deferrals under the Plan will be made pursuant to the Whirlpool Corporation Deferred Compensation Plan II for Nonemployee Directors (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, a nonemployee director will receive deferred stock units on a one-for-one basis for each share of common stock deferred. Deferred stock units granted to a director shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. A deferred stock unit shall earn phantom dividends equal to the dividends paid on actual shares of common stock (“dividend equivalents”) and shall be settled in common stock at the time of distribution under the Deferred Compensation Plan. A director to whom deferred stock units has been credited will not have any rights as a stockholder with respect to such deferred stock units or dividend equivalents until the director becomes the record holder of common stock following the issuance of the common stock upon the director ceasing to serve on the Board of Directors.

FEDERAL TAX CONSEQUENCES

The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock, stock options, and deferred equity compensation. These rules are highly technical and subject to change. The following discussion is limited to the federal income tax rules relevant to the Company and to nonemployee directors who are citizens or residents of the United States. The discussion does not address the state, local, or foreign income tax rules relevant to stock and stock options.

Stock Grants. Unless deferred, a nonemployee director will recognize ordinary compensation income on the date shares of common stock are granted to the nonemployee director in an amount equal to the fair market value of the shares on that date. Whirlpool receives a deduction equal to the ordinary compensation income recognized by the nonemployee director.

A nonemployee director’s tax basis in the shares of common stock granted pursuant to the Plan equals the fair market value of the shares on the date such director’s ordinary compensation income is determined under the foregoing rules, and the director’s holding period begins on such date. Upon a subsequent sale or exchange of the shares, the nonemployee director recognizes capital gain or loss equal to the difference between the proceeds received and the director’s basis in the shares. Such capital gain will be short- or long-term, depending upon whether the nonemployee director has held the shares for more than twelve months. The Company will not receive a deduction for any capital gain recognized by the nonemployee director.

Stock Options. A nonemployee director who is granted a stock option will recognize no income upon grant of the option. The nonemployee director will recognize ordinary compensation income on the date the option is exercised, in an amount equal to the difference between the fair market value of the shares of common stock received pursuant to the option exercise on such date and the option exercise price. Whirlpool is entitled to an income tax deduction corresponding to the income recognized by the nonemployee director.

If a nonemployee director pays the exercise price for a stock option entirely in cash, the director’s basis in the common stock received will equal the stock’s fair market value on the exercise date, and the director’s holding period begins on the day after the exercise date. If, however, a nonemployee director pays the exercise price of a stock option in whole or in part with previously-owned shares of common stock, then the director’s tax basis in and holding period for the previously-owned shares will carry over to an equivalent number of the newly-acquired shares on a share-for-share basis; as to each remaining newly-acquired share, the director’s basis will equal the share’s value on the exercise date, and the director’s holding period for capital gains treatment will begin on the day after the exercise date.

When a nonemployee director disposes of common stock received upon the exercise of a stock option, the nonemployee director will recognize capital gain or loss equal to the difference between the sales proceeds and the director’s basis in the stock sold. The nonemployee director’s capital gain will be long- or short-term, depending upon whether the stock sold was held more than twelve months. Whirlpool will not receive a deduction for any capital gain recognized by the nonemployee director.

Deferred Equity Compensation. A nonemployee director will recognize ordinary compensation income on the date the nonemployee director ceases to be a director of the Company and thereby becomes entitled to receive the shares of common stock held in his or her deferred compensation account. The rules for determining the amount of income recognized by the nonemployee director, the nonemployee director’s basis and holding period in the shares received, and the Company’s deduction are similar to those described above under the heading “Stock Grants.”

The ordinary compensation income a nonemployee director recognizes under the foregoing rules is not subject to withholding. However, a nonemployee director must take such income into account in determining the estimated tax payment such director is required to make.

NEW PLAN BENEFITS

As described above, each nonemployee director receives an annual unrestricted grant of common stock valued at $54,000 and a stock option to purchase shares of common stock valued at $36,000. The award disclosures included in the following table are estimated assuming (1) the Plan is approved by the stockholders at the 2005 annual meeting, (2) ten nonemployee directors serve as of the date of the Company’s 2005 annual stockholders meeting, (3) the fair market value of the Company’s common stock applicable to the grant will be the same as it was on February 28, 2005, $63.57, and (4) no nonemployee director is entitled to receive the one-time grant of 1,000 shares of common stock during fiscal 2005. Only nonemployee directors are eligible to participate in the Nonemployee Director Equity Plan. Executive officers and employees will not be eligible to participate and, therefore, are not included in the table below.

Name and Position	Dollar Value	Shares of Unrestricted Stock	Shares Underlying Stock Options
Non-Executive Director Group	$900,000	8,490	16,180

BOARD RECOMMENDATION

The Board of Directors recommends a vote FOR the Whirlpool Corporation Nonemployee Director Equity Plan appearing at Item 2 on the accompanying proxy form.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information relating to securities authorized under equity compensation plans as of December 31, 2004.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,368,975	$58.40	3,212,734
Equity compensation plans not approved by security holders	0	0	171,500

Total	5,368,975	$58.40	3,384,234

The only plan reflected above that was not approved by the Company’s security holders is the Key Employee Treasury Stock Ownership Plan. This plan, the terms of which are substantially similar to the Company’s Omnibus Stock and Incentive Plans, was established to support the hiring and retention initiatives at key leadership positions by providing key leaders with the opportunity to receive common stock of the Company and stock option, restricted stock, and phantom stock awards to be paid from the Company’s treasury stock. For more information, see the discussion of this plan in the Human Resources Committee Report on Compensation Awards above. In 2004, an award of 10,000 shares was made under this plan.

MISCELLANEOUS

Whirlpool will pay the expenses of the solicitation of proxies. We expect to pay fees of approximately $10,500 plus certain expenses for assistance by Georgeson Shareholder Communications Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers, and employees of the Company and by Georgeson Shareholder Communications Inc. personally and by mail, telegraph, telephone, or other electronic means.

MATTERS RELATING TO AUDITORS

Ernst & Young LLP has been appointed by the Audit Committee to be the independent auditor for the Company for fiscal year 2005. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and may make a statement if they so desire.

FEES

The Company paid Ernst & Young the following fees (in millions):

	Year ended December 31,
	2003	2004
• Audit Fees	$4.3	$9.0

• Audit-Related Fees	0.5	0.3

• Tax Fees	3.7	5.0

• All Other Fees	0.0	0.0

Total	$8.5	$14.3

Audit-related fees are principally comprised of fees for services provided in connection with employee benefit plan audits, assistance with implementation of various rules and standards promulgated pursuant to Section 404 of the Sarbanes-Oxley Act, and consultation with management as to the accounting or disclosure treatment of various transactions or events. Tax fees are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals.

ADVANCE APPROVAL POLICY FOR INDEPENDENT AUDITOR SERVICES

Pursuant to its written charter (included in this proxy statement as Exhibit B), the Audit Committee, or a subcommittee thereof comprised of one or more independent directors, is responsible for approving in advance all audit, internal control-related, and permitted non-audit services to be performed for the Company by its independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to approve in advance all audit, internal control-related, and permissible non-audit services provided by the Company’s independent auditor. Prior to engagement of the independent auditor for the next year’s audit, management or the independent auditor submits to the Audit Committee for approval a request of services expected to be rendered during that year for each of the four categories of services outlined in the table above. Prior to engagement, the Audit Committee approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original advance approval. In those instances, the Audit Committee requires specific approval in advance before engaging the independent auditor. The Audit Committee may delegate authority to make advance approval to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any such approval decisions to the Audit Committee at its next scheduled meeting. A copy of the Audit Committee Pre-Approval Policy for Independent Auditor Services appears on the Company’s website at www.whirlpoolcorp.com; click on the “Governance” tab, and then “Board of Directors.”

AUDIT COMMITTEE REPORT

The Audit Committee provides independent oversight of the Company’s accounting functions and monitors the objectivity of the financial statements prepared under the direction of Whirlpool’s management. In addition, the Committee retains the Company’s independent auditor (now known as the “independent registered public accounting firm”), reviews major accounting policy changes by Whirlpool, reviews and approves the scope of the annual internal and independent audit processes, approves in advance non-audit services provided by the independent registered public accounting firm, approves all audit and non-audit service fees paid to the independent registered public accounting firm, and monitors Company activities designed to assure compliance with the Company’s ethical standards. The Committee is composed of six directors who have been determined by the Board of Directors to be “independent” and “financially literate” pursuant to the New York Stock Exchange listing requirements. The Committee operates under a written charter (included in this proxy statement as Exhibit B) adopted by the Company’s Board of Directors.

The Committee has reviewed the audited consolidated financial statements of the Company for 2004 with management, and management has represented to the Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee discussed with management the quality and the acceptability of the accounting principles employed including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Committee also reviewed the consolidated financial statements of the Company for 2004 with Ernst & Young, the Company’s independent registered public accounting firm for 2004 (“Ernst & Young”), who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Further, the Committee reviewed with Ernst & Young its judgment as to the quality, not just the acceptability, of the Company’s accounting principles. In addition, the Committee met with Ernst & Young, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

For the fiscal year 2004, management completed its documentation, testing, and evaluation of the adequacy of the internal control structure and procedures for financial reporting established and maintained by management of the Company as required in Section 404 of the Sarbanes-Oxley Act of 2002 and relevant regulations. The Committee was apprised of the progress of the evaluation by both management and Ernst & Young, and the Committee provided oversight and advice to management during the process. At the conclusion of this evaluation, management provided the Committee with and the Committee reviewed management’s report on the effectiveness of the internal control structure and procedures of the Company for financial reporting, and the Committee also received the report from Ernst & Young thereon. The Committee also discussed with Ernst & Young the matters required to be discussed by Section 204 of the Sarbanes-Oxley Act of 2002 and the Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with Ernst & Young its independence. The Committee considered the compatibility of non-audit services provided by Ernst & Young to the Company with Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Committee has selected Ernst & Young as the Company’s independent registered public accounting firm for 2005.

Allan D. Gilmour, Chair

Gary T. DiCamillo

James M. Kilts

Arnold G. Langbo

Janice D. Stoney

Michael D. White

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2006 MEETING

Our annual meeting of stockholders is generally held the third Tuesday in April. Assuming our 2006 annual meeting is held on that date, we must receive notice of your intention to introduce a nomination for director or other item of business at that meeting by January 18, 2006. This notice must be received by the Corporate Secretary of Whirlpool personally or by registered or certified mail and satisfy the procedures set forth in the Company’s by-laws. In addition, any proposal that you intend to have us include in a proxy statement for the annual meeting of stockholders in 2006 must be received by us by November 11, 2005, and must otherwise comply with the Securities and Exchange Commission’s rules, in order to be eligible for inclusion in the proxy statement and proxy form relating to this meeting.

DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD

Nominations for the election of directors may be made at times other than at the annual meeting by the Board of Directors or by a stockholder entitled to vote generally in the election of directors. For a nomination to be properly made by any stockholder and be considered for recommendation by the Board to the stockholders and included in the Company’s proxy statement for the 2006 annual meeting, written notice of such stockholder’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Corporate Secretary of the Company (and must be received by the Corporate Secretary) by November 11, 2005. Such notice shall set forth: (1) the name and address of the stockholder making the nomination and of the person to be nominated; (2) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; (3) a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the stockholder; (4) such other information regarding the nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission; and (5) the consent of the nominee to serve as a director of the Company if so recommended by the Board and duly elected at the annual meeting by the stockholders. In order for a stockholder nomination to be included in the proxy statement, the nominee must meet the selection criteria as determined by the Corporate Governance and Nominating Committee.

Whirlpool evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. Whirlpool has established through its Corporate Governance and Nominating Committee selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by stockholders, and address the issues of diversity and background. The Board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new Board members using the criteria and priorities established from time to time. Desired personal qualifications for potential director nominees include: intelligence, integrity, strength of character, and sense of timing required to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and commitment and a sense of urgency and spirit of cooperation that will enable them to interface with other Board members in directing the future, profitable growth of the Company. Desired experience qualifications for potential director nominees include: at least ten years of experience in a senior executive role with a major business organization and, preferably, be either Chief Executive Officer or Chairman (equivalent relevant experience from other backgrounds such as academic or government, as well as higher potential senior level business executives, may also be considered); proven records of accomplishment and line operating (or equivalent) experience; first-hand experience with international operations; a working knowledge of corporate governance issues and the changing role of the board of directors; exposure to the numerous programs a corporation employs relative to creating shareholder value, while balancing the needs of all stakeholders; and not be employed by or affiliated with organizations that have competitive lines of business or other conflicts of interest. The composition, skills, and needs of the Board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the Board of Directors.

EXHIBIT A

WHIRLPOOL CORPORATION

NONEMPLOYEE DIRECTOR EQUITY PLAN

(As Effective January 1, 2005)

ARTICLE I

GENERAL

1.1	PURPOSE

Whirlpool Corporation, a Delaware corporation (the “Corporation”), hereby adopts this Nonemployee Director Equity Plan (the “Plan”). The purpose of the Plan is to foster and promote the long-term financial success of the Corporation by attracting and retaining outstanding nonemployee directors by enabling them to participate in the Corporation’s growth through automatic, nondiscretionary awards of Common Stock (as defined in Section 1.3), Options (as defined in Section 3.1), and Deferred Stock Units (as defined in Section 2.3). Common Stock awards, Options, and Deferred Stock Units are collectively and interchangeably referred to herein as “Awards.”

1.2	PARTICIPATION

Only members of the Board of Directors of the Corporation (the “Board”) who, at the time an Award is made, are not employees of the Corporation or any subsidiary or affiliate of the Corporation (“Directors”) will receive Awards under the Plan.

1.3	SHARES SUBJECT TO THE PLAN

Shares of stock covered by Awards under the Plan may be in whole or in part authorized and unissued or treasury shares of the Corporation’s common stock, $1.00 par value per share, or such other shares as may be substituted pursuant to Section 4.3 (“Common Stock”). The maximum number of shares of Common Stock that may be issued for all purposes under the Plan shall be 300,000 (subject to adjustment pursuant to Section 4.3). Any shares of Common Stock subject to an Option which for any reason is canceled or terminated without having been exercised shall again be available for Awards under the Plan. No fractional shares shall be issued.

1.4	GENDER AND NUMBER

Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE II

STOCK AWARDS

2.1	INITIAL AWARD OF COMMON STOCK

On the date a Director first joins the Board, either as a result of being elected by shareholders or being appointed to a vacancy or newly created directorship by the Board, such Director shall automatically be entitled (subject to adjustment pursuant to Section 4.3) to a grant of 1,000 shares of Common Stock (the “Initial Stock Award”). The Initial Stock Award shall be granted immediately in shares of Common Stock. The shares of Common Stock awarded pursuant to this Section 2.1 will not be subject to any restriction under the Plan, provided that no such shares of Common Stock may be sold within the first six months after they are awarded, unless the death or disability of the Director occurs during such period.

2.2	ANNUAL AWARD OF COMMON STOCK

Effective on the date of each annual meeting of the stockholders of the Corporation (each, an “Annual Meeting”), each Director in office at the conclusion of such meeting will automatically be entitled (subject to adjustment pursuant to Section 4.3) to an Award of Common Stock (the “Annual Stock Award”), except as provided in Section 2.3 hereof. The number of shares granted pursuant to each Annual Stock Award shall be determined by dividing: (a) $54,000; by (b) the average Fair Market Value (as determined under Section 4.6 hereof) of a single share of Common Stock for the final three trading days before the Annual Meeting. In the event fractional shares would otherwise result from the grant of any Award of Common Stock, the number of shares of Common Stock granted shall be reduced to the next lowest whole share so as to eliminate such fractions. The Annual Stock Award shall be granted immediately in shares of Common Stock unless such Director has filed an election with the Corporation to receive such Award as Deferred Stock Units under Section 2.3 hereof. The shares of Common Stock awarded pursuant to this Section 2.2 will not be subject to any restriction under the Plan, provided that no such shares of Common Stock may be sold within the first six months after they are awarded, unless the death or disability of the Director occurs during such period.

2.3	DEFERRED STOCK UNITS

If a Director files a timely election with the Corporation to receive stock-equivalent units (“Deferred Stock Units”) in lieu of all or a portion of any Annual Stock Award pursuant to the Whirlpool Corporation Deferred Compensation Plan II for Nonemployee Directors (the “Deferred Compensation Plan”), all or such portion as elected of such Director’s Annual Stock Award shall be granted (subject to adjustment pursuant to Section 4.3) in Deferred Stock Units. Deferred Stock Units granted to a Director shall be credited to a bookkeeping reserve account pursuant to the Deferred Compensation Plan solely for accounting purposes and shall not require a segregation of any of the Corporation’s assets. A Deferred Stock Unit shall be settled in Common Stock (unless otherwise provided in Section 4.3 hereof) at the time provided in the Deferred Compensation Plan. A Director to whom Deferred Stock Units have been credited will not have any rights as a stockholder with respect to such Deferred Stock Units or any Common Stock distributable with respect to such Deferred Stock Units until the Director becomes the record holder of Common Stock following the issuance of the Common Stock to the Director in redemption of Deferred Stock Units.

2.4	DEFERRED STOCK UNIT CERTIFICATES

The award of Deferred Stock Units shall be evidenced by a certificate executed by an officer of the Corporation.

ARTICLE III

STOCK OPTION AWARDS

3.1	AWARD OF STOCK OPTIONS

Effective on the date of each Annual Meeting, each Director in office at the conclusion of such meeting will automatically be awarded a stock option (an “Option”) under the Plan to purchase (subject to adjustment pursuant to Section 4.3) shares of Common Stock. The number of shares subject to such Option shall be determined by dividing $36,000 by the product of the Fair Market Value (as determined under Section 4.6 hereof) of a single share of Common Stock on the final trading day before the Annual Meeting multiplied by 0.35. In the event fractional shares would otherwise result from the grant of any Option, the number of shares subject to the Option shall be reduced to the next lowest whole share so as to eliminate such fractions.

3.2	STOCK OPTION CERTIFICATES

The award of an Option shall be evidenced by a certificate executed by an officer of the Corporation.

3.3	OPTION PRICE

The purchase price for Common Stock under each Option (the “Option Price”) granted under this Plan shall be the Fair Market Value (as determined under Section 4.6 hereof) of the Common Stock as of the final trading day before the Annual Meeting.

3.4	EXERCISE AND TERM OF OPTIONS

(a)	Options may be exercised by the delivery of written notice of exercise and the Option Price for the shares to be purchased to the Corporate Secretary of the Corporation. The Option Price may be paid in cash (including check, bank draft or money order) or, unless in the opinion of counsel to the Corporation to do so may result in a possible violation of any law, by delivery of Common Stock already owned by the Director, valued at Fair Market Value on the date of the exercise. As soon as practicable after receipt of each notice and full payment, the Corporation shall deliver to the Director a certificate or certificates representing the acquired shares of Common Stock.

(b)	Each Option may be exercised at any time after the date it is awarded until (subject to Section 4.1) the first to occur of the twentieth anniversary of the date such Option was awarded or the second anniversary of the date the Director ceases to be a Director, provided that no Option shall be exercisable within the first six months after it is awarded, unless death or disability of the Director occurs during such period. In the event that the death or disability of the Director does occur and an Option is exercised in that period, any shares of Common Stock issued on such exercise may not be sold until the sixth month anniversary of the date of the grant of the Option.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.1	NON TRANSFERABILITY; BENEFICIARIES

All Awards shall be exercisable or received during the Director’s lifetime only by the Director or his legal representative. Any transfer contrary to this Section 4.1 will nullify the Option. In the event of a Director’s death prior to the exercise of any Options which were then exercisable, such Options may be exercised within one year after the Director’s death (regardless of the expiration date of such Options under Section 3.4 (b)) by the, Director’s beneficiary, designated as provided below, or, in the absence of any such designation, his estate. Each Director may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) who may exercise such Options and receive such certificates. Each designation with respect to Options will revoke all prior designations with respect to Options by such Director, will be in writing and will be effective only when filed with the Corporate Secretary of the Corporation during his lifetime. A Director’s beneficiary designation with respect to any outstanding Deferred Stock Unit shall be made pursuant to the terms of the Deferred Compensation Plan.

4.2	DIVIDEND EQUIVALENTS

In the event that a Director elects to receive Deferred Stock Units pursuant to the Deferred Compensation Plan in lieu of any Annual Stock Award, such Director shall be granted additional shares of Deferred Stock Units in the event any dividend is paid with respect to the Common Stock of the Corporation. The number of additional Deferred Stock Units granted pursuant to this Section 4.2 shall be determined by multiplying: (a) the number of Deferred Stock Units held by the Director on the dividend declaration date; by (b) the dividend paid per share by the Corporation on Common Stock; and dividing the result by (c) the Fair Market Value of a single share of Common Stock on the dividend payment date.

4.3	ADJUSTMENT UPON CERTAIN CHANGES

In the event of a reorganization, recapitalization, stock split or reverse stock split, combination of shares, merger, spin-off, split-up, share exchange, consolidation, rights offering or other similar change in the capital structure or shares of the Corporation, or an unusual or nonrecurring event affecting the Corporation or its financial statements or resulting from changes in applicable laws, regulations or accounting principles, adjustments in the number and kind of shares subject to Options and Deferred Stock Units and the Option Price of outstanding Options under this Plan as well as the treatment of fractional shares and fractional cents that arise as a result of such adjustments shall be made if, and in the same manner as, such adjustments are made to equity awards issued under the Corporation’s 2002 Omnibus Stock and Incentive Plan or any replacement or successor equity plan, subject to any required action by the Board or the stockholders of the Corporation and compliance with applicable securities laws.

In the event of any transaction resulting in a Change in Control (as defined in this Section 4.3) of the Corporation, the Corporation, in its sole discretion, may elect to change the form of payment in order to make payments with respect to outstanding Options and Deferred Stock Units in cash in lieu of Common Stock. For the purposes of payments made with respect to this Section 4.3, outstanding Options and Deferred Stock Units shall be valued at Fair Market Value (as defined in Section 4.6 hereof) determined as of the date of the consummation of the transaction resulting in the Change in Control. For purposes of this Section 4.3, Change in Control shall have the same meaning ascribed to such term in the Deferred Compensation Plan.

4.4	TAX WITHHOLDING

The Corporation shall have the power to withhold, or require a Director to remit to the Corporation, an amount sufficient to satisfy any withholding or other tax due from the Corporation with respect to any Award under the Plan, and the Corporation may defer such payment or issuance unless indemnified to its satisfaction.

4.5	AMENDMENT, SUSPENSION AND TERMINATION OF PLAN

The Board may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board may deem advisable in order that any Awards thereunder shall conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Corporation or the Directors to enjoy the benefits of any change in applicable laws or regulations, or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without stockholder approval to the extent required by law, agreement or the rules of any exchange upon which the Common Stock is listed, (a) except as provided in Section 4.3, materially increase the number of shares of Common Stock which may be issued under the Plan, (b) materially modify the requirements as to eligibility for participation in the Plan, (c) materially increase the benefits accruing to Directors under the Plan or (d) extend the termination date of the Plan. No such amendment, suspension or termination shall (x) impair the rights of Directors under any outstanding Option without the consent of the Directors affected thereby or (y) make any change that would disqualify the Plan, or any other plan of the Corporation intended to be so qualified, from the exemption provided by Rule 16b-3. No provision of the Plan which states the amount and price of securities to be awarded, specifies the timing of awards or sets forth the formula that determines the amount, price and timing of awards may be amended more than once every six months, except to comport with changes in the Internal Revenue Code of 1986, as amended.

4.6	DEFINITION OF FAIR MARKET VALUE

The term “Fair Market Value” as it relates to Common Stock on any given date means (a) the mean of the high and low sales prices of the Corporation’s Common Stock as reported by the Composite Tape of the New York Stock Exchange (or, if not so reported, on any domestic stock exchanges on which the Common Stock is then listed) ; or (b) if the Common Stock is not listed on any domestic stock exchange, the mean of the high and low sales prices of the Corporation’s Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (or, if not so reported, by the system then regarded as the most reliable source of such quotations) or, if there are no reported sales on such date, the mean of the closing bid and asked prices as so reported; or (c) if the Common Stock is listed on a domestic exchange or quoted in the domestic over-the-counter market, but there are not reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (a) or (b) above using the reported sale prices or quotations on the last previous date on which so reported; or (d) if none of the foregoing clauses apply, the fair value as determined in good faith by the Board.

4.7	PLAN NOT EXCLUSIVE

The adoption of the Plan shall not preclude the adoption by appropriate means of any other stock option or other incentive plan for Directors.

4.8	REPORTS

The Corporation shall supply each Director, not less frequently than once each year, a report stating the number of shares of Common Stock covered by Options held by such Director and the Option Prices thereof and Deferred Stock Units held by such Director.

4.9	LISTING, REGISTRATION AND LEGAL COMPLIANCE

Each Option shall be subject to the requirement that if at any time counsel to the Corporation shall determine that the listing, registration or qualification thereof or of any shares of Common Stock or other property subject thereto upon any securities exchange or under any foreign, federal or state securities or other law or regulation, or the consent or approval of any governmental body or the taking of any other action to comply with or otherwise with respect to any such law or regulation, is necessary or desirable as a condition to or in connection with the award of such Option or the issue, delivery or purchase of shares of Common Stock or other property thereunder, no such Award may be exercised or paid in Common Stock or other property unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained free of any conditions not acceptable to the Corporation, and the holder of the Award will supply the Corporation with such certificates, representations and information as the Corporation shall request and shall otherwise cooperate with the Corporation in effecting or obtaining such listing, registration, qualification, consent, approval or other action. The Corporation may at any time impose any limitations upon the exercise, delivery or payment of any Award which, in the opinion of the Board, are necessary or desirable in order to cause the Plan or any other plan of the Corporation to comply with Rule 16b-3. If the Corporation, as part of an offering of securities or otherwise, finds it desirable because of foreign, federal or state legal or regulatory requirements to reduce the period during which Options may be exercised, the Board may, without the holders’ consent, so reduce such period on not less than 15 days’ written notice to the holders thereof.

4.10	RIGHTS OF DIRECTORS

Nothing in the Plan shall confer upon any Director any right to serve as a Director for any period of time or to continue his present or any other rate of compensation.

4.11	REQUIREMENTS OF LAW; GOVERNING LAW

The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware. The provisions of this Plan shall be interpreted so as to comply with the conditions or requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, unless a contrary interpretation of any such provision is otherwise required by applicable law.

4.12	EFFECTIVE DATE; TERM OF PLAN

The Plan shall, subject to the approval of the holders of a majority of the shares of Common Stock present at the 2005 Annual Meeting, be deemed effective as of January 1, 2005. No Awards shall be made under the Plan after December 31, 2014.

EXHIBIT B

WHIRLPOOL CORPORATION

BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER

Approved 8/17/04

I.	PURPOSE To fulfill responsibilities to the Company’s shareholders, potential shareholders, and the investment community, the Audit Committee will provide independent and objective oversight of the Company’s accounting functions and internal controls and will monitor the objectivity of the Company’s financial statements. The Committee will assist Board oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditor. In addition, the Committee will prepare all the Committee reports required under the law and will provide an open avenue of communication between the financial management, internal auditor, independent auditor, and the Board of Directors.

II.	COMMITTEE MEMBERS The Committee shall be composed of at least three Directors appointed by the Board of Directors. Committee members shall not be officers or employees of the Company or one of its subsidiaries and shall, in the opinion of the Board, meet the independence and financial experience and financial literacy and expertise requirements of the New York Stock Exchange and relevant law. Under these requirements, each member of the Committee shall be free from any relationship that would interfere with the exercise of independent judgment as a Committee member. All members of the Committee shall have an understanding of basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management experience. Committee members shall not simultaneously serve on the audit committees of more than three public companies (including the Company).

III.	COMMITTEE MEETINGS The Committee shall meet at least four times a year, or more frequently as appropriate. The Committee shall meet with management, internal audit, and the independent auditor in separate executive sessions to discuss matters privately. All meetings shall be conducted pursuant to the applicable provisions of the Company’s by-laws. Meeting agendas will be prepared and provided in advance to Committee members, along with appropriate briefing materials. Minutes of meetings will be prepared and the Committee will report to the Board the results of its meetings. The Committee may form one or more sub-committees, each of which may take such actions as may be delegated by the Committee.

IV.	DUTIES and RESPONSIBILITIES While the Committee has the responsibilities and powers set forth in the Company’s by-laws and this charter, the Committee does not have the duty to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. However, the Committee does have the following duties and responsibilities in addition to any similar matter that may be referred to the Committee from time to time by the full Board, the Chairman, or which the Committee raises on its own initiative:

1.

Review and approve in advance the annual audit and its scope for the Company and its wholly-owned or majority-owned subsidiaries; monitor the annual audit and its scope for affiliates; and review the annual audit results with respect to (a) the Company’s financial statements, including appropriately addressing risks related to litigation, foreign exchange, taxes, contingent liabilities, and similar matters, and (b) the Company’s internal controls, including electronic data processing controls, and the extent to which such controls are evaluated by the independent auditor for adequacy and protection.

2.	Review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor adequacy of disclosure. The Committee shall discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies with management and the independent auditor prior to the release of earnings as appropriate. The Committee’s discussion of earnings releases as well as financial information and earnings guidance may be general (i.e., discussion of the types of information to be disclosed and the type of presentations to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

3.	Review the independent auditor’s management letter and recommendations (or any audit problems, difficulties, or disagreements) and management’s response.

4.	Retain and terminate the Company’s independent auditor and exercise the Committee’s sole authority to review and approve all audit engagement fees and terms and approve in advance the nature, extent, and cost of all non-audit services provided by the independent auditor in accordance with relevant NYSE listing rules and law.

5.	Obtain and review a report by the independent auditor describing the auditor’s internal quality control procedures and all material issues raised by the most recent internal quality control review, or peer review of the firm, or by any inquiry of investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and all steps to deal with such issues.

6.	Review, evaluate, and discuss with the independent auditor all relationships between the independent auditor and the Company to assess the auditor’s independence. Review and evaluate the lead partner of the independent auditor, assure regular rotation of the lead partner as required by law, and consider whether there should be regular rotation of the audit firm itself. Present its conclusions with respect to the independent auditor to the full Board.

7.	Review major accounting policy changes adopted by the Company. Maintain current knowledge on major new or proposed technical requirements, regulations, or legislation affecting the Company.

8.	Review codes of conduct and management reports on employee compliance, including compliance with the Foreign Corrupt Practices Act, to guard against significant conflicts of interest and dishonest, unethical, or illegal activities. Monitor Company activities that are designed to assure compliance with such codes and review management findings involving significant lapses of ethical conduct, fraud, or criminal conduct.

9.	Review with management situations where new activities, major changes in operations, or other developments may create significant financial exposure for the Company. Review policies and guidelines with respect to risk assessment and risk management, including management reports on the Company’s processes to manage and report risks related to litigation, foreign exchange, taxes, contingent liabilities, and similar matters that may constitute significant financial risk exposures.

10.	Review activities of the Company’s internal audit function, audit plans, procedures and results, and coordination with the independent auditor. Regularly review the continued overall effectiveness of the internal audit function as required under relevant NYSE listing rules and law.

11.	Annually review the Committee’s charter and operations and recommend any proposed changes to the Board for its approval. Prepare any reports required under relevant NYSE listing rules and law.

12.	Set an appropriate hiring policy for employees or former employees of the independent auditor with due regard for the continuing independence of the independent auditor.

13.	Establish and maintain procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal controls, and auditing matters, and (b) the confidential and anonymous submission by employees of the Company of concerns with questionable accounting or auditing matters in accordance with relevant NYSE listing rules and law.

14.	Annually prepare and cause to be filed in the Company’s annual proxy statement a report to stockholders as may required by the Securities and Exchange Commission.

15.	The Committee may conduct or authorize investigations into any matters within the Committee’s scope of responsibilities and, in connection therewith, may retain independent counsel, accountants, or others to assist it.

16.	Make regular reports to the Board and evaluate annually its performance in accordance with relevant NYSE listing rules and law.

WHIRLPOOL CORPORATION

FINANCIAL SUPPLEMENT

TO 2004 ANNUAL REPORT ON FORM 10-K, AND

TO 2005 PROXY STATEMENT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

EXECUTIVE LEVEL OVERVIEW

Whirlpool Corporation is the largest global manufacturer of major appliances worldwide with 2004 revenues of $13.2 billion and net earnings of $406 million. The Company’s four reportable segments are based on geography and consist of North America (61% of revenue), Europe (23% of revenue), Latin America (13% of revenue), and Asia (3% of revenue). The Company is the market share leader in North America and Latin America and has significant market presence in Europe, India and China. Whirlpool’s brands and operations worldwide have received recognition for accomplishments in a variety of business and social efforts, including energy efficiency leadership, community involvement, support of women’s issues, and excellence in design.

The Company’s growth strategy over the past several years has been to introduce innovative new products, strengthen customer loyalty for its brands, continue to expand its global footprint, add or enhance distribution channels and, where appropriate, make strategic acquisitions which enhance the Company’s innovative global product offering.

The Company monitors country economic factors such as gross domestic product, consumer interest rates, consumer confidence, housing starts, existing home sales and mortgage refinancing as key indicators of industry demand. Management also focuses on country, brand, product and channel market share, average sales values, and profitability when assessing and forecasting financial results. The Company intends to leverage its global manufacturing, procurement and technology footprint to strengthen Whirlpool’s brand leadership position in the global appliance industry.

Management’s Discussion and Analysis discusses the results of operations, cash flows, financial condition and liquidity, contractual obligations and forward-looking cash requirements, other matters, critical accounting policies and estimates, new accounting pronouncements, market risk and forward-looking statements.

Included within the results of operations and financial condition and liquidity section is management’s forward-looking perspective. In addition, the Company has included comments regarding regional business unit performance, where appropriate.

RESULTS OF OPERATIONS

The Consolidated Statements of Operations summarize operating results for the last three years. This section of Management’s Discussion and Analysis highlights the main factors affecting changes in the Company’s financial condition and results of operations and should be read along with the Consolidated Financial Statements.

NET SALES

The total number of units sold in 2004 increased 4.9% over 2003. Consolidated net sales increased 8.6% over 2003, which includes a positive impact from currency fluctuations. Excluding currency, net sales increased approximately 6%. Total number of units sold in 2003 increased 5.6% over 2002. Consolidated net sales increased 10.5% over 2002, which includes a positive impact from currency fluctuations. Excluding currency fluctuations and the acquisitions of Vitromatic (“Whirlpool Mexico”) and Polar, as described in Note 4 to the Consolidated Financial Statements, the total number of units and

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

dollars sold increased approximately 4% and 5%, respectively. The tables below provide the breakdown of units and sales by region.

In thousands	2004	Change	2003	Change	2002
Units Sold
North America	27,353	4.6%	26,146	7.5%	24,324
Europe	12,100	4.4	11,591	5.1	11,024
Latin America	4,904	14.9	4,269	(2.7)	4,386
Asia	2,145	(8.6)	2,346	2.9	2,279
Other/eliminations	(17)	—	(37)	—	(31)

Consolidated	46,485	4.9%	44,315	5.6%	41,982

Millions of dollars	2004	Change	2003	Change	2002
Net Sales
North America	$8,254	4.8%	$7,875	7.8%	$7,306
Europe	3,062	13.8	2,691	22.4	2,199
Latin America	1,674	24.0	1,350	6.7	1,266
Asia	382	(8.2)	416	6.6	391
Other/eliminations	(152)	—	(156)	—	(146)

Consolidated	$13,220	8.6%	$12,176	10.5%	$11,016

Significant regional trends were as follows:

•	In 2004, North American unit volumes increased 4.6% versus 2003 due to higher Whirlpool and KitchenAid brand growth combined with strong Canadian performance. Sales improved 4.8% to a record $8.3 billion. Currency did not materially impact sales comparisons. In 2003, North American unit volumes increased 7.5% versus 2002. Volume increases were driven by the full year acquisition impact of Whirlpool Mexico, strong performance in Canada, and volume gains in Whirlpool and KitchenAid brands. Excluding the acquisition of Whirlpool Mexico, North American unit volumes increased 5%. The North American net sales increase adjusted for the acquisition and currency impact was slightly greater than growth in unit volumes due to favorable brand mix as well as the introduction of higher sales value innovative products.

•	Record European unit volumes increased 4.4%, ahead of industry growth, when compared to 2003 driven largely by strong Whirlpool brand performance and expansion of the Company’s built-in appliance business. European net sales increased 13.8%, and were approximately 3% higher excluding currency. Overall market share improved due to Whirlpool brand performance and the introduction of new products. During 2003, European unit volumes increased 5.1% versus 2002. Excluding the acquisition of Polar, unit volumes increased 4%. Net sales increased 22.4% due primarily to positive currency impact. Excluding currency impact and the Polar acquisition, net sales increased approximately 3%, lagging unit growth due to marketplace pricing pressures. The region experienced improvement in industry volumes as overall economic indicators and consumer confidence edged up in several key markets within the region.

•	Strong demand for appliances in Latin America during 2004 resulted in a 14.9% increase in unit volumes versus 2003. Economic conditions within Brazil were strong during 2004 driven by

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(Continued)

GDP expansion, lower unemployment and positive real wage growth. Sales increased 24% in the region during 2004, and were up approximately 20% excluding currency, due to market share gains, strong volume, price increases and favorable product mix. During 2003, appliance unit volumes in Latin America declined 2.7% versus 2002 due primarily to the weak economic environment in the region. Overall industry demand in Brazil declined by 11% for the year. In 2003, the region’s sales increased 6.7% and increased approximately 9% excluding currency impact when compared to 2002, mainly the result of price increases necessitated by higher material costs.

•	During 2004, Asia’s unit volumes declined 8.6% versus 2003 with a corresponding decline in net sales of 8.2%. Excluding currency, net sales declined approximately 12%. The decision by management to implement the trade inventory reduction strategy in India negatively impacted 2004 volume and sales. The strategy change will improve the speed, flexibility and overall efficiency within sales and distribution processes, and will enable the Company to launch new product introductions more frequently and faster to the market. During 2003, Asia’s unit volumes increased 2.9% over 2002, while net sales increased by 6.6%. Excluding currency impact, net sales increased approximately 1%. The region experienced a number of challenges, which negatively impacted its performance, including significant pricing pressures in China and India.

GROSS MARGIN

The consolidated gross margin percentage in 2004 decreased 90 basis points versus 2003 primarily due to second half material cost increases and global pricing pressures. These costs were somewhat mitigated by higher volume and record levels of controllable productivity. The consolidated gross margin percentage declined 60 basis points in 2003 versus 2002 due primarily to higher U.S. pension and medical expenses coupled with reduced Befiex credits (See Forward Looking Perspective), an increase in expense due to the decline of the U.S. dollar and higher material costs in Latin America. The higher expense was partially offset by productivity improvements in North America and Europe and lower restructuring and related expense. The table below outlines the gross margin percentages by region, excluding the impact of the 2004, 2003 and 2002 restructuring related charges of $6 million, $7 million and $43 million, respectively, from the regional percentages. The Company believes this comparison of gross margin percentages excluding restructuring related charges provides management and shareholders a better understanding of the ongoing performance of the regions. The Company evaluates segment performance based upon each segment’s operating income, which excludes, among others, one-time charges (See Note 17). The restructuring related charges are included in the consolidated percentages in each of the three years presented.

	2004	Change		2003	Change		2002
Gross Margin
North America	21.9%	(0.7	) pts	22.6%	(1.0	) pts	23.6%
Europe	23.7	0.1		23.6	1.4		22.2
Latin America	17.0	(2.6)		19.6	(3.8)		23.4
Asia	16.9	(3.8)		20.7	(3.0)		23.7

Consolidated(1)	21.7%	(0.9	) pts	22.6%	(0.6	) pts	23.2%

(1)	Restructuring charges included in consolidated, excluded from regions.

Significant regional trends were as follows:

•	North American gross margin decreased 70 basis points compared to 2003 primarily due to elevated material costs for steel and resins. In addition, the market continued to experience

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(Continued)

competitive pricing during 2004. Margin declines were partially offset by higher volume, productivity improvements and some price increases. The decline in 2003 versus 2002 was due to increased pension and medical expense partially offset by productivity improvements.

•	European gross margin improved slightly in 2004 versus 2003 as productivity improvements and volume leverage more than offset pricing pressure. In 2003, the gross margin increased from 2002 levels due to an improvement in the product and brand mix and productivity improvements, partially offset by pricing pressures. European operations continue to realize savings from ongoing restructuring efforts in Europe.

•	In 2004, Latin American gross margin declined versus 2003 primarily due to increased material costs for steel and resins. Higher costs were partially offset by increased volume and price increases on both appliances and compressors and favorable product mix. The 2003 gross margin declined over 2002 due to significantly higher material costs, and reduced Befiex credits. The decline was partially offset by higher appliance pricing. Price increases throughout the year helped mitigate the margin erosion but were not enough to offset the increase in material costs.

•	Asian gross margin declined versus 2003 primarily due to the trade inventory reduction strategy in India and regional pricing pressures. Asian gross margin decreased in 2003 versus 2002 due to significant pricing pressure across the region and unfavorable product mix.

SELLING, GENERAL AND ADMINISTRATIVE

Consolidated selling, general and administrative expenses in 2004, as a percent of consolidated net sales, remained relatively unchanged versus 2003 and 2002. Higher freight rates in North and Latin America were partially offset by productivity in other non-logistic areas. Europe benefited from leverage on higher sales and lower administrative costs. The increase in Asia’s selling, general and administrative expenses as a percent of sales was due primarily to lower overall sales and higher administrative support costs. In 2003, higher pension and freight costs in North America were partially offset by cost controls on discretionary spending. The European increase in 2003 was a result of expense reclassification into selling, general and administrative expenses while Latin America’s improvement was primarily driven by lower bad debt expense in 2003. Asia’s higher selling, general and administrative expenses as a percent of sales in 2003 and 2002 were due to higher operating reserves. The table below outlines the selling, general and administrative expenses as a percentage of sales by region, excluding the impact of 2004, 2003 and 2002 restructuring related charges of $1 million, $4 million and $17 million, respectively, from the regional amounts. The Company believes this comparison of selling, general and administrative expenses excluding restructuring related charges provides management and shareholders a better understanding of the ongoing performance of the regions. The Company evaluates segment performance based upon each segment’s operating income, which exclude, among others, one time charges (See Note 17). The restructuring related charges are included in the Corporate/Other line below.

Millions of dollars	2004	As a % of Sales	2003	As a % of Sales	2002	As a % of Sales
Selling, General & Administrative expenses
North America	$1,031	12.5%	$970	12.3%	$894	12.2%
Europe	560	18.3	510	19.0	407	18.5
Latin America	220	13.1	175	13.0	189	15.0
Asia	89	23.4	79	19.0	70	17.8
Corporate/Other(1)	187	—	182	—	176	—

Consolidated	$2,087	15.8%	$1,916	15.7%	$1,736	15.8%

(1)	Restructuring related charges included in Corporate/Other, excluded from regions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

RESTRUCTURING AND RELATED CHARGES

Restructuring initiatives resulted in pre-tax restructuring charges of $15 million, $3 million and $101 million in 2004, 2003 and 2002, respectively. These amounts have been identified as a separate component of operating profit. As a result of the Company’s restructuring activity, it also recognized $7 million, $11 million and $60 million, respectively, in pre-tax restructuring related charges during 2004, 2003 and 2002, respectively, which were recorded primarily within cost of products sold. (See Note 13 to the Consolidated Financial Statements for a more detailed description of these charges and the Company’s restructuring program.)

During the fourth quarter of 2002, the Company recognized the vast majority of remaining charges for the global restructuring plan that was originally announced in December of 2000. The plan, which had a total restructuring and related pre-tax cost of $387 million, is expected to result in more than $200 million in annualized savings. At December 31, 2004, a liability of $13 million remains for actions yet to be completed under the plan. Actions under the plan include the elimination of over 7,500 positions worldwide, of which approximately 7,100 had been eliminated as of December 31, 2004.

OTHER INCOME AND EXPENSE

Interest income and sundry expense decreased approximately 66% compared to 2003. The improvement is primarily attributable to lower losses of $17 million on foreign currency balance sheet positions, primarily in Europe, and a $9 million gain on the sale of a partial interest in an equity investment in Latin America. Interest income and sundry expense in 2003 decreased approximately 24% as compared to 2002. The improvement is largely attributable to lower foreign currency losses as well as lower losses in asset dispositions and the absence of a 2002 fire loss within a Mexican facility.

Interest expense reductions during 2004 and 2003 of $9 million and $6 million, respectively, are attributable to a lower overall U.S. interest rate environment, a decrease in borrowings in countries with higher interest rates, primarily Europe, and maturity of the $200 million 9% Debentures in March 2003, which was replaced with lower rate debt.

INCOME TAXES

The effective income tax rate was 33.9% in 2004, 35% in 2003 and 39% in 2002. The impact of audit settlements and tax planning, as well as the dispersion of global income, has contributed to changes in the Company’s effective tax rate over the periods presented. (See the income tax rate reconciliation included in Note 15 to the Consolidated Financial Statements for a description of the significant items impacting the consolidated effective income tax rate.)

EQUITY IN LOSS OF AFFILIATED COMPANIES AND MINORITY INTERESTS

Changes in equity in loss of affiliated companies and minority interests reflect lower earnings in Latin America and India during 2004. The 2003 results improved $30 million versus 2002. The 2002 results were reduced by a $22 million after-tax impairment charge related to the Company’s minority investments in and advances to Wellmann, a German kitchen cabinet manufacturer. During 2003, the

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(Continued)

Company’s investment in the equity of Wellmann was sold to Alno, a prominent German kitchen cabinet manufacturer. The sale did not have a material impact to the Company’s financial position or results of operations. The 2002 results were also impacted by a $4 million charge incurred related to a minority interest in an Asian entity.

EARNINGS FROM CONTINUING OPERATIONS

Earnings from continuing operations were $406 million in 2004 versus $414 million and $262 million in 2003 and 2002, respectively. Full year 2004 earnings were significantly impacted by increases in material and logistics costs, particularly in the second half of 2004. These higher costs were partially offset by productivity improvements, lower foreign currency losses on balance sheet positions, an effective tax rate reduction, lower financing costs, and reduced minority interest earnings. The significant increase in 2003 relates primarily to approximately $147 million of higher restructuring and related charges in 2002, the full year impact of acquisitions, strong volume growth, productivity improvements and absence of an equity investment write-off, partially offset by an increase in expense due to the decline of the U.S. dollar.

Millions of dollars, except per share data	2004	2003	2002
Earnings from continuing operations	$406	$414	$262
Diluted earnings per share from continuing operations	$5.90	$5.91	$3.78
Net earnings (loss)	$406	$414	$(394)
Diluted net earnings (loss) per share	$5.90	$5.91	$(5.68)

DISCONTINUED OPERATIONS

As a result of the United Airlines bankruptcy filing in December 2002, the Company wrote off its related investment in leveraged aircraft leases during the fourth quarter of 2002. The write-off resulted in a non-cash charge to discontinued operations of approximately $68 million, or $43 million after-tax. These leveraged lease assets were part of the Company’s previously discontinued finance company, Whirlpool Financial Corporation.

Although most of its assets have been divested, Whirlpool Financial Corporation remains a legal entity with assets consisting primarily of a leveraged lease portfolio. As of December 31, 2004 and 2003, the portfolio totaled $15 million and $42 million, respectively, net of related reserves. (See Note 5 to the Consolidated Financial Statements.) The Company continues to monitor its arrangements with the lessees and the value of the underlying assets.

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLE

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002. As a result of this adoption, the Company recorded a non-cash after-tax charge of $613 million in 2002.

(See Note 3 to the Consolidated Financial Statements for a more detailed description of this change in accounting principle.)

FORWARD-LOOKING PERSPECTIVE

During 2004, the Company incurred approximately $300 million of higher material and oil related costs. The Company expects higher material costs, primarily within North and Latin America, of $500 to $550

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(Continued)

million during 2005, primarily due to higher prices for steel and resins. To address this challenging environment, the Company has implemented global price increases of approximately 5-to-10%, effective January 2005, in most key markets around the world. The Company has also initiated actions to drive record levels of controllable productivity, leverage its global operating platform, reduce non-product related spending and accelerate the rate of new product innovation to the market. The full effect of these cost increases will be reflected in the Company’s cost structure from the start of 2005, while benefits of both price increases and productivity improvements will build throughout the year.

North America and Europe, the Company’s two largest segments expect 2005 industry growth of approximately 2% and 1%, respectively. The Company’s efforts in these two regions during 2005 will be to execute previously announced price increases, drive record levels of controllable productivity, and expand its market share through leveraging its strong brand portfolio, expanding key market leadership and introducing continuous relevant branded innovations to the market.

Macro-economic conditions in Latin America are expected to remain positive during 2005 and the Company expects industry shipments to increase 4-to-5%. Price increases implemented throughout 2004, and additional increases enacted for 2005, are expected to offset significant material cost increases. Manufacturing and supply chain productivity is anticipated to contribute to improved operating profit margin performance and exports to the Company’s global operations are expected to increase.

Asia results will benefit from new product introductions, improved product mix and favorable comparisons to last year’s inventory trade reduction strategy in India. The Company will continue to expand its China procurement and technology base to support its global operations, expand domestic sales within China and India, and increase global exports of components and finished product.

In December 1996, Multibras and Empresa Brasileira de Compressores S.A. (“Embraco”), Brazilian subsidiaries, were granted additional export incentives in connection with the Brazilian government’s export incentive program (“Befiex”). These incentives allowed the use of credits as an offset against current Brazilian federal excise tax on domestic sales. The Company did not recognize any credits in 2004 and recognized credits of $5 million in 2003 and $42 million in 2002 as a reduction of current excise taxes payable and therefore, an increase in net sales. The Company’s remaining credits are approximately $316 million at December 31, 2004. The Company does not expect to recognize additional Befiex credits until the calculation of the credit, which is currently under review, is confirmed by the Brazilian courts.

CASH FLOWS

The statements of cash flows reflect the changes in cash and equivalents for the last three years by classifying transactions into three major categories: operating, investing and financing activities.

OPERATING ACTIVITIES

Whirlpool’s main source of cash flow is from operating activities consisting of net earnings adjusted for changes in operating assets and liabilities such as receivables, inventories and payables and for non-cash operating items, such as depreciation.

The Company’s 2004 cash provided by operating activities benefited from lower after-tax pension contributions of approximately $62 million and lower restructuring spending of approximately $56

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(Continued)

million. Cash flow was negatively impacted by higher working capital requirements of about $70 million, driven largely by material cost increases and higher inventory levels to support higher volumes and increased trans-regional shipments. The Company’s 2003 cash provided by operating activities benefited from higher earnings, primarily within our European and North American business segments, as well as continued improvement in working capital management. Cash flow was negatively impacted by a voluntary after-tax pension contribution to the Company’s U.S. pension plans of $97 million. In comparison, after-tax U.S. pension contributions made during 2002 were $5 million. The 2003 results were also negatively impacted by restructuring spending, primarily related to 2002 projects, as well as the timing of promotional payments. Combined, these negative 2003 cash outflows were essentially offset by the absence of $239 million in product recall spending which occurred during 2002. Cash provided by operating activities was also negatively impacted in 2002 by a one-time tax payment of $86 million on a cross-currency interest rate swap gain, which occurred during 2001.

INVESTING ACTIVITIES

The principal recurring investing activities are capital expenditures, which were $511 million, $423 million and $430 million in 2004, 2003 and 2002, respectively. Capital expenditures are incurred to support distinctive and innovative solutions for consumers which lead to new revenue growth. Expenditures are also made to support the Company’s global operating platform footprint moves to lower cost locations as well as replacement, regulatory and infrastructure changes. Higher capital spending in 2004 reflects increased investment in product innovation and the Company’s global operating platform.

During 2004 and 2003, Whirlpool entered into separate sale-leaseback transactions whereby the Company sold and leased back its owned properties. Proceeds related to the sale-leaseback of six properties in 2004, net of related fees, were approximately $66 million. In 2003, proceeds related to the sale-leaseback of four properties, net of related fees, were approximately $65 million.

On November 18, 2002, the Company acquired the remaining 20% interest in Whirlpool Narcissus Shanghai Company Limited (“Narcissus”) for $9 million. Subsequent to the purchase, Narcissus was renamed Whirlpool Home Appliance (Shanghai) Co. Ltd. In accordance with the purchase agreement, 40% of the purchase price was paid during 2002, 40% was paid during 2003 and the remaining 20% was paid during 2004.

On July 3, 2002, Whirlpool acquired the remaining 51% ownership in Vitromatic S.A. de C.V. (“Whirlpool Mexico”), an appliance manufacturer and distributor in Mexico. The aggregate purchase price was $151 million in cash plus assumption of outstanding debt at the time of acquisition, which totaled $143 million.

On June 5, 2002, the Company acquired 95% of the shares of Polar S.A. (“Polar”), a leading major home appliance manufacturer in Poland. The aggregate purchase price was $27 million in cash plus outstanding debt at the time of acquisition, which totaled $19 million. During 2003, Whirlpool acquired the remaining 5% of the shares of Polar.

FINANCING ACTIVITIES

Total repayments of short-term and long-term debt, net of new borrowings, were $58 million, $208 million and $236 million in 2004, 2003 and 2002, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(Continued)

During March 2003, the Company redeemed its $200 million 9% Debentures using short-term notes payable.

Dividends paid to stockholders totaled $116 million, $94 million and $91 million in 2004, 2003 and 2002.

Under its stock repurchase program, Whirlpool purchased approximately 3.7 million shares ($251 million) in 2004, approximately 1 million shares ($65 million) in 2003 and 0.7 million shares ($46 million) in 2002. See Note 11 to the Consolidated Financial Statements for additional detail on the Company’s stock repurchase program.

The Company also redeemed $33 million and $25 million in 2003 and 2002, respectively, in preferred stock of its discontinued finance company, Whirlpool Financial Corporation. See Note 8 to the Consolidated Financial Statements for additional detail on the Whirlpool Financial Corporation preferred stock.

Whirlpool received proceeds of $64 million in 2004, $65 million in 2003 and $80 million in 2002 related to the exercise of Company stock options. The Company’s stock option program is discussed in Notes 1 and 12 to the Consolidated Financial Statements.

FINANCIAL CONDITION AND LIQUIDITY

The Company’s objective is to finance its business through the appropriate mix of long-term and short-term debt. By diversifying its maturity structure, the Company avoids concentrations of debt, reducing liquidity risk. Whirlpool has varying needs for short-term working capital financing as a result of the nature of its business. The volume and timing of refrigeration and air conditioning production impact the Company’s cash flows, with increased production in the first half of the year to meet increased demand in the summer months. The Company finances its working capital needs primarily through the commercial paper markets in the U.S., Europe and Canada. These commercial paper programs are supported by committed bank lines. In addition, outside the U.S., short-term funding is also provided by bank borrowings on uncommitted lines. The Company has access to long-term funding in the U.S., European and other public bond markets.

The Company’s financial position remains strong. At December 31, 2004, Whirlpool’s total assets were $8.2 billion versus $7.4 billion at December 31, 2003. Stockholders’ equity increased from $1.3 billion at the end of 2003 to $1.6 billion at the end of 2004. The increase in equity is primarily attributed to net earnings retention and a $174 million increase in equity through foreign currency translation adjustments offset by share repurchases of $251 million.

The Company’s overall debt levels have remained relatively unchanged versus 2003. Cash flows from operations have been used to repurchase stock, fund higher capital expenditures and pay increased dividends.

In May 2004, Whirlpool allowed its $400 million committed 364 day credit facility to expire. Simultaneously, the Company increased the size of its $800 million committed credit facility to $1.2 billion and extended its maturity from 2006 to 2009. This committed facility supports commercial paper programs and other operating needs. There were no borrowings under these facilities during 2004 or 2003. Whirlpool was in full compliance with its bank covenants throughout both 2004 and 2003. None of the Company’s material debt agreements requires accelerated repayment in the event of a decrease in credit ratings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(Continued)

In 2004, the Company announced that it plans to invest approximately $180 million to strengthen Whirlpool’s brand leadership position in the global appliance industry. The Company plans to continue its comprehensive worldwide effort to optimize its regional manufacturing facilities, supply base, product platforms and technology resources to better support its global brands and customers. Approximately $100 million of the investment will fund initiatives at the Company’s manufacturing facilities in the United States and the remainder will be used to begin work on the expansion of the Company’s washer production facility in Monterrey, Mexico, and the construction of a new refrigeration facility in Ramos Arispe, Coahuilla, Mexico.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has guarantee arrangements in place in a Brazilian subsidiary. As a standard business practice in Brazil, the subsidiary guarantees customer lines of credit at commercial banks, supporting purchases from the Company, following its normal credit policies. In the event that a customer were to default on its line of credit with the bank, the subsidiary would be required to satisfy the obligation with the bank, and the receivable would revert back to the subsidiary. As of December 31, 2004 and December 31, 2003, these amounts totaled $184 million and $109 million, respectively. The only recourse the Company has related to these agreements would be legal or administrative collection efforts directed against the customer.

CONTRACTUAL OBLIGATIONS AND FORWARD-LOOKING CASH REQUIREMENTS

The following table summarizes the Company’s expected cash outflows resulting from financial contracts and commitments.

	Payments due by period
Millions of dollars	Total	2005	2006 & 2007	2008 & 2009	Thereafter
Debt obligations(1)	$1,167	$7	$423	$129	$608
Operating lease obligations	281	86	119	60	16
Purchase obligations	176	34	88	44	10
Long-term liabilities(2)	98	98	—	—	—

Total	$1,722	$225	$630	$233	$634

(1)	The amounts in debt obligations do not include an estimate of future interest payments.
(2)	The amounts in long-term liabilities include the Company’s expected 2005 voluntary U.S. pension and foreign pension fund contributions, and expected benefit payments under the postretirement health care benefit plans. Required contributions for future years depend on certain factors that cannot be determined at this time.

The goal of the Company’s global operating platform is to strengthen Whirlpool’s brand leadership position in the global appliance industry. The Company plans to continue its comprehensive worldwide effort to optimize its regional manufacturing facilities, supply base, product platforms and technology resources to better support its global brands and customers. The Company intends to make additional investments to strengthen its competitiveness and brand leadership position in fiscal 2005. Capital spending is expected to be between $500 million and $550 million in 2005 in support of the Company’s investment in innovative product technologies and its global operating platform initiatives. The Company expects that higher cash flow from operations will more than offset increased capital spending.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(Continued)

During 2004, Whirlpool’s Board of Directors increased the quarterly dividend from 34 cents per share to 43 cents per share. This increased the Company’s annual dividend payment by approximately $22 million to $116 million.

The Company believes that its capital resources and liquidity position at December 31, 2004, coupled with its planned cash flow generated from operations in 2005, are adequate to support higher capital spending, continued dividend payments and meet anticipated business needs to fund future growth opportunities. Currently, the Company has access to capital markets in the U.S. and internationally.

OTHER MATTERS

On February 25, 2005, the Company announced the recall of approximately 162,000 under-the-counter plastic tall tub dishwashers due to a potential safety issue. There have been no reports of personal injury or property damage associated with these dishwashers. The Company also is undertaking the repair of up to an additional 223,000 of these dishwashers for a separate quality issue. The Company accrued $17.1 million related to the quality issue within cost of products sold during the fourth quarter of 2004. Two purported national class action lawsuits have been filed against the Company, one in a Missouri state court and one in an Illinois state court, each alleging breach of warranty, fraud, and violation of state consumer protection acts in selling these tall tub dishwashers. There are no allegations of any personal injury or property damage and the complaints seek unspecified compensatory damages. The Company believes these suits are without merit, intends to vigorously defend these actions, and at this point cannot reasonably estimate a possible range of loss, if any.

During 2001, the Company recognized a total of $295 million of pre-tax charges ($181 million after-tax) related to two separate product recalls. During 2002, Whirlpool recognized additional recall related pre-tax charges of approximately $9 million for one of these recalls. Additionally, in 2003, the Company recognized pre-tax charges of $16 million primarily for final expenses related to the 2001 recall of microwave oven hood units. See Note 14 to the Consolidated Financial Statements for a more detailed description of these charges.

While lower discount rates increased Whirlpool’s pension obligations during 2004, improvement in equity market performance during the year increased the value of pension fund assets. Whirlpool also contributed approximately $49 million pre-tax ($31 million to funded plans) to its U.S. pension plans during 2004, of which $31 million was a voluntary contribution and $18 million was required. The Company also contributed $21 million to its foreign plans during 2004. At December 31, 2004, the Company’s defined benefit pension plans still remain underfunded on a combined basis.

The Company recognized consolidated pre-tax pension cost (credits) of $91 million, $78 million and $(37) million in 2004, 2003 and 2002, respectively. The Company currently expects that U.S. pension cost for 2005 will be approximately $66 million based on a plan amendment, an expected rate of return on assets assumption of 8.75% and a lower discount rate of 5.80%. The $66 million compares to pension cost of $68 million in 2004. Consolidated pension cost in 2005 is anticipated to be approximately $91 million, relatively unchanged from 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(Continued)

U.S. pension plans comprise 86% of the Company’s projected benefit obligation. The discount rate and expected return on asset assumptions used in determining the Company’s U.S. pension benefit obligations and costs are as follows:

	Discount rate	Expected return on assets
Benefit obligation—December 31
2004	5.80%	N/A
2003	6.00%	N/A

Pension cost
2005	5.80%	8.75%
2004	6.00%	8.75%
2003	6.75%	8.75%

The Company’s expected return on assets assumption of 8.75% was based on historical asset returns for publicly traded equity and fixed income securities tracked between 1926 and 2003 and the historical returns for private equity. The historical equity returns were adjusted downward to reflect future expectations. This adjustment was based on published academic research. The expected returns are weighted by the targeted asset allocations. The resulting weighted average return was rounded up to the nearest quarter of one percent. The Company uses a measurement date of December 31.

In January 2005, the Company amended the Whirlpool Employees Pension Plan. The effect of this amendment will be to reduce the projected benefit obligation (“PBO”) by approximately $80 million. The accumulated benefit obligation (“ABO”) will not be affected by the amendment.

In addition, the Company sponsors plans to provide postretirement health care benefits for eligible retired U.S. employees. Eligible retirees are those who were full-time employees with 10 years of service who attained age 55 while in service with the Company. The postretirement health care plans are generally contributory with participants’ contributions adjusted annually and include cost-sharing provisions that limit the Company’s exposure for recent and future retirees. The plans are unfunded. In June 2003, the Company announced a modification to its U.S. retiree health care plans that affects future retirees and is based on a Retiree Healthcare Savings Account (“RHSA”), where notional accounts will be established for most active U.S. paid employees. The notional account reflects each year of service beginning at age 40 and is designed to provide employees who retire after December 31, 2003 from Whirlpool with notional funds to apply towards health care premiums. In June 2003, the Company recorded a one-time curtailment gain of $13.5 million, net of tax, related to the modification of its retiree health care plan. The Company provides no significant postretirement medical benefits to non-U.S. employees.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted. The Act established a prescription drug benefit program under Medicare, known as Part D, and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Part D. At year-end 2003, the Company elected to defer recognition of the accounting effects of the Act, as permitted by FASB Staff Position (“FSP”) 106-1. However, the requirement to remeasure its retiree medical plan caused the deferral to expire. The Company measured the effects of the Act following the guidance in FSP 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. The Company believes that benefits provided to certain participants will be at least actuarially equivalent to Part D and, accordingly, the Company will be entitled to a subsidy. The Company

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(Continued)

adopted FSP 106-2 retroactively to the beginning of 2004. Accordingly, the Company has reflected the estimated federal subsidy under the Act as an actuarial gain as required by FSP 106-2, which reduced the existing unrecognized net loss. These changes caused the accumulated other postretirement benefit obligation to decrease by $104 million, and reduced the cost recognized by approximately $15 million for the year ended December 31, 2004.

During 2004, the Company’s independent auditor, Ernst & Young LLP (“E&Y”), disclosed to the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, and the Audit Committee of the Company’s Board of Directors that certain non-audit work performed by an E&Y affiliate in China for a subsidiary of the Company has raised possible concerns regarding E&Y’s independence with respect to E&Y’s performance of audit services for the Company.

E&Y disclosed that from 1995 through June 2002, its affiliate in China held de minimus funds owned by a subsidiary of the Company and used these funds to make employment tax related payments to the applicable tax authority for several expatriate and foreign employees of the Company’s subsidiary. E&Y recently informed the Company that a Malaysian affiliate was also holding de minimus funds, transferred through a former Arthur Andersen affiliate acting as a court appointed liquidator. Maintaining custody of the assets of an audit client is not permitted under the auditor independence rules set forth in Regulation S-X promulgated by the SEC. In addition, E&Y provided certain expatriate tax services in Italy from approximately 1997 through 1999. The Company made deposits to an E&Y account for payment of taxes, and that account has been inactive since 1999. The balance in the account was refunded to the Company in 2005. These actions in China, Malaysia and Italy are not permitted under the SEC rules and regulations. The activities were discontinued in China in 2002, the activities in Malaysia have been suspended pending appointment of a successor liquidator and the services in Italy were discontinued in 1999. The Audit Committee of the Board of Directors of the Company met and considered the effect of all three matters on the independence of E&Y as external auditor for the Company. Both the Audit Committee and E&Y have considered the impact that the holding and paying of these funds may have had on E&Y’s independence with respect to the Company and each has independently concluded that there has been no impairment of E&Y’s independence. In making its determination, the Audit Committee considered the de minimus amounts involved, the ministerial nature of the activities, and the fact that the financial position or results of operations of the subsidiaries involved were not material to the consolidated financial position and consolidated results of operations.

In September 2003, the Company completed the sale of Wellmann to Alno, a prominent German kitchen cabinet manufacturer. Previously, the Company held a 49.5% ownership interest in Wellmann. The Company has a 13% interest in Alno. The sale did not have a material impact to the Company’s financial position or results of operations. The Company analyzed the provisions of FASB Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities”, with respect to its 13% interest in Alno and determined that Alno did not meet the definition of a variable interest entity under FIN 46.

The Company is currently a defendant in 11 purported class action lawsuits in 11 states related to its Calypso clothes washing machine. Two of the original purported class actions have been dismissed. The complaints in these lawsuits generally allege violations of state consumer fraud acts, unjust enrichment, and breach of warranty based on the allegations that the washing machines have various defects. There are no allegations of any personal injury, catastrophic property damage, or safety risk. The complaints generally seek unspecified compensatory, consequential, and punitive damages. The Company believes these suits are without merit and intends to vigorously defend these actions. At this point, the Company cannot reasonably estimate a possible range of loss, if any.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(Continued)

In early 2004, Maytag Corporation filed a claim against the Company for patent infringement. The claim also seeks unspecified damages and an injunction against the continued production or sale of the alleged infringed patented product. A trial date has been set for July 11, 2005. The Company believes this suit is without merit, intends to vigorously defend this suit and at this point cannot reasonably estimate a possible range of loss, if any.

In 1989, a Brazilian affiliate (now a subsidiary) of the Company brought an action against a financial institution in Brazil seeking a “Declaration of Non-Enforceability of Obligations” relating to loan documentation entered into without authority by a senior officer of the affiliate. The original amount in dispute was approximately $25 million. In September 2000, a decision in the declaratory action adverse to the Company became final. In 2001, the financial institution began a collection action, and the Company responded with a counterclaim. The lower court dismissed the counterclaim in 2002 and a discretionary appeal of this dismissal was requested in 2003, but no decision on this request has been made. A final decision in the collection action is not expected for several years. The Company plans to continue to aggressively defend this matter, and at this point cannot reasonably estimate a possible range of loss.

The Company is involved in various other legal actions arising in the normal course of business. Management, after taking into consideration legal counsel’s evaluation of such actions, is of the opinion that the outcome of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

The Brazilian Constitution provides for a tax credit on raw materials used in production. The credit allows for both the seller and the purchaser of raw materials to be tax exempt or to have a zero tax rate on sales or purchases of finished product. Several court decisions supported the tax credit and, during 2003 and 2004, the Company calculated tax credits under this provision. The amount recorded as tax credits as of December 31, 2004 is approximately $22 million. The recorded tax credits are currently being challenged in Brazilian courts and at this point, the Company cannot reasonably estimate the potential impact, if any, to its consolidated financial position or consolidated results of operations.

On February 13, 2003 the European Union adopted the Waste Electrical and Electronic Equipment (“WEEE”) directive. Among other provisions, the directive stipulates that “producers” will be responsible for the cost of collection, disposal and recycling of waste (“recycling schemes”) for many electrical and electronic products as of August 13, 2005. The directive required all European Union member states to introduce it into national law by no later than August 2004. However, as of February 2005 many member states were still in the drafting stage and had not passed national legislation. As a consequence many of the details concerning responsibilities, costs of the recycling schemes and ability to recover through a visible fee to the end consumer are yet to be determined. The Company is, therefore, presently unable to estimate the potential cost of complying with the directive.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Management has evaluated the accounting policies used in the preparation of the accompanying Consolidated Financial Statements and related notes and believes those policies to be reasonable and appropriate. The Company’s accounting policies are described in Note 1 to the Consolidated Financial Statements. Certain of these accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. The Company’s critical accounting policies include the following:

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(Continued)

Pension and Other Postretirement Benefits

Accounting for pensions and other postretirement benefits involves estimating the costs of future benefits and attributing the cost over the employee’s expected period of employment with the Company. The determination of the Company’s obligation and expense for these costs requires the use of certain assumptions. Those assumptions are included in Note 16 to the Consolidated Financial Statements and include, among others, the discount rate, expected long-term rate of return on plan assets and health care cost trend rates. These assumptions are subject to change based on stock and bond market returns, interest rates on high quality bonds and medical cost inflation, respectively. As permitted by generally accepted accounting principles, actual results that differ from the Company’s assumptions are accumulated and amortized over future periods and therefore, generally affect its recognized expense and accrued liability in such future periods. While the Company believes that its assumptions are appropriate given current economic conditions and its actual experience, significant differences in results or significant changes in the Company’s assumptions may materially affect its pension and other postretirement obligations and related future expense. As required by SFAS No. 87, SFAS No. 132 (revised 2003) and SFAS No. 106, Whirlpool’s pension and other postretirement benefit obligations as of December 31, 2004 and preliminary retirement benefit costs for the 2005 fiscal year were prepared using the assumptions that are determined as of December 31, 2004. The following table highlights the sensitivity of Whirlpool’s December 31, 2004 retirement obligations and 2005 retirement benefit costs of its U.S. plans to changes in the key assumptions used to determine those results:

Change in assumption	Estimated increase (decrease) in 2005 pension cost	Estimated increase (decrease) in Projected Benefit Obligation for the year ended December 31, 2004	Estimated increase (decrease) in 2005 Other Postretirement Benefits cost	Estimated increase (decrease) in Other Postretirement Benefit Obligation for the year ended December 31, 2004
Millions of dollars
0.25% increase in discount rate	$(4.7)	$(53.0)	$(1.0)	$(15.6)

0.25% decrease in discount rate	$4.7	$54.5	$1.0	$16.0

0.25% increase in long-term return on assets	$(4.4)	N/A	N/A	N/A

0.25% decrease in long-term return on assets	$4.4	N/A	N/A	N/A

0.50% increase in discount rate	$(9.3)	$(104.7)	$(2.1)	$(30.8)

0.50% decrease in discount rate	$9.5	$110.6	$2.0	$32.5

0.50% increase in long-term return on assets	$(8.8)	N/A	N/A	N/A

0.50% decrease in long-term return on assets	$8.8	N/A	N/A	N/A

The analysis is an estimate only. These sensitivities may not be appropriate to use for other years’ financial results. Furthermore, the impact of assumption changes outside of the ranges shown above may not be approximated by using the above results.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(Continued)

Income Taxes

As part of the process of preparing its Consolidated Financial Statements, the Company estimates its income taxes in each of the taxing jurisdictions in which its operates. This process involves estimating actual current tax expense together with assessing any temporary differences resulting from the different treatment of certain items, such as the timing for recognizing expenses, for tax and accounting purposes in accordance with SFAS No. 109, “Accounting for Income Taxes.” These differences may result in deferred tax assets and liabilities, which are included in the Company’s consolidated balance sheets. The Company is required to assess the likelihood that its deferred tax assets, which include net operating loss carryforwards and temporary differences that are expected to be deductible in future years, will be recoverable. Realization of the Company’s net operating loss deferred tax assets is supported by specific tax strategies and consider planned projections of future profitability. If recovery is not likely, the Company provides a valuation allowance based on its estimates of future taxable income in the various taxing jurisdictions, and the amount of deferred taxes that are ultimately realizable. If future taxable income was lower than expected or if tax-planning strategies were not available as anticipated, the Company may record additional valuation allowances through income tax expense in the period such determination is made. Likewise, if the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amounts, an adjustment to the deferred tax asset would increase income in the period such determination is made. As of December 31, 2004 and 2003, the Company had total deferred tax assets of $851 million and $703 million, net of valuation allowances of $94 million and $88 million, respectively (see Note 15 to the Consolidated Financial Statements). The Company’s effective tax rate has ranged from 33.9% to 46.2% over the past five years and has been influenced by audit settlements, tax planning strategies, enacted legislation, and dispersion of global income. A 1% change to the Company’s effective tax rate would have decreased earnings by approximately $6.2 million based on 2004 earnings. Future changes in the effective tax rate will be subject to several factors, including enacted laws, tax planning strategies, and business profitability.

In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. In the opinion of management, adequate provisions for income taxes have been made for all years.

Product Recall

The establishment of a liability for product recall expenses is occasionally required and is impacted by several factors such as customer response rate, consumer options, field repair costs, inventory repair costs, extended warranty costs, communication structure and other miscellaneous costs such as legal, logistics and consulting. The customer response rate, which represents an estimate of the total number of units to be serviced as a percentage of the total number of units impacted by the recall, is the most significant factor in estimating the total cost of each recall. This rate is impacted by several factors, including the type of product, the year manufactured, age of the product sold and current and past experience factors. Significant differences between the Company’s assumptions and its actual experience or significant changes in its assumptions could have a material impact on the Company’s product recall reserves.

Befiex Credits

As discussed above, prior to 2004, the Company’s Brazilian subsidiaries had been recognizing benefits under the Brazilian government’s export incentive program (“Befiex”) as an offset against Brazilian

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(Continued)

federal excise tax on domestic sales. Since the initial granting of these credits in 1996, it has been the Company’s policy to recognize these credits as they have been monetized. There have, however, been ongoing legal proceedings relating to this program and it is presently under review within the Brazilian court system. The Company has chosen not to recognize any of our remaining credits of approximately $316 million under the program until the Brazilian courts have confirmed the method used to calculate those remaining credits.

Warranty Obligations

The estimation of warranty obligations is determined in the same period that revenue from the sale of the related products is recognized. The warranty obligation is based on historical experience and reflects management’s best estimate of expected costs at the time products are sold. Warranty accruals are adjusted for known or anticipated warranty claims as new information becomes available. Future events and circumstances could materially change the Company’s estimates and require adjustments to the warranty obligation. New product launches require a greater use of judgment in developing estimates until historical experience becomes available. See Note 9 to the Consolidated Financial Statements for a summary of the activity in the Company’s product warranty accounts for 2004 and 2003.

NEW ACCOUNTING PRONOUNCEMENTS

The American Jobs Creation Act of 2004 (the “Act”) was signed into law on October 22, 2004. The Company is considering the implications of the Act on repatriation of foreign earnings, which reduces the Federal income tax rate on dividends from non-U.S. subsidiaries. The Financial Accounting Standards Board (“FASB”) issued FSP 109-2 in December 2004 which requires the recording of tax expense if and when an entity decides to repatriate foreign earnings subject to the Act. As of December 31, 2004, management has not decided whether, and to what extent, the Company would repatriate foreign earnings under the Act, and accordingly, the financial statements do not reflect any provision for tax on undistributed foreign earnings which may be repatriated subject to the provisions of the Act. See Note 15 of the Notes to Consolidated Financial Statements for further discussion of the potential impact of the Act on the financial statements.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payments”. SFAS No. 123(R) would require the Company to measure all employee stock-based compensation awards using a fair-value method and record such expense in its consolidated financial statements. SFAS No. 123(R) is effective for periods beginning after June 15, 2005. SFAS No. 123(R) provides alternative methods of adoption which include prospective application and a modified retroactive application. The Company is currently evaluating the adoption alternatives and does not expect the adoption to have a material impact on its results of operations or financial position.

MARKET RISK

The Company is exposed to market risk from changes in foreign currency exchange rates, domestic and foreign interest rates, and commodity prices, which can affect the Company’s operating results and overall financial condition. Whirlpool manages its exposure to these market risks through its operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and are not used for speculation or for trading purposes. Derivative financial instruments are entered into with a diversified group of investment grade counterparties to reduce its exposure to nonperformance on such instruments. The Company’s sensitivity analysis reflects the effects of changes in market risk but does not factor in potential business risks of the counterparties or appropriate use of instruments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Whirlpool uses foreign currency forward contracts, currency options and currency swaps to hedge the price risk associated with firmly committed and forecasted cross-border payments and receipts related to its ongoing business and operational financing activities. Foreign currency contracts are sensitive to changes in foreign currency exchange rates. At December 31, 2004, a 10% unfavorable exchange rate movement in each currency in the Company’s portfolio of foreign currency contracts would have resulted in an incremental unrealized loss of approximately $121 million, while a 10% favorable shift would have resulted in an incremental unrealized gain of approximately $112 million. Consistent with the use of these contracts to neutralize the effect of exchange rate fluctuations, such unrealized losses or gains would be offset by corresponding gains or losses, respectively, in the remeasurement of the underlying exposures.

The Company enters into commodity swap contracts to hedge the price risk associated with firmly committed and forecasted commodities purchases that are not fixed directly through supply contracts. As of December 31, 2004, a 10% unfavorable shift in commodity prices would have resulted in an incremental loss of approximately $2 million in the commodity swap contracts, while a 10% favorable shift would have resulted in an incremental gain of approximately $2 million.

Whirlpool utilizes interest rate swaps to hedge the Company’s interest rate risk. As of December 31, 2004, a 10% shift in interest rates would have resulted in an incremental $1 million gain or loss related to these contracts.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Management’s Discussion and Analysis and other sections of this report may contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance.

Certain statements contained in this Financial Supplement, including those within the forward-looking perspective section within this Management’s Discussion and Analysis, and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered “forward-looking statements” which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “will,” “forecast,” and similar words or expressions. The Company’s forward-looking statements generally relate to its growth strategies, financial results, product development, and sales efforts. These forward-looking statements should be considered with the understanding that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

Many factors could cause actual results to differ materially from the Company’s forward-looking statements. Among these factors are: (1) the cost of raw materials and components, especially steel and the impact of rising oil prices; (2) the financial impact of the Company’s announced price increases will be dependent upon such factors as the strength of the Company’s brands in the market place, the strength of consumer demand for the Company’s products, and other factors outside of the Company’s control such as the general economic conditions prevailing at the time the new pricing goes into effect; (3) rising worldwide transportation costs due to record oil prices, capacity constraints, and other factors; (4) the ability to gain or maintain market share in an intensely competitive global market; (5) the success of the Company’s global strategy to develop brand differentiation and brand loyalty; (6) the

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(Continued)

Company’s global operating platform initiatives; (7) the success of the Latin American business operating in challenging and volatile environments; (8) continuation of the Company’s strong relationship with Sears, Roebuck and Co. (anticipated to merge with Kmart Holdings to form Sears Holdings Corporation) in North America, which accounted for approximately 17% of consolidated net sales of $13 billion in 2004; (9) currency exchange rate fluctuations; (10) social, economic, and political volatility in developing markets; (11) continuing uncertainty in the North American, Latin American, Asian and European economies; (12) the effectiveness of the series of restructuring actions the Company has announced and/or completed through 2004; (13) U.S. interest rates; (14) new Asian competitors; (15) changes to the obligations as presented in the contractual obligations table; (16) changes in the funded position of the U.S. pension plans; (17) continued strength of the U.S. builder industry; and (18) the threat of terrorist activities or the impact of war.

The Company undertakes no obligation to update every forward-looking statement, and investors are advised to review disclosures in the Company’s filings with the Securities and Exchange Commission. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results. Therefore, investors should not consider the foregoing factors to be an exhaustive statement of all risks, uncertainties, or factors that could potentially cause actual results to differ.

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31

(Millions of dollars, except per share data)

	2004	2003	2002
Net sales	$13,220	$12,176	$11,016

Expenses
Cost of products sold	10,358	9,423	8,473
Selling, general and administrative	2,087	1,916	1,736
Intangible amortization	2	4	14
Restructuring costs	15	3	101

Operating profit	758	830	692

Other income (expense)
Interest and sundry income (expense)	(14)	(41)	(54)
Interest expense	(128)	(137)	(143)

Earnings from continuing operations before income taxes and other items	616	652	495
Income taxes	209	228	193

Earnings from continuing operations before equity earnings and minority interests	407	424	302
Equity in loss of affiliated companies	(1)	—	(27)
Minority interests	—	(10)	(13)

Earnings from continuing operations	406	414	262
Discontinued operations, net of tax	—	—	(43)
Cumulative effect of change in accounting principle, net of tax	—	—	(613)

Net earnings (loss)	$406	$414	$(394)

Per share of common stock
Basic earnings from continuing operations	$6.02	$6.03	$3.86
Discontinued operations, net of tax	—	—	(0.62)
Cumulative effect of change in accounting principle, net of tax	—	—	(9.03)

Basic net earnings (loss)	$6.02	$6.03	$(5.79)

Diluted earnings from continuing operations	$5.90	$5.91	$3.78
Discontinued operations, net of tax	—	—	(0.62)
Cumulative effect of change in accounting principle, net of tax	—	—	(8.84)

Diluted net earnings (loss)	$5.90	$5.91	$(5.68)

Dividends	$1.72	$1.36	$1.36

Weighted-average shares outstanding: (millions)
Basic	67.4	68.7	67.9
Diluted	68.9	70.1	69.3

See Notes to Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Millions of dollars)

	December 31
	2004	2003
ASSETS
Current Assets
Cash and equivalents	$243	$249
Trade receivables, less allowances (2004: $107; 2003: $113)	2,032	1,913
Inventories	1,701	1,340
Prepaid expenses	74	62
Deferred income taxes	189	129
Other current assets	275	172

Total Current Assets	4,514	3,865

Other Assets
Investment in affiliated companies	16	11
Goodwill, net	168	165
Other intangibles, net	108	85
Deferred income taxes	323	268
Prepaid pension costs	329	357
Other assets	140	154

	1,084	1,040

Property, Plant and Equipment
Land	91	84
Buildings	1,073	1,004
Machinery and equipment	5,933	5,391
Accumulated depreciation	(4,514)	(4,023)

	2,583	2,456

Total Assets	$8,181	$7,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Notes payable	$244	$260
Accounts payable	2,297	1,944
Employee compensation	300	303
Deferred income taxes	57	48
Accrued expenses	811	701
Restructuring costs	13	45
Income taxes	110	95
Other current liabilities	146	174
Current maturities of long-term debt	7	19

Total Current Liabilities	3,985	3,589

Other Liabilities
Deferred income taxes	240	236
Pension benefits	367	298
Postemployment benefits	499	489
Other liabilities	256	251
Long-term debt	1,160	1,134

	2,522	2,408

Minority Interests	68	63

Stockholders’ Equity
Common stock, $1 par value:	90	88
Authorized—250 million shares
Issued—90 million shares (2004); 89 million shares (2003)
Outstanding—67 million shares (2004); 69 million shares (2003)
Paid-in capital	737	659
Retained earnings	2,596	2,276
Accumulated other comprehensive loss	(601)	(757)
Treasury stock—23 million shares (2004); 20 million shares (2003)	(1,216)	(965)

Total Stockholders’ Equity	1,606	1,301

Total Liabilities and Stockholders’ Equity	$8,181	$7,361

See Notes to Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31

(Millions of dollars)

	2004	2003	2002
Operating Activities
Net earnings (loss)	$406	$414	$(394)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Cumulative effect of a change in accounting principle	—	—	613
Equity in losses of affiliated companies, less dividends received	1	—	27
(Gain) loss on disposition of assets	(7)	6	5
Loss on discontinued operations	—	—	43
Depreciation and amortization	445	427	405
Changes in assets and liabilities, net of business acquisitions:
Trade receivables	(16)	4	(67)
Inventories	(266)	(127)	101
Accounts payable	253	163	63
Product recalls	12	6	(239)
Restructuring charges, net of cash paid	(33)	(89)	33
Taxes deferred and payable, net	(18)	55	157
Tax paid on cross currency interest rate swap gain	—	—	(86)
Accrued pension	6	(109)	(37)
Other—net	11	(6)	161

Cash Provided By Operating Activities	$794	$744	$785

Investing Activities
Capital expenditures	$(511)	$(423)	$(430)
Proceeds from sale of assets	74	75	27
Acquisitions of businesses, less cash acquired	(2)	(4)	(179)

Cash Used For Investing Activities	$(439)	$(352)	$(582)

Financing Activities
Net (repayments) proceeds of short-term borrowings	$(37)	$7	$(165)
Proceeds of long-term debt	—	6	6
Repayments of long-term debt	(21)	(221)	(77)
Dividends paid	(116)	(94)	(91)
Purchase of treasury stock	(251)	(65)	(46)
Redemption of WFC preferred stock	—	(33)	(25)
Common stock issued under stock plans	64	65	80
Other	3	(10)	(5)

Cash Used For Financing Activities	$(358)	$(345)	$(323)

Effect of Exchange Rate Changes on Cash and Equivalents	$(3)	$10	$(4)

(Decrease) Increase in Cash and Equivalents	$(6)	$57	$(124)
Cash and Equivalents at Beginning of Year	249	192	316

Cash and Equivalents at End of Year	$243	$249	$192

See Notes to Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Year ended December 31

(Millions of dollars)

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock/ Paid-in-Capital	Common Stock	Total
Balances, December 31, 2001	$2,470	$(697)	$(401)	$86	$1,458
Comprehensive loss
Net loss	(394)	—	—	—	(394)
Unrealized loss on derivative instruments	—	(3)	—	—	(3)
Minimum pension liability adjustment, net of tax of $100	—	(151)	—	—	(151)
Foreign currency items, net of tax of $0	—	(148)	—	—	(148)

Comprehensive loss					(696)

Common stock repurchased, net of reissuances	—	—	(35)	—	(35)
Common stock issued	—	—	102	1	103
Dividends declared on common stock	(91)	—	—	—	(91)

Balances, December 31, 2002	$1,985	$(999)	$(334)	$87	$739

Comprehensive income
Net earnings	414	—	—	—	414
Unrealized loss on derivative instruments	—	(5)	—	—	(5)
Minimum pension liability adjustment, net of tax of $75	—	118	—	—	118
Foreign currency items, net of tax of $5	—	129	—	—	129

Comprehensive income					656

Common stock repurchased, net of reissuances	—	—	(49)	—	(49)
Common stock issued	—	—	77	1	78
Dividends declared on common stock	(123)	—	—	—	(123)

Balances, December 31, 2003	$2,276	$(757)	$(306)	$88	$1,301

Comprehensive income
Net earnings	406	—	—	—	406
Unrealized gain on derivative instruments	—	13	—	—	13
Minimum pension liability adjustment, net of tax of $14	—	(31)	—	—	(31)
Foreign currency items, net of tax of $14	—	174	—	—	174

Comprehensive income					562

Common stock repurchased, net of reissuances	—	—	(251)	—	(251)
Common stock issued	—	—	78	2	80
Dividends declared on common stock	(86)	—	—	—	(86)

Balances, December 31, 2004	$2,596	$(601)	$(479)	$90	$1,606

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Nature of Operations

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances. The Company manufactures in 12 countries under nine major brand names and markets products to distributors and retailers in more than 170 countries.

Principles of Consolidation

The Consolidated Financial Statements include all majority-owned subsidiaries. Investments in affiliated companies consists of a 40% voting interest in an international company engaged in the sale of major home appliances and a 30% interest in an international company engaged in the sale of extended warranty contracts. Both companies are accounted for by the equity method. All intercompany transactions have been eliminated upon consolidation.

Use of Estimates

Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Sales are recorded when title passes to the customer. The point at which title passes is determined by the shipping terms. For the majority of the Company’s sales, title is transferred to the customer as soon as the product is shipped. For a portion of the Company’s sales, primarily in Europe, title is transferred to the customer upon receipt at the customer’s location. Allowances for estimated returns are made on sales of certain products based on historical return rates for the products involved.

Accounts Receivable and Allowance for Doubtful Accounts

The Company carries its accounts receivable at their face amounts less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes the allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions and based on a history of write-offs and collections. The Company’s policy is generally to not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed upon invoice terms.

Freight and Warehousing Costs

Freight-out and warehousing costs included in selling, general and administrative expenses in the statements of operations were $723 million, $576 million and $520 million in 2004, 2003 and 2002, respectively.

Cash and Equivalents

All highly liquid debt instruments purchased with an initial maturity of three months or less are considered cash equivalents.

Inventories

Inventories are stated at first-in, first-out (“FIFO”) cost, except U.S. production inventories, which are stated at last-in, first-out (“LIFO”) cost and Brazilian inventories, which are stated at average cost. Costs do not exceed realizable values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation of plant and equipment is computed using the straight-line method based on the estimated useful lives of the assets. Useful lives for buildings range from 25 to 40 years and machinery and equipment range from 3 to 10 years. Assets recorded under capital leases are included in property, plant and equipment.

Research and Development Costs

Research and development costs are charged to expense as incurred. Such costs were $315 million, $285 million and $259 million in 2004, 2003 and 2002, respectively.

Advertising Costs

Advertising costs are charged to expense as incurred. Such costs were $221 million, $170 million and $176 million in 2004, 2003 and 2002, respectively.

Contingent Tax Matters

The Company establishes liabilities for probable and estimable assessments by taxing authorities resulting from known tax exposures. Such amounts represent a reasonable provision for taxes ultimately expected to be paid, and may need to be adjusted over time as more information becomes known.

Foreign Currency Translation

The functional currency for the Company’s international subsidiaries and affiliates is typically the local currency. Certain international subsidiaries utilize the U.S. dollar as the functional currency.

Derivative Financial Instruments

The Company recognizes all of its derivative instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Changes in the fair value of hedge assets or liabilities (i.e., gains or losses) are recognized depending upon the type of hedging relationship and whether a hedge has been designated. For those derivative instruments that are designated and qualify as hedging instruments, the Company must further designate the hedging instrument, based upon the exposure being hedged, as a cash flow hedge, fair value hedge, or a hedge of a net investment in a foreign operation.

Cash flow hedges are hedges that use derivatives to offset the variability of expected future cash flows. The effective portion of the unrealized gain or loss on a derivative instrument designated as a cash flow hedge is reported as a component of accumulated other comprehensive income and reclassified into earnings in the same line item associated with the hedged transaction in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of the unrealized gain or loss on the derivative instrument, if any, is recognized in other income (expense) in current earnings during the period of change.

Fair value hedges are hedges that mitigate the risk of changes in the fair values of assets, liabilities and certain types of firm commitments. The gain or loss on a derivative instrument designated as a fair value hedge and the offsetting loss or gain on the hedged item are recognized in the same line item associated with the hedged item in current earnings during the period of the change in fair values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net investment hedge designation refers to the use of derivative contracts or cash instruments to hedge the foreign currency exposure of a net investment in a foreign operation. For those derivatives that qualify as net investment hedges, the effective portion of any unrealized gain or loss is reported in accumulated other comprehensive income as part of the cumulative translation adjustment. Any ineffective portion of net investment hedges is recognized in other income (expense) in current earnings during the period of change.

For derivative instruments not designated as hedging instruments, the unrealized gain or loss is recognized in other income (expense) in current earnings during the period of change.

Stock-Based Employee Compensation

Stock option and incentive plans are accounted for under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. The Company has adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” but has not adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended. Had the Company elected to adopt the recognition provisions of SFAS No. 123, pro forma net earnings (loss) and diluted net earnings (loss) per share would be as follows:

Year ended December 31 (Millions of dollars, except per share data)	2004	2003	2002
Compensation cost included in earnings as reported (net of tax benefits)	$9	$13	$12
Pro-forma total fair value compensation cost (net of tax benefits)	$17	$25	$25

Net earnings (loss):
As reported	$406	$414	$(394)
Pro-forma	398	402	(407)

Basic net earnings (loss) per share:
As reported	$6.02	$6.03	$(5.79)
Pro-forma	5.90	5.86	(5.99)

Diluted net earnings (loss) per share:
As reported	$5.90	$5.91	$(5.68)
Pro-forma	5.78	5.74	(5.87)

Net Earnings Per Common Share

Diluted net earnings per share of common stock includes the dilutive effect of stock options and stock based compensation plans. For the years ended December 31, 2004, 2003 and 2002, a total of approximately 1,831,000 options, 1,803,000 options and 1,885,000 options, respectively, were excluded from the calculation of diluted earnings per share because their exercise prices would render them anti-dilutive.

Basic and diluted earnings (loss) per share were calculated as follows:

Millions of dollars and shares	2004	2003	2002
Numerator for basic and diluted earnings (loss) per share—net earnings	$406	$414	$(394)

Denominator for basic earnings (loss) per share—weighted-average shares	67.4	68.7	67.9
Effect of dilutive securities—stock-based compensation	1.5	1.4	1.4

Denominator for diluted earnings per share—adjusted weighted-average shares	68.9	70.1	69.3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reclassifications

Certain reclassifications have been made to prior year data to conform to the current year presentation which had no effect on net income reported for any period.

(2) NEW ACCOUNTING STANDARDS

The American Jobs Creation Act of 2004 (the “Act”) was signed into law on October 22, 2004. The Company is considering the implications of the Act on repatriation of foreign earnings, which reduces the Federal income tax rate on dividends from non-U.S. subsidiaries. The Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) 109-2 in December 2004 which requires the recording of tax expense if and when an entity decides to repatriate foreign earnings subject to the Act. As of December 31, 2004, management has not decided whether, and to what extent, the Company would repatriate foreign earnings under the Act, and accordingly, the financial statements do not reflect any provision for tax on undistributed foreign earnings which may be repatriated subject to the provisions of the Act. See Note 15 of the Notes to Consolidated Financial Statements for further discussion of the potential impact of the Act on the financial statements.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payments.” SFAS No. 123(R) would require the Company to measure all employee stock-based compensation awards using a fair-value method and record such expense in its consolidated financial statements. SFAS No. 123(R) is effective for periods beginning after June 15, 2005. SFAS No. 123(R) provides alternative methods of adoption which include prospective application and a modified retroactive application. The Company is currently evaluating the adoption alternatives and does not expect the adoption to have a material impact on its results of operations or financial position.

(3) GOODWILL AND OTHER INTANGIBLES

Goodwill

On January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” and recorded a non-cash after-tax charge of $613 million, or $8.84 per diluted share, as a cumulative effect of a change in accounting principle. An additional impairment of $9 million, after-tax, was recognized as a charge to operations during the fourth quarter of 2002 relating to goodwill associated with an acquisition in Asia (see Note 4).

Under SFAS No. 142, goodwill and indefinite-lived intangibles are no longer amortized and are subject to an annual impairment analysis, performed during the fourth quarter of each year. The Company determines the fair value of each reporting unit using a discounted cash flow approach. The Company has determined its reporting units are: North America, Europe, Multibras and Embraco (which combined are Latin America), and Asia. The Company performed the annual impairment tests and determined there to be no impairment of remaining goodwill or indefinite-lived intangibles for the years ended December 31, 2004 and 2003.

The following table summarizes the changes in the carrying amount of goodwill for the year ended December 31, 2004:

Reporting Unit—Millions of dollars	Beginning of Year	Other	End of Year
North America	$161	$3	$164
Latin America	4	—	4

Total	$165	$3	$168

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The $3 million increase in the carrying value of North America goodwill is related to the effects of currency translation for its Canadian subsidiary.

Other Intangible Assets

Other intangibles are comprised of the following:

December 31—Millions of dollars	2004	2003
Trademarks (indefinite-lived)	$53	$51
Patents and non-compete agreements	3	1
Pension related	52	33

Total other intangible assets, net	$108	$85

The balances include trademarks acquired as part of the Whirlpool Mexico and Polar acquisitions (see Note 4) and intangible assets related to minimum pension liabilities (see Note 16). Accumulated amortization totaled $3 million and $25 million at December 31, 2004 and 2003. During 2004, fully amortized intangible assets were removed from the Company’s Consolidated Balance Sheet.

(4) BUSINESS ACQUISITIONS / DISPOSITIONS

Whirlpool Mexico

On July 3, 2002, the Company acquired the remaining 51% ownership in Vitromatic S.A. de C.V. (“Whirlpool Mexico”), an appliance manufacturer and distributor in Mexico. Prior to that date, the Company’s 49% ownership in Whirlpool Mexico was accounted for as an equity investment. Whirlpool Mexico has been included in the Consolidated Financial Statements within the North American operating segment since the acquisition date. The aggregate purchase price was $151 million in cash plus outstanding debt at the time of acquisition, which totaled $143 million. The transaction generated goodwill of $89 million. The transaction also generated approximately $15 million in indefinite-lived intangible assets related to trademarks owned by Whirlpool Mexico.

The Whirlpool Mexico opening balance sheet is summarized (in millions) as follows:

ASSETS		LIABILITIES AND STOCKHOLDERS’ EQUITY
Current assets		Current liabilities
Trade receivables, net	$130	Accounts payable	$112
Inventories	60	Notes payable	132
Other current assets	15

Total Current Assets	205	Total Current Liabilities	244

Other assets		Other liabilities
Property, plant and equipment	245	Other liabilities	80

Goodwill	89	Total Other Liabilities	80

Other intangibles	15
		Total Stockholders’ Equity	230

Total Assets	$554	Total Liabilities and Stockholders’ Equity	$554

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Polar

On June 5, 2002, the Company acquired 95% of the shares of Polar S.A. (“Polar”), a leading major home appliance manufacturer in Poland. The results of Polar’s operations have been included in the Consolidated Financial Statements within the European operating segment since that date. The aggregate purchase price was $27 million in cash plus outstanding debt at the time of acquisition, which totaled $19 million. The transaction also generated $17 million in indefinite-lived intangible assets related to trademarks owned by Polar. During 2003, Whirlpool acquired the remaining 5% of the shares of Polar.

Other

On September 30, 2003, the Company completed the sale of its interest in Wellmann to Alno, a prominent German kitchen cabinet manufacturer. Previously, the Company held a 49.5% ownership interest in Wellmann. The Company has a 13% interest in Alno. The sale did not have a material impact to the Company’s financial position or results of operations. The Company analyzed the provisions of FASB Interpretation No. (“FIN”) 46 with respect to its interest in Alno and determined that Alno did not meet the definition of a variable interest entity under FIN 46.

On November 18, 2002, the Company acquired the remaining 20% interest in Whirlpool Narcissus Shanghai Company Limited (“Narcissus”) for $9 million. Subsequent to the purchase, the Company was renamed Whirlpool Home Appliance (Shanghai) Co. Ltd. (“Whirlpool Shanghai”). Whirlpool Shanghai is a home appliance manufacturing Company located in Shanghai, China. The transaction was largely necessitated by the exercise of a put option by the minority partner arising out of an amendment to the joint venture contract agreed to in February 1998. The purchase resulted in $9 million of goodwill which was subsequently written off as impaired goodwill under the requirements of SFAS No. 142, “Goodwill and Other Intangible Assets.” The entity is now a wholly owned subsidiary of the Company.

(5) DISCONTINUED OPERATIONS

In 1997, the Company discontinued its financing operations, Whirlpool Financial Corporation (“WFC”), and sold the majority of its assets. The remaining assets consist primarily of non-airline investments in a portfolio of leveraged leases which are recorded in other non-current assets in the balance sheets and totaled $15 million and $42 million, net of related reserves, at December 31, 2004 and 2003, respectively. During 2004, a lessee elected to exercise its purchase option for an asset under lease, and the sale of the asset did not have a material impact to the Consolidated Statements of Operations or Consolidated Balance Sheets as of and for the year ended December 31, 2004.

During the fourth quarter of 2002, the Company wrote off WFC’s investment in leveraged aircraft leases relating to United Airlines (“UAL”) as a result of UAL’s filing for bankruptcy protection. The write-off resulted in a non-cash charge of $68 million, or $43 million after-tax.

(6) INVENTORIES

December 31—Millions of dollars	2004	2003
Finished products	$1,410	$1,118
Work in process	57	64
Raw materials	353	284

	1,820	1,466
Less excess of FIFO cost over LIFO cost	(119)	(126)

Total inventories	$1,701	$1,340

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

LIFO inventories represent approximately 23% and 31% of total inventories at December 31, 2004 and 2003, respectively.

(7) ASSET IMPAIRMENTS

During the fourth quarter of 2003, the Company determined a production line would no longer be utilized in its Mexican operations. Accordingly, an impairment analysis was performed, and the total non-discounted future cash flows of the equipment was less than its carrying value. As a result, the Company recorded a $5 million after-tax impairment charge for the year ended December 31, 2003. The impairment charge is reflected in cost of products sold in the Company’s Consolidated Statements of Operations.

The Company recorded a $22 million after-tax impairment charge in the second quarter of 2002 related to its minority investments in and advances to Wellmann. The Company acquired its initial investment in this entity with its purchase of the appliance operations of Philips Electronics N.V. in 1989. Continued deterioration in the marketplace led to overcapacity in the wood cabinet industry, which resulted in the business revising its estimated future cash flows. These circumstances prompted the Company to conduct an impairment review, resulting in the above charge, which is reflected in equity earnings (loss) in the Consolidated Statements of Operations. See Note 4 regarding the sale of the Company’s interest in Wellmann.

(8) FINANCING ARRANGEMENTS

Notes Payable and Debt

At December 31, 2004, the Company had committed unsecured revolving lines of credit available from banks totaling $1.2 billion. In May 2004, Whirlpool allowed its $400 million committed 364 day credit facility to expire. Simultaneously, the Company increased the size of its $800 million committed credit facility to $1.2 billion and extended its maturity from 2006 to 2009. This committed facility supports commercial paper programs and other operating needs. The interest rate for borrowing under the credit agreements is generally based on the London Interbank Offered Rate plus a spread that reflects the Company’s debt rating. The credit agreements require that the Company maintain a maximum debt to earnings before interest, taxes, depreciation and amortization ratio and a minimum interest coverage ratio. At December 31, 2004 and 2003, the Company was in compliance with its financial covenants. The credit agreements provide the Company with access to adequate and competitive funding under usual or unusual market conditions. During 2004, there were no borrowings outstanding under these credit agreements.

Notes payable consist of the following:

December 31—Millions of dollars	2004	2003
Payable to banks	$244	$170
Commercial paper	—	90

Total notes payable	$244	$260

The fair value of the Company’s notes payable approximates the carrying amount due to the short maturity of these obligations. The weighted average interest rate on notes payable was 3.5% and 4.3% for the years ended December 31, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Long-term debt consists of the following:

December 31—Millions of dollars	2004	2003
Eurobonds (EUR 300 million)—5.875% due 2006	$407	$374
Debentures—9.1% due 2008	125	125
Notes—8.6% due 2010	325	325
Debentures—7.75% due 2016	243	243
Other (various interest rates with maturities through 2010)	67	86

	$1,167	$1,153
Less current maturities	7	19

Total long-term debt, net of current maturities	$1,160	$1,134

Annual maturities of long-term debt in the next five years are $7 million, $414 million, $9 million, $127 million and $2 million.

The Company paid interest on short-term and long-term debt totaling $124 million, $137 million and $141 million in 2004, 2003 and 2002, respectively.

The fair value of long-term debt (including current maturities) was $1,315 million and $1,323 million as of December 31, 2004 and 2003, respectively, and was estimated using discounted cash flow analyses based on incremental borrowing rates for similar types of borrowing arrangements.

Preferred Stock

Although most of its assets have been divested, WFC remains a legal entity with assets consisting primarily of leveraged leases (see Note 5). WFC also has 17,500 shares of Series B preferred stock outstanding as of December 31, 2004 and 2003 with a face value of $100 per share, an annual dividend of $6.55 per share and a mandatory redemption date of September 1, 2008. The preferred stock amounts are included within minority interests in the Consolidated Balance Sheets and the carrying amounts approximate fair value.

The preferred stockholders are entitled to vote together on a share-for-share basis with WFC’s common stockholder, Whirlpool Corporation. Preferred stock dividends are payable quarterly. On September 1, 2003, WFC redeemed 331,800 shares of the Series B preferred stock at a price of $100 per share (at par). The redemption terms required the payment of any accrued unpaid dividends in addition to the applicable redemption premium, and accordingly, a total of $0.6 million was paid on September 1, 2003 related to dividends. The terms of the preferred stockholders agreement provides for a final payment on September 1, 2008 (the mandatory redemption date) equal to the number of Series B preferred stock outstanding multiplied by the face value of $100 per share.

The Company and WFC are parties to a support agreement. Pursuant to the agreement, if at the close of any quarter WFC’s net earnings available for fixed charges (as defined) for the preceding twelve months is less than a stipulated amount, the Company is required to make a cash payment to WFC equal to the insufficiency within 60 days of the end of the quarter. The Company was not required to make any payments under this agreement during 2004, 2003 or 2002. The support agreement may be terminated by either WFC or the Company upon 30 days notice provided that certain conditions are met. The Company has also agreed to maintain ownership of at least 70% of WFC’s voting stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(9) GUARANTEES, COMMITMENTS AND CONTINGENCIES

Guarantees

The Company has guarantee arrangements in place in a Brazilian subsidiary. As a standard business practice in Brazil, the subsidiary guarantees customer lines of credit at commercial banks, supporting purchases from the Company, following its normal credit policies. In the event that a customer were to default on its line of credit with the bank, the subsidiary would be required to satisfy the obligation with the bank, and the receivable would revert back to the subsidiary. As of December 31, 2004 and December 31, 2003, these amounts totaled $184 million and $109 million, respectively. The only recourse the Company has related to these agreements would be legal or administrative collection efforts directed against the customer.

The Company provides guarantees of indebtedness and lines of credit for various consolidated subsidiaries. The maximum amount of credit facilities under guarantee for consolidated subsidiaries totaled $1.4 billion and $1.7 billion at December 31, 2004 and December 31, 2003, respectively. The Company’s total outstanding bank indebtedness, including credit facility amounts under guarantee, totaled $148 million and $117 million at December 31, 2004 and December 31, 2003, respectively.

Product warranty reserves are established in the same period that revenue from the sale of the related products is recognized. The amounts of those reserves are based on established terms and the Company’s best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date.

The following represents a reconciliation of the changes in product warranty reserves for the periods presented:

December 31—Millions of dollars	2004	2003
Balance at January 1	$148	$128
Warranties issued during the period	270	262
Settlements made during the period	(258)	(248)
Other changes	5	6

Balance at December 31	$165	$148

Current portion	$104	$95
Non-current portion	61	53

Total	$165	$148

Commitments and Contingencies

Commitments

At December 31, 2004, the Company had noncancelable operating lease commitments totaling $281 million. The annual future minimum lease payments are detailed in the table below.

Millions of dollars
2005	$86
2006	72
2007	47
2008	38
2009	22
Thereafter	16

Total noncancelable operating lease commitments	$281

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s rent expense was $100 million, $84 million and $72 million for the years 2004, 2003 and 2002, respectively.

Contingencies

In early 2004, Maytag Corporation filed a claim against the Company for patent infringement. The claim also seeks unspecified damages and an injunction against the continued production or sale of the alleged infringed patented product. A trial date has been set for July 11, 2005. The Company believes this suit is without merit, intends to vigorously defend this suit and at this point cannot reasonably estimate a possible range of loss, if any.

In 1989, a Brazilian affiliate (now a subsidiary) of the Company brought an action against a financial institution in Brazil seeking a “Declaration of Non-Enforceability of Obligations” relating to loan documentation entered into without authority by a senior officer of the affiliate. The original amount in dispute was approximately $25 million. In September 2000, a decision in the declaratory action adverse to the Company became final. In 2001, the financial institution began a collection action, and the Company responded with a counterclaim. The lower court dismissed the counterclaim in 2002 and a discretionary appeal of this dismissal was requested in 2003, but no decision on this request has been made. A final decision in the collection action is not expected for several years. The Company plans to continue to aggressively defend this matter, and at this point cannot reasonably estimate a possible range of loss.

The Company is currently a defendant in 11 purported class action lawsuits in 11 states related to its Calypso clothes washing machine. Two of the original purported class actions have been dismissed. The complaints in these lawsuits generally allege violations of state consumer fraud acts, unjust enrichment, and breach of warranty based on the allegations that the washing machines have various defects. There are no allegations of any personal injury, catastrophic property damage, or safety risk. The complaints generally seek unspecified compensatory, consequential and punitive damages. The Company believes these suits are without merit and intends to vigorously defend these actions. At this point, the Company cannot reasonably estimate a possible range of loss, if any.

Two purported national class action lawsuits have been filed against the Company, one in a Missouri state court and one in an Illinois state court, each alleging breach of warranty, fraud, and violation of state consumer protection acts in selling tall tub dishwashers. There are no allegations of any personal injury or property damage and the complaint seeks unspecified compensatory damages. The Company believes these suits are without merit, intends to vigorously defend these actions, and at this point cannot reasonably estimate a possible range of loss, if any.

The Company is involved in various other legal actions arising in the normal course of business. Management, after taking into consideration legal counsel’s evaluation of such actions, is of the opinion that the outcome of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

(10) HEDGES AND DERIVATIVE FINANCIAL INSTRUMENTS

The Company is exposed to market risk from changes in foreign currency exchange rates, domestic and foreign interest rates, and commodity prices. Fluctuations in these rates and prices can affect the Company’s operating results and financial condition. The Company manages its exposure to these market risks through its operating and financing activities and through the use of derivative financial instruments. The Company does not enter into derivative financial instruments for speculative or trading purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Using derivative markets means assuming counterparty credit risk. Counterparty risk relates to the loss the Company could incur if a counterparty defaulted on a derivative contract. The Company deals only with investment-grade counterparties and monitors its overall credit risk and exposure to individual counterparties. The Company does not anticipate nonperformance by any counterparties. The amount of counterparty credit exposure is generally the unrealized gains on such derivative contracts. The Company does not require, nor does it post, collateral or security on such contracts.

The following summarizes the outstanding derivative contracts at December 31, 2004 and 2003 and the exposures to which they relate:

		Notional Amount in Millions of dollars
Exposure	Derivative	2004	2003	Hedge Type	Term

Forecasted cross currency cash flows	Foreign exchange forwards/options	$1,035	$652	Cash flow or fair value hedge	Various, up to 28 months

Non-functional currency asset/liability	Foreign exchange forwards/options	$580	$683	Undesignated	Various, up to 12 months

Raw Material Purchases	Commodity swaps	$18	$17	Cash flow hedge	Various, up to 12 months

Floating Rate Debt	Interest rate swaps	$100	$100	Cash flow hedge	2006

Fixed Rate Debt	Interest rate swaps	$50	$—	Fair value hedge	2008

Forecasted cross currency cash flows relate primarily to foreign currency denominated expenditures and intercompany financing agreements, royalty agreements and dividends. Non-functional currency asset and liability hedges are undesignated but relate primarily to short term payables and receivables and intercompany loans. Commodity swaps relate to raw material purchases (for example, copper and aluminum) used in the manufacturing process. Unrealized gains and losses on the above foreign currency exchange contracts and commodities swaps were not significant as of December 31, 2004 and 2003, respectively.

The Company’s $100 million interest rate swap maturing in 2006 is designated and is effective as a hedge of future cash payments and is treated as a cash flow hedge for accounting purposes. The fair value of this contract is a loss of $6 million as of December 31, 2004 and a loss of $10 million as of December 31, 2003.

The Company’s $50 million interest rate swaps maturing in 2008 are designated and are effective as a hedge of the fair value of the fixed rate debt and are treated as a fair value hedge for accounting purposes. The fair values of these contracts are a net gain of $1 million as of December 31, 2004.

The Company has designated a portion of its Euro-denominated fixed-rate debt as a hedge to protect the value of its net investments in its European subsidiaries. Translation adjustments related to this debt are not included in the Statement of Operations, but are shown in the cumulative translation adjustment account included in accumulated other comprehensive income. During the year ended December 31, 2004, the Company recognized $15 million of net losses included in cumulative translation adjustment related to this net investment hedge.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the years ended December 31, 2004 and 2003, the Company’s gains and losses related to the ineffective portion of its hedging instruments were immaterial. The Company did not recognize any gains or losses during the years ended December 31, 2004 and 2003 for cash flow hedges that were discontinued because the forecasted transaction was not probable to occur.

The amount of unrealized gains and losses on derivative instruments included in other comprehensive income at December 31, 2004 that will be reclassified into earnings during 2005 is not material.

(11) STOCKHOLDERS’ EQUITY

During 2004, the Company concluded the share repurchase program approved by the Company’s Board of Directors on March 1, 1999 ($250 million) and February 15, 2000 ($750 million). The Company repurchased 17.4 million shares at a cost of $1 billion, of which 0.7 million shares ($46 million) were purchased in 2002, 1.0 million shares ($65 million) were purchased in 2003 and 3.7 million shares ($250 million) were purchased in 2004. The 2004 shares were purchased in the open market at an average cost of $68.39 per share.

The 2003 shares were purchased from the Company’s U.S. pension plans at an average cost of $67.24 per share, which was based upon an average of the high and low market prices on the date of purchase. The 2002 shares were purchased from the Company’s U.S. pension plans at an average cost of $66.32 per share, which was based upon an average of the high and low market prices on the date of purchase.

On June 15, 2004, the Company’s Board of Directors authorized a new share repurchase program of up to $500 million. During the year ended December 31, 2004, the Company repurchased a small number of shares of Whirlpool common stock in the open market at an aggregate purchase price of approximately $1 million. These shares were purchased at an average cost of $59.97 per share. The share repurchases will be made from time to time in the open market as conditions warrant.

In addition to its common stock, the Company has 10 million authorized shares of preferred stock (par value $1 per share), none of which is outstanding.

Accumulated other comprehensive loss, net of tax, consists of:

Millions of dollars	2004	2003
Foreign currency translation adjustments	$(520)	$(694)
Derivative financial instruments	(12)	(25)
Minimum pension liability adjustments	(69)	(38)

Total	$(601)	$(757)

Preferred Stock Purchase Rights

One Preferred Stock Purchase Right (“Rights”) is outstanding for each share of common stock. The Rights, which expire May 22, 2008, will become exercisable 10 days after a person or group (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock (the “Trigger Date”) or 10 business days after the commencement, or public disclosure of an intention to commence, a tender offer or exchange offer by a person that could result in beneficial ownership of 15% or more of the outstanding common stock. Each Right entitles the holder to purchase from the Company one one-thousandth of a share of a Junior Participating Preferred Stock, Series B, par value $1.00 per share, of the Company at a price of $300 per one one-thousandth of a Preferred Share subject to adjustment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

If a person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person (which will thereafter be void), shall thereafter have the right to receive upon exercise of such Right that number of shares of common stock (or other securities) having at the time of such transaction a market value of two times the exercise price of the Right. If a person becomes an Acquiring Person and the Company is involved in a merger or other business combination transaction where the Company is not the surviving corporation or where common stock is changed or exchanged or in a transaction or transactions in which 50% or more of its consolidated assets or earning power are sold, proper provision shall be made so that each holder of a Right (other than such Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. In addition, if an Acquiring Person, does not have beneficial ownership of 50% or more of the common stock, the Company’s Board of Directors has the option of exchanging all or part of the Rights for an equal number of shares of common stock in the manner described in the Rights Agreement.

Prior to the Trigger Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable in cash, shares of common stock or any other consideration deemed appropriate by the Board of Directors. Immediately upon action of the Board of Directors ordering redemption of the Rights, the ability of holders to exercise the Rights will terminate and such holders will only be able to receive the redemption price.

Until such time as the Rights become exercisable, the Rights have no voting or dividend privileges and are attached to, and do not trade separately from, the common stock.

The Company covenants and agrees that it will cause to be reserved and kept available at all times a sufficient number of shares of Preferred Stock (and following the occurrence of a Triggering Event, shares of common stock and/or other securities) to permit the exercise in full of all Rights from time to time outstanding.

(12) STOCK OPTION AND INCENTIVE PLANS

Stock option and incentive plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Generally, no compensation expense is recognized for stock options with exercise prices equal to the market value of the underlying shares of stock at the date of grant. Stock options generally have 10-year terms, and vest and become fully exercisable over a two or three year period after date of grant. Compensation expense related to the Company’s stock based incentive plans is recognized ratably over each plan’s defined vesting period. Pre-tax expenses under the Company’s stock based incentive plans were $15 million, $21 million and $20 million in 2004, 2003 and 2002.

The Company’s stock option and incentive plans permit the grant of stock options and other stock awards covering up to 14.5 million shares to key employees of the Company and its subsidiaries, of which 3.8 million shares are available for grant at December 31, 2004. Outstanding restricted and phantom shares totaled 1,249,759 with a weighted-average grant-date fair value of $61.55 per share at December 31, 2004 and 1,322,917 with a weighted-average grant-date fair value of $56.28 per share at December 31, 2003.

Under the Nonemployee Director Stock Ownership Plan, each nonemployee director is automatically granted 400 shares of common stock annually and is eligible for a stock option grant of 600 shares if

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the Company’s earnings meet a prescribed earnings formula. In addition, each nonemployee director is awarded annually deferred compensation in the form of 400 shares of phantom stock, which is converted into common stock on a one-for-one basis and paid when the director leaves the Board. This plan provides for the grant of up to 300,000 shares as either stock or stock options, of which 113,832 shares are available for grant at December 31, 2004. The stock options vest and become exercisable six months after date of grant. There were no significant expenses under this plan for 2004, 2003 or 2002.

The fair value of stock options used to compute pro forma net earnings and diluted net earnings per share disclosures, as presented in Note 1, is the estimated present value at grant date using the Black-Scholes option-pricing model with the following assumptions for 2004, 2003 and 2002: expected volatility of 28.7%, 31.7% and 33.8%; dividend yield of 2.6%, 2.2% and 2.2%; risk-free interest rate of 3.6%, 3.2% and 2.7%, and a weighted-average expected option life of five years for all three years.

A summary of stock option information follows:

	2004		2003		2002
Thousands of shares, except per share data	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at January 1	5,892	$55.82	5,965	$55.63	6,066	$51.83
Granted	666	72.91	1,315	50.06	1,466	67.07
Exercised	(1,124)	52.84	(1,251)	48.60	(1,395)	51.48
Canceled or expired	(109)	61.82	(137)	58.37	(172)	52.72

Outstanding at December 31	5,325	$58.46	5,892	$55.82	5,965	$55.63

Exercisable at December 31	4,237	$57.62	3,937	$55.78	3,639	$52.59

Fair value of options granted during the year		$17.07		$12.67		$18.28

Of the outstanding options at December 31, 2004, 3.0 million options, of which 2.5 million are exercisable at a weighted-average price of $51.53, have exercise prices ranging from $38.38 to $55.81 and a weighted-average remaining life of 5.8 years. The remaining 2.3 million outstanding options, of which 1.7 million are exercisable at a weighted-average price of $66.82, have exercise prices ranging from $56.19 to $78.50 and a weighted-average remaining life of 7.1 years.

(13) RESTRUCTURING AND RELATED CHARGES

Restructuring Charges

Under Whirlpool’s ongoing global operating platform initiatives, the Company implemented new restructuring initiatives during 2004 to strengthen Whirlpool’s brand leadership position in the global appliance industry. The Company plans to continue its comprehensive worldwide effort to optimize its regional manufacturing facilities, supply base, support functions, product platforms and technology resources to better support its global brands and customers. The Company incurred restructuring costs of $22 million related to 2004 initiatives and recognized a ($7) million credit resulting from final settlements of prior year restructuring initiatives. The net charges of $15 million are included in the restructuring costs line in the Company’s Consolidated Statements of Operations. Approximately 300 employees were terminated as a result of this restructuring initiative during 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Through December 31, 2003, the Company had approved all phases of a restructuring program that began in the fourth quarter of 2000 and resulted in cumulative pre-tax restructuring charges of $247 million, of which $3 million was recognized during 2003 and $101 million was recognized during 2002. These charges are included in the restructuring costs line in the Company’s Consolidated Statements of Operations. The restructuring plan and related charges relate primarily to the closing of a refrigeration plant in the Company’s Latin American region, a parts packing facility and a cooking plant in the North American region, a plastic components facility in the Asian region, the relocation of several laundry manufacturing facilities in Europe and a restructuring of the Company’s microwave business in its European region. Employees terminated to date under the plan include both hourly and salaried employees, however, the majority are hourly personnel at the facilities listed above. For the initiatives announced through December 31, 2003, the Company expects to eliminate over 7,500 employees of which approximately 7,100 had left the Company through December 31, 2004.

Other Related Charges

Through December 31, 2003, the Company had approved all phases of a restructuring program that began in the fourth quarter of 2000 and resulted in cumulative pre-tax restructuring related charges of $140 million, of which $7 million was recognized during 2004, $11 million was recognized during 2003 and $60 million was recognized in 2002. These charges have been recorded primarily within cost of products sold. The 2004 charges include net asset write-downs of $4 million as well as $3 million of various cash costs. The 2003 charges include net asset write-downs of $2 million as well as $9 million of various cash costs. The 2002 charges include $4 million and $1 million write-downs of buildings in the North American and Latin American regions, inventory write-offs of $1 million in Europe and $16 million of miscellaneous equipment in North America, Europe and Latin America as well as $38 million in cash costs incurred during the year for various restructuring related activities such as relocating employees and equipment and concurrent operating costs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Details of the restructuring liability balance and full year restructuring and related activity for 2004, 2003 and 2002 are as follows:

Millions of dollars	Beginning Balance	Charge to Earnings	Cash Paid	Non-cash	Revision of Estimate	Translation	Acquisitions	Ending Balance
2004
Restructuring
Termination costs	$41	$16	$(37)	$—	$(7)	$—	$—	$13
Non-employee exit costs	4	6	(6)	(4)	—	—	—	—
Related Charges
Miscellaneous buildings	—	4	—	(4)	—	—	—	—
Inventory	—	—	—	—	—	—	—	—
Miscellaneous equipment	—	—	—	—	—	—	—	—
Various cash costs	—	3	(3)	—	—	—	—	—

Total	$45	$29	$(46)	$(8)	$(7)	$—	$—	$13

2003
Restructuring
Termination costs	$116	$3	$(89)	$—	$—	$11	$—	$41
Non-employee exit costs	6	—	(5)	—	—	3	—	4
Related Charges
Miscellaneous buildings	—	(1)	—	1	—	—	—	—
Inventory	—	1	—	(1)	—	—	—	—
Miscellaneous equipment	—	2	—	(2)	—	—	—	—
Various cash costs	—	9	(9)	—	—	—	—	—

Total	$122	$14	$(103)	$(2)	$—	$14	$—	$45

2002
Restructuring
Termination costs	$73	$92	$(60)	$—	$—	$4	$7	$116
Non-employee exit costs	4	9	(7)	—	—	—	—	6
Related Charges
Miscellaneous buildings	—	5	—	(5)	—	—	—	—
Inventory	—	1	—	(1)	—	—	—	—
Miscellaneous equipment	—	16	—	(16)	—	—	—	—
Various cash costs	—	38	(38)	—	—	—	—	—

Total	$77	$161	$(105)	$(22)	$—	$4	$7	$122

(14) PRODUCT RECALLS

On February 25, 2005, the Company announced the recall of approximately 162,000 under-the-counter plastic tall tub dishwashers due to a potential safety issue. There have been no reports of personal injury or property damage associated with these dishwashers. The Company also is undertaking the repair of up to an additional 223,000 of these dishwashers for a separate quality issue. The Company accrued $17.1 million related to the quality issue within cost of products sold during the fourth quarter of 2004.

In 2001, the Company announced a voluntary recall of 1.8 million microwave hood combination units sold under the Whirlpool, KitchenAid, and Sears Kenmore brands. The Company recognized product recall pre-tax charges of $221 million ($136 million after-tax) during 2001. During 2002, the Company incurred additional charges of approximately $9 million ($6 million after-tax) for costs related to this

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recall. During 2003, the Company incurred an additional $16 million ($10 million after-tax) primarily related to final expenses in connection with the 2001 recall. Approximately $6 million of accrued product recall costs is reflected in other current liabilities in the balance sheet at December 31, 2003.

In 2002, the Company announced a voluntary recall of approximately 1.4 million dehumidifier units sold under the Whirlpool, ComfortAire, and Sears Kenmore brands. The Company recognized a product recall pre-tax charge of $74 million ($45 million after-tax) during the fourth quarter of 2001.

(15) INCOME TAXES

Income tax expense from continuing operations is as follows:

Year ended December 31—Millions of dollars	2004	2003	2002
Current:
Federal	$202	$36	$101
State and local	18	5	(6)
Foreign	73	76	109

	293	117	204
Deferred:
Federal	(119)	88	47
State and local	(4)	(1)	3
Foreign	39	24	(61)

	(84)	111	(11)

Total income tax expense	$209	$228	$193

Domestic and foreign earnings from continuing operations before income taxes and other items are as follows:

Year ended December 31—Millions of dollars	2004	2003	2002
Domestic	$402	$473	$485
Foreign	214	179	10

Total earnings from continuing operations before taxes and other items	$616	$652	$495

Reconciliations between tax expense at the U.S. federal statutory income tax rate of 35% and the consolidated effective income tax rate for earnings from continuing operations before income taxes and other items are as follows:

Year ended December 31—Millions of dollars	2004	2003	2002
Income tax expense computed at U.S. federal statutory rate	$217	$229	$173
State and local taxes, net of federal tax benefit	16	3	3
Tax effect of permanent differences	4	12	12
Foreign tax rate differential	8	5	7
Foreign dividends and subpart F income	3	20	7
Foreign tax credits	(53)	(41)	(19)
Foreign withholding taxes	10	22	13
Foreign government tax incentive	(2)	(4)	(15)
Expired foreign loss carryforwards	—	12	—
Deductible interest on capital	(7)	2	(8)
U.S. government tax incentives	(5)	(3)	(3)
Valuation allowances	6	(14)	36
Other items, including the impact of audit settlements, net	12	(15)	(13)

Income tax expense	$209	$228	$193

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax liabilities and assets are as follows:

December 31—Millions of dollars	2004	2003
Deferred tax liabilities
Property, plant and equipment	$224	$214
Financial services leveraged leases	61	43
Pensions	159	131
Software costs	7	17
Contingent liabilities	—	25
LIFO Inventory	18	23
Other	167	137

Total deferred tax liabilities	636	590
Deferred tax assets
Postretirement obligations	261	200
Restructuring costs	1	7
Product warranty accrual	22	23
Receivable and inventory allowances	68	58
Loss carryforwards	267	289
Employee payroll and benefits	76	61
Foreign tax credit carryforwards	54	15
Other	196	138

Total deferred tax assets	945	791
Valuation allowances for deferred tax assets	(94)	(88)

Deferred tax assets, net of valuation allowances	851	703

Net deferred tax assets	$215	$113

The Company has recorded valuation allowances to reflect the estimated amount of net operating loss and foreign tax credit carryforwards that may not be realized. At December 31, 2004, the Company has foreign net operating loss carryforwards of $845 million, $698 million of which do not expire with substantially all of the remaining $147 million expiring in various years through 2014. As of December 31, 2004, the Company had $54 million of foreign tax credit carryforwards available to offset future payments of federal income taxes, expiring in varying amounts between 2011 and 2014.

The valuation allowance of $94 million at December 31, 2004 is made up of $65 million of foreign net operating loss carryforwards and $29 million other deferred tax assets that the Company currently believes are more likely than not to remain unrealized in the future.

The American Jobs Creation Act of 2004 (the “Act”) was signed into law on October 22, 2004. The Company is considering the implications of the Act on repatriation of foreign earnings, which reduces the Federal income tax rate on dividends from non-U.S. subsidiaries. The repatriation provision is elective and is applicable to Whirlpool Corporation on foreign profit distributions received during calendar years 2004 and 2005. As of December 31, 2004, management has not decided whether, and to what extent, the Company would repatriate foreign earnings under the Act, and accordingly, the financial statements do not reflect any provision for tax on undistributed foreign earnings which may be

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

repatriated subject to the provisions of the Act. As of December 31, 2004, Whirlpool Corporation could receive distributions in the range of $0 to $500 million under the repatriation provision. The related income tax effect from such repatriation is dependent upon a number of factors that are being analyzed, including the issuance of additional guidance from the U.S. Treasury Department. Accordingly, the income tax effect of such distributions cannot be reasonably estimated at this time. The Company will continue to analyze the effect of this provision and expects to complete this analysis before the end of 2005.

The Company has historically reinvested all of the unremitted earnings of its foreign subsidiaries and affiliates. As a result, the Company has not provided for U.S. deferred taxes on approximately $1.048 billion of cumulative unremitted earnings at December 31, 2004. Should the Company make a distribution from the unremitted earnings of its foreign subsidiaries and affiliates, it would be required to record additional U.S. deferred taxes. It is not practicable to estimate the amount of the deferred tax liability associated with these unremitted earnings.

As of December 31, 2004, the Company was in various stages of audits by various governmental tax authorities. Whirlpool believes that adequate accruals have been provided for all years but recognizes the possibility of adjustments to recorded accruals or where no accrual has been established.

The Company paid income taxes of $277 million in 2004, $261 million in 2003 and $126 million in 2002.

(16) PENSION AND POSTRETIREMENT MEDICAL BENEFITS PLANS

The Company has both funded and unfunded noncontributory defined benefit pension plans that cover substantially all of its North American employees and certain European and Brazilian employees. The salaried employees receive defined benefits based on years of service and final average salary, while hourly employees receive benefits based on specific dollar amounts for each year of service.

The U.S. qualified defined benefit pension plans provide that in the event of a plan termination within five years following a change in control of the Company, any assets held by the plans in excess of the amounts needed to fund accrued benefits would be used to provide additional benefits to plan participants. A change in control generally means either a change in the majority of the incumbent Board of Directors or an acquisition of 25% or more of the voting power of the Company’s outstanding stock, without the approval of a majority of the incumbent board.

The Company also has a postretirement health care benefit program for eligible retired U.S. employees. Eligible retirees are those who were full-time employees with 10 years of service who attained age 55 while in service with the Company. The health care plans are generally contributory with participants’ contributions adjusted annually. The postretirement health care plans include cost-sharing provisions that limit the Company’s exposure for recent and future retirees. The plans are unfunded. The Company has reserved the right to modify the benefits. In June 2003, the Company announced a modification to its U.S. retiree health care plans that affects future retirees, and is based on a Retiree Healthcare Savings Account (“RHSA”), where notional accounts will be established for eligible active U.S. paid employees. The notional account reflects each year of service beginning at age 40 and is designed to provide employees who retire from the Company after December 31, 2003 with notional funds to apply towards health care premiums. In June 2003, the Company recorded a one-time gain of $13.5 million, net of tax, related to the modification of its retiree health care plan. No significant postretirement medical benefits are provided by the Company to non-U.S. employees.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company was required to remeasure the net periodic cost and funded status of one of its pension plans and the Whirlpool Corporation Retiree Medical Plan at February 29, 2004. The interest rate used for this remeasurement was 6%, the same as at year-end 2003.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted. The Act established a prescription drug benefit under Medicare, known as Part D, and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Part D. At year-end 2003, the Company elected to defer recognition of the accounting effects of the Act, as permitted by FSP 106-1. However, the requirement to remeasure its Retiree Medical Plan caused the deferral to expire. The Company measured the effects of the Act following the guidance in FSP 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”. The Company believes that benefits provided to certain participants will be at least actuarially equivalent to Part D and, accordingly, the Company will be entitled to a subsidy. The Company adopted FSP 106-2 retroactively to the beginning of 2004. Accordingly, the Company has reflected the estimated federal subsidy under the Act as an actuarial gain as required by FSP 106-2 which reduced the existing unrecognized net loss. These changes caused the accumulated other postretirement benefit obligation to decrease by $104 million, and reduced the cost recognized by approximately $15 million for the year ended December 31, 2004.

Lump sum retirement distributions were made from the Company’s nonqualified pension plans in the third and fourth quarters of 2004 resulting in the recognition of settlement charges of $9.5 million. As a result of these settlements, the Company remeasured the nonqualified pension plans at July 1, 2004 using a discount rate of 6.25% and at December 31, 2004, using a discount rate of 5.85%.

The Company maintains a 401(k) defined contribution plan covering substantially all U.S. employees. Company matching contributions for domestic hourly and certain other employees under the plan, based on the Company’s annual operating results and the level of individual participants’ contributions, amounted to $12 million, $15 million and $16 million in 2004, 2003 and 2002, respectively.

The Company uses a December 31 measurement date for the majority of its pension and other postretirement benefit plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Obligations and Funded Status December 31—Millions of dollars	U.S. Pension		Foreign Pension		Other Benefits
	2004	2003	2004	2003	2004	2003
Fair value of plan assets	$1,672	$1,550	$112	$99	$—	$—
Benefit obligations	1,985	1,771	331	206	676	741

Funded status (plan assets less than benefit obligations)	(313)	(221)	(219)	(107)	(676)	(741)
Amounts not recognized:
Unrecognized transition obligation	—	—	—	—	1	—
Unrecognized net loss	479	412	35	20	237	297
Unrecognized prior service cost (benefit)	140	134	7	6	(61)	(45)

Prepaid (accrued) cost	$306	$325	$(177)	$(81)	$(499)	$(489)

	U.S. Pension		Foreign Pension		Other Benefits
	2004	2003	2004	2003	2004	2003
Prepaid benefit cost	$329	$357	$—	$—	$—	$—
Accrued benefit cost	(163)	(110)	(204)	(103)	(499)	(489)
Intangible asset	48	27	4	6	—	—
Accumulated other comprehensive income	92	51	23	16	—	—

Prepaid (accrued) cost	$306	$325	$(177)	$(81)	$(499)	$(489)

The accumulated benefit obligation for all U.S. defined benefit pension plans was $1,772 million and $1,611 million at December 31, 2004, and 2003, respectively. The accumulated benefit obligation for all foreign pension plans was $303 million and $196 million at December 31, 2004 and 2003, respectively.

At the end of 2004 and 2003, the projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”), and fair value of plan assets (“FV”) for pension plans with a projected benefit obligation in excess of plan assets, and pension plans with an accumulated benefit obligation in excess of plan assets, were as follows:

December 31—Millions of dollars End of Year	PBO Exceeds FV U.S. Pension		PBO Exceeds FV Foreign Pension		ABO Exceeds FV U.S. Pension		ABO Exceeds FV Foreign Pension
	2004	2003	2004	2003	2004	2003	2004	2003
PBO	$1,985	$1,517	$331	$185	$536	$237	$330	$151
ABO	1,772	1,356	303	170	524	225	302	142
FV	1,672	1,292	112	69	422	115	110	41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Change in Benefit Obligation—Millions of dollars	U.S. Pension Benefits		Foreign Pension		Other Benefits
	2004	2003	2004	2003	2004	2003
Benefit obligation as of January 1	$1,771	$1,503	$206	$172	$741	$655
Service cost	88	66	12	5	12	13
Interest cost	110	101	16	12	37	42
Plan amendments	25	21	1	1	(22)	(25)
Participant contributions	—	—	—	—	6	—
Actuarial (gain)/loss	88	169	10	4	(48)	92
Curtailments	—	—	—	—	—	(3)
Special termination benefits	—	3	—	(2)	—	—
Benefits paid	(97)	(92)	(22)	(9)	(50)	(44)
New plans	—	—	86	—	—	—
Foreign currency exchange rate	—	—	23	23	—	1
Settlements	—	—	(1)	—	—	—
Other	—	—	—	—	—	10

Benefit obligation as of December 31	$1,985	$1,771	$331	$206	$676	$741

Change in Plan Assets—Millions of dollars	U.S. Pension Benefits		Foreign Pension		Other Benefits
	2004	2003	2004	2003	2004	2003
Fair value of plan assets as of January 1	$1,550	$1,190	$99	$81	$—	$—
Actual return on plan assets	170	285	5	9	—	—
Company contributions	31	167	21	6	44	44
Plan participant contributions	—	—	1	1	6	—
Settlements	18	—	(1)	—	—	—
Benefits paid	(97)	(92)	(22)	(9)	(50)	(44)
New plans	—	—	1	—	—	—
Foreign currency exchange rates	—	—	8	11	—	—

Fair value of plan assets as of December 31	$1,672	$1,550	$112	$99	$—	$—

Components of Net Periodic Benefit Cost— Millions of dollars	U.S. Pension Benefits			Foreign Pension			Other Benefits
	2004	2003	2002	2004	2003	2002	2004	2003	2002
Service cost	$88	$66	$56	$12	$5	$6	$12	$13	$14
Interest cost	110	101	95	16	12	11	37	42	41
Expected return on plan assets	(160)	(125)	(175)	(7)	(7)	(7)	—	—	—
Amortization of transition obligation (asset)	—	—	(1)	1	1	2	—	—	—
Amortization of prior service cost	19	16	14	—	—	—	(6)	(4)	(4)
Amortization of net (gain) loss	1	5	(22)	1	1	(1)	11	11	5

Net periodic cost	$58	$63	$(33)	$23	$12	$11	$54	$62	$56

Curtailments	—	—	—	—	—	(10)	—	(23)	—
Special termination benefits	—	3	—	—	—	(2)	—	—	—
Settlements	10	—	—	—	—	(3)	—	(1)	—

Total pension cost (credit)	$68	$66	$(33)	$23	$12	$(4)	$54	$38	$56

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Additional Information

Weighted-average assumptions used to determine benefit obligations at December 31	U.S. Pension		Foreign Pension		Other Benefits
	2004	2003	2004	2003	2004	2003
Discount Rate	5.80%	6.00%	4.5%–11.3%	4.0%–11.3%	5.50%	6.00%
Rate of compensation increase	4.50%	4.50%	2.5%– 7.1%	2.5%– 7.1%	N/A	N/A
Health care cost trend rate assumed for next year	N/A	N/A	N/A	N/A	10.00%	11.00%
Rate that the cost trend rate gradually declines to	N/A	N/A	N/A	N/A	5.00%	5.00%
Year that ultimate rate is reached	N/A	N/A	N/A	N/A	2008	2008

Weighted-average assumptions used to determine net cost for year ended December 31	U.S. Pension			Foreign Pension
	2004	2003	2002	2004	2003	2002
Discount Rate	6.00%	6.75%	7.50%	5.0%–11.3%	5.5%–11.3%	5.5%–11.3%
Expected return on plan assets	8.75%	8.75%	10.00%	5.0%–11.3%	5.5%–11.3%	5.5%–11.3%
Rate of compensation increase	4.50%	4.50%	5.00%	2.5%– 8.15%	2.5%– 8.0%	2.5%– 8.0%
Health care cost trend rate assumed for next year	N/A	N/A	N/A	N/A	N/A	N/A
Rate that the cost trend rate gradually declines to	N/A	N/A	N/A	N/A	N/A	N/A
Year that the ultimate rate is reached	N/A	N/A	N/A	N/A	N/A	N/A

Weighted-average assumptions used to determine net cost for year ended December 31	Other Benefits
	2004	2003	2002
Discount Rate	6.00%	6.75% at 1/1/2003 5.75% at 6/1/2003 6.50% at 8/1/2003	7.50%
Expected return on plan assets	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A
Health care cost trend rate assumed for next year	11.00%	9.50%/10.50%	8.50%/ 10.50%
Rate that the cost trend rate gradually declines to	5.00%	5.50%	6.00%
Year that the ultimate rate is reached	2008	2007	2007

In the U.S., the expected rate of return on plan assets was determined by using the historical asset returns for publicly traded equity and fixed income securities tracked from 1926 through 2003 and the historical returns for private equity. The historical equity returns were adjusted downward to reflect future expectations. This adjustment was based on published academic research. The expected returns are weighted by the targeted asset allocations. The resulting weighted average return was rounded up to the nearest quarter of one percent.

For foreign pension plans, the expected rate of return on plan assets was determined by observing historical returns in the local fixed income and equity markets and computing the weighted average returns with the weights being the asset allocation of each plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

Millions of dollars	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost	$3	$(3)
Effect on postretirement benefit obligation	38	(39)

Plan Assets

The Company’s investment philosophy is to diversify the pension assets subject to a specified asset allocation policy. The Company rebalances the asset classes to stay within an acceptable range around the targeted allocation. The asset allocation is based on the belief that, over the long term, equities will outperform fixed income investments. The long-term nature of the pension fund allows it to bear the added variability of return in exchange for the greater long-term expected return. The assets are invested in both indexed funds and actively managed funds, depending on the asset class.

Whirlpool’s pension plan asset allocation at December 31, 2004 and 2003, and target allocation for 2005, by asset category are as follows:

	U.S. Pension			Foreign Pension
	Target Allocation 2005	Percentage of Plan Assets at December 31		Target Allocation 2005	Percentage of Plan Assets at December 31
Asset Category		2004	2003		2004	2003
Equity securities	70%	70%	72%	42%	43%	43%
Debt securities	30	30	28	57	55	52
Other	—	—	—	1	2	5

Total	100%	100%	100%	100%	100%	100%

Cash Flows

The Company’s funding policy is to contribute to its U.S. pension plans amounts sufficient to meet the minimum funding requirement as defined by employee benefit and tax laws, plus additional amounts which the Company may determine to be appropriate. In certain countries other than the U.S., the funding of pension plans is not common practice. The Company has several unfunded non-U.S. pension plans. The Company pays for retiree medical benefits as they are incurred.

Employer Contributions—Millions of dollars	U.S. Pension	Foreign Pension	Other Benefits
2005 (expected)	$30	$13	$55

The $30 million expected to be contributed to the U.S. pension plans during 2005 represents the sum of $2 million of expected benefit payments from corporate cash for the unfunded pension plans and $28 million of expected voluntary contributions to its funded pension plans. The Company expects no minimum required contributions to its funded pension plans in 2005.

The $55 million expected to be contributed to fund the other postretirement benefit plans during 2005 represents expected benefit payments from corporate cash.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Contributions by participants to the other postretirement benefit plans were $6 million and $4 million for the years ending December 31, 2004 and 2003, respectively.

The payments from the majority of U.S. pensions plans and certain foreign pension plans come from a trust which the Company funds from time to time. The following table summarizes expected employer benefit payments from the respective pension and other benefits plans.

Employer Benefit Payments—Millions of dollars	U.S. Pension	Foreign Pension	Other Benefits (Gross)	Other Benefits – Part D Subsidy
2005	$92	$16	$60	$—
2006	98	16	66	5
2007	106	18	71	6
2008	115	22	76	6
2009	123	23	79	7
2010 – 2014	738	166	464	41

Changes Subsequent to the Measurement Date

In January 2005, the Company amended the Whirlpool Employees Pension Plan. The effect of this amendment, which is not included in the amounts disclosed above, will be to reduce the projected benefit obligation (“PBO”) by approximately $80 million. The accumulated benefit obligation (“ABO”) will not be affected by the amendment.

(17) BUSINESS SEGMENT INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment.

The Company identifies such segments based upon geographical regions of operations because each operating segment manufactures home appliances and related components, but serves strategically different markets. The chief operating decision maker evaluates performance based upon each segment’s operating income, which is defined as income before interest income and sundry, interest expense, taxes, minority interests and before one-time charges. Total assets by segment are those assets directly associated with the respective operating activities. The “Other/Elimination” column primarily includes corporate expenses, assets and eliminations as well as all other one-time charges. Intersegment sales are eliminated within each region with the exception of compressor sales out of Latin America which are included in Other/Eliminations.

Sales activity with Sears, Roebuck and Co., a North American major home appliance retailer, represented 17%, 18% and 21% of consolidated net sales in 2004, 2003 and 2002, respectively. Related receivables were 19%, 22% and 23% of consolidated trade receivables as of December 31, 2004, 2003 and 2002, respectively.

The Company conducts business in two countries that individually comprised over 10% of consolidated net sales and/or total assets within the last three years. The United States represented 56%, 57% and 59%, of net sales for 2004, 2003 and 2002, respectively, while Brazil totaled 6%, 6% and 8% for 2004, 2003 and 2002, respectively. As a percentage of total assets, the United States accounted for 39%, 41% and 40% at the end of 2004, 2003 and 2002, respectively. Brazil accounted for 12%, 11% and 11% of total assets at the end of 2004, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As described above, the Company’s chief operating decision maker reviews each operating segment’s performance based upon operating income excluding one-time charges. In 2004 and 2003, these one-time charges consisted of primarily restructuring and other related charges. These charges are included in operating profit on a consolidated basis and included in the Other/Eliminations column in the tables below. For 2004 year-to-date amounts, the operating segments recorded total restructuring and related charges (See Note 13) as follows: North America—$8 million, Europe—$8 million, Latin America—$6 million, Asia—$0 million and Corporate—$0 million, for a total of $22 million. For 2003 year-to-date amounts, the operating segments recorded total restructuring and related charges (See Note 13) as follows: North America—$7 million, Europe—$6 million, Latin America—$0 million, Asia—$1 million and Corporate—$0 million, for a total of $14 million. In 2002, the operating segments recorded total restructuring and related charges as follows: North America—$43 million, Europe—$79 million, Latin America—$24 million, Asia—$11 million and Corporate—$4 million, for a total of $161 million. Also included in Other/Eliminations during 2002 is $9 million of product recall related charges associated with the 2001 microwave hood combination product recall, which was excluded from the segment performance by the Company’s chief operating decision maker (See Note 14) and $9 million in goodwill impairment charges (See Note 4).

	GEOGRAPHIC SEGMENTS
Millions of dollars	North America	Europe	Latin America	Asia	Other/ Eliminations	Total Whirlpool
Net sales
2004	$8,254	$3,062	$1,674	$382	$(152)	$13,220
2003	$7,875	$2,691	$1,350	$416	$(156)	$12,176
2002	$7,306	$2,199	$1,266	$391	$(146)	$11,016

Intersegment sales
2004	$46	$458	$148	$163	$(815)	$—
2003	$46	$359	$153	$126	$(684)	$—
2002	$62	$171	$137	$56	$(426)	$—

Depreciation and amortization
2004	$214	$104	$95	$16	$16	$445
2003	$217	$92	$83	$15	$20	$427
2002	$197	$83	$80	$16	$29	$405

Operating profit (loss)
2004	$778	$166	$65	$(25)	$(226)	$758
2003	$810	$124	$89	$7	$(200)	$830
2002	$830	$81	$107	$14	$(340)	$692

Total assets
2004	$3,465	$2,976	$1,737	$534	$(531)	$8,181
2003	$3,290	$2,405	$1,395	$523	$(252)	$7,361
2002	$2,913	$2,015	$1,054	$516	$133	$6,631

Capital expenditures
2004	$261	$129	$91	$18	$12	$511
2003	$185	$111	$96	$16	$15	$423
2002	$165	$103	$112	$15	$35	$430

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(18) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
Millions of dollars, except per share data	Dec. 31	Sept. 30	Jun. 30	Mar. 31
2004:
Net sales	$3,632	$3,318	$3,264	$3,007
Cost of products sold	2,895	2,604	2,539	2,320
Net earnings	97	101	106	101
Per share of common stock:
Basic net earnings	$1.46	$1.53	$1.56	$1.47

Diluted net earnings	$1.44	$1.50	$1.53	$1.43
Dividends	$0.43	$0.43	$0.43	$0.43

	Three Months Ended
Millions of dollars, except per share data	Dec. 31	Sept. 30	Jun. 30	Mar. 31
2003:
Net sales	$3,359	$3,113	$2,988	$2,716
Cost of products sold	2,579	2,418	2,332	2,094
Net earnings	124	105	94	91
Per share of common stock:
Basic net earnings	$1.82	$1.51	$1.37	$1.33

Diluted net earnings	$1.76	$1.48	$1.35	$1.32
Dividends	$0.34	$0.34	$0.34	$0.34

ELEVEN-YEAR CONSOLIDATED STATISTICAL REVIEW

Millions of dollars except share and employee data
Consolidated Operations	2004		2003		2002
Net sales	$13,220		$12,176		$11,016
Operating profit(1)	$758		$830		$692
Earnings (loss) from continuing operations before income taxes and other items	$616		$652		$495
Earnings (loss) from continuing operations	$406		$414		$262
Earnings (loss) from discontinued operations(2)	$—		$—		$(43)
Net earnings (loss)(3)	$406		$414		$(394)
Net capital expenditures	$511		$423		$430
Depreciation	$443		$423		$391
Dividends	$116		$94		$91

Consolidated Financial Position
Current assets	$4,514		$3,865		$3,327
Current liabilities	$3,985		$3,589		$3,505
Working capital	$529		$276		$(178)
Property, plant and equipment—net	$2,583		$2,456		$2,338
Total assets	$8,181		$7,361		$6,631
Long-term debt	$1,160		$1,134		$1,092
Stockholders’ equity	$1,606		$1,301		$739

Per Share Data
Basic earnings (loss) from continuing operations before accounting change	$6.02		$6.03		$3.86
Diluted earnings (loss) from continuing operations before accounting change	$5.90		$5.91		$3.78
Diluted net earnings (loss)(3)	$5.90		$5.91		$(5.68)
Dividends	$1.72		$1.36		$1.36
Book value	$23.31		$18.56		$10.67
Closing Stock Price—NYSE	$69.21		$72.65		$52.22

Key Ratios(4)
Operating profit margin	5.7%		6.8%		6.3%
Pre-tax margin(5)	4.7%		5.4%		4.5%
Net margin(6)	3.1%		3.4%		2.4%
Return on average stockholders’ equity(7)	30.3%		42.9%		(26.5)%
Return on average total assets(8)	5.2%		5.9%		(5.8)%
Current assets to current liabilities	1.1	x	1.1	x	0.9	x
Total debt-appliance business as a percent of invested capital(9)	45.7%		50.9%		65.1%
Price earnings ratio	11.7	x	12.3	x	(9.2	)x
Interest coverage(10)	5.8	x	5.7	x	(0.4	)x

Other Data
Number of common shares outstanding (in thousands):
Average—on a diluted basis	68,902		70,082		69,267
Year-end	66,604		68,931		68,226
Number of stockholders (year-end)	7,826		8,178		8,556
Number of employees (year-end)	68,125		68,407		68,272
Total return to shareholders (five year annualized)(11)	3.7%		8.1%		1.4%

(1)	Restructuring and special operating charges were $22 million in 2004, $14 million in 2003, $161 million in 2002, $212 million in 2001, $405 million in 1997, $30 million in 1996, and $250 million in 1994.
(2)	The company’s financial services business was discontinued in 1997.
(3)	Includes cumulative effect of accounting changes: 2002—Accounting for goodwill under SFAS No. 141 and 142 and impairments of $(613) million or $(8.84) per diluted share; 2001—Accounting for derivative instruments and hedging activities of $8 million or $0.12 per diluted share; 1993—Accounting for postretirement benefits other than pensions of $(180) million or $(2.42) per diluted share.
(4)	Key ratios include charges for restructuring and related charges, as well as other non-recurring items, which increased (decreased) operating profit, earnings before tax and net earnings in the following years: 2002—Accounting for goodwill under SFAS No. 141 and 142 and impairments of $0, $0, and $(613) million, restructuring and related charges $(161) million, $(161) million and $(121) million, discontinued operations and accounting changes of $(19) million, $(19) million

2001	2000	1999	1998	1997	1996	1995	1994
$10,343	$10,325	$10,511	$10,323	$8,617	$8,523	$8,163	$7,949
$306	$807	$875	$688	$11	$278	$366	$370
$93	$577	$514	$564	$(171)	$100	$214	$269
$34	$367	$347	$310	$(46)	$141	$195	$147
$(21)	$—	$—	$15	$31	$15	$14	$11
$21	$367	$347	$325	$(15)	$156	$209	$158
$378	$375	$437	$542	$378	$336	$483	$418
$368	$371	$386	$399	$322	$318	$282	$246
$113	$70	$103	$102	$102	$101	$100	$90

$3,311	$3,237	$3,177	$3,882	$4,281	$3,812	$3,541	$3,078
$3,102	$3,303	$2,892	$3,267	$3,676	$4,022	$3,829	$2,988
$209	$(66)	$285	$615	$605	$(210)	$(288)	$90
$2,052	$2,134	$2,178	$2,418	$2,375	$1,798	$1,779	$1,440
$6,967	$6,902	$6,826	$7,935	$8,270	$8,015	$7,800	$6,655
$1,295	$795	$714	$1,087	$1,074	$955	$983	$885
$1,458	$1,684	$1,867	$2,001	$1,771	$1,926	$1,877	$1,723

$0.51	$5.24	$4.61	$4.09	$(0.62)	$1.90	$2.64	$1.98
$0.50	$5.20	$4.56	$4.06	$(0.62)	$1.88	$2.60	$1.95
$0.31	$5.20	$4.56	$4.25	$(0.20)	$2.08	$2.78	$2.10
$1.36	$1.36	$1.36	$1.36	$1.36	$1.36	$1.36	$1.22
$21.44	$23.84	$24.55	$26.16	$23.71	$25.93	$25.40	$23.21
$73.33	$47.69	$65.06	$55.38	$55.00	$46.63	$53.25	$50.25

3.0%	7.8%	8.3%	6.7%	0.1%	3.3%	4.5%	4.7%
0.9%	5.6%	4.9%	5.5%	(2.0)%	1.2%	2.6%	3.4%
0.3%	3.6%	3.3%	3.0%	(0.5)%	1.7%	2.4%	1.8%
1.3%	20.7%	17.9%	17.2%	(0.8)%	8.2%	11.6%	9.5%
0.3%	5.4%	4.7%	4.0%	(0.2)%	2.0%	2.9%	2.5%
1.1	x	1.0	x	1.1	x	1.2	x	1.2	x	0.9	x	0.9	x	1.0	x
48.0%	49.4%	37.7%	43.5%	46.1%	44.2%	45.2%	35.6%
236.5	x	9.2	x	14.3	x	13.0	x	—	22.4	x	19.2	x	23.9	x
1.4	x	4.1	x	4.3	x	3.1	x	0.9x	2.5	x	3.4	x	4.2	x

68,036	70,637	76,044	76,507	74,697	77,178	76,812	77,588
67,215	66,265	74,463	76,089	75,262	74,415	74,081	73,845
8,840	11,780	12,531	13,584	10,171	11,033	11,686	11,821
61,923	62,527	62,706	59,885	62,419	49,254	46,546	39,671
12.2%	0.3%	7.9%	(1.2)%	6.8%	6.3%	20.8%	12.0%

and $(57) million, and a minority investment write-off in a European business of $0, $0 and $(22) million; 2001—Restructuring and related charges of $(212) million, $(212) million and $(156) million, product recalls of $(295) million, $(295) million and $(181) million, and discontinued operations and accounting changes of $0, $0 and $(13) million; 1999—Brazil devaluation of $0, $(158) million and $(60) million; 1998—Gain from discontinued operations of $0, $0 and $15 million; 1997—Restructuring and related charges of $(396) million, $(401) million and $(252) million.
(5)	Earnings from continuing operations before income taxes and other items, as a percent of sales.
(6)	Earnings from continuing operations, as a percent of sales.
(7)	Net earnings (loss), divided by average stockholders’ equity. Average stockholders’ equity is computed on a 13-month average beginning in 2001.
(8)	Net earnings (loss), divided by average total assets.
(9)	Debt divided by debt, stockholders’ equity and minority interests.
(10)	Ratio of earnings before interest and income tax expense to interest expense.
(11)	Stock appreciation plus reinvested dividends.

Report by Management on the Consolidated Financial Statements

The management of Whirlpool Corporation has prepared the accompanying financial statements. The financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm, whose report, based upon their audits, expresses the opinion that these financial statements present fairly the consolidated financial position, results of operations and cash flows of Whirlpool and its subsidiaries in accordance with accounting principles generally accepted in the United States. Their audits are conducted in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States).

The financial statements were prepared from the Company’s accounting records, books and accounts which, in reasonable detail, accurately and fairly reflect all material transactions. The Company maintains a system of internal controls designed to provide reasonable assurance that the Company’s books and records, and the Company’s assets are maintained and accounted for, in accordance with management’s authorizations. The Company’s accounting records, policies and internal controls are regularly reviewed by an internal audit staff.

The audit committee of the Board of Directors of the Company is composed of six independent directors who, in the opinion of the board, meet the relevant financial experience, literacy, and expertise requirements. The audit committee provides independent and objective oversight of the Company’s accounting functions and internal controls and monitors (1) the objectivity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent registered public accounting firm. In performing these functions, the committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent registered public accounting firm, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure. The Committee also has the responsibility to retain and terminate the Company’s independent registered public accounting firm and exercise the committee’s sole authority to review and approve all audit engagement fees and terms and preapprove the nature, extent, and cost of all non-audit services provided by the independent registered public accounting firm.

/s/ ROY W. TEMPLIN

Roy W. Templin
Executive Vice President and Chief Financial Officer
March 4, 2005

Management’s Report on Internal Control Over Financial Reporting

The management of Whirlpool Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. Whirlpool’s internal control system is designed to provide reasonable assurance to the Company’s management and board of directors regarding the reliability of financial reporting and the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The management of Whirlpool assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2004.

Whirlpool Corporation’s independent registered public accounting firm has issued an audit report on our assessment of the Company’s internal control over financial reporting. This report appears on page F-57.

/s/ JEFF M. FETTIG	/s/ ROY W. TEMPLIN

Jeff M. Fettig	Roy W. Templin
Chairman of the Board, President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
March 4, 2005	March 4, 2005

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Whirlpool Corporation

Benton Harbor, Michigan

We have audited the accompanying consolidated balance sheets of Whirlpool Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule presented on page F-58. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Whirlpool Corporation at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As described in Note 3 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform with FASB Statement No. 142.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Whirlpool Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 4, 2005 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG, LLP

Chicago, Illinois
March 4, 2005

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Whirlpool Corporation

Benton Harbor, Michigan

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Whirlpool Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Whirlpool Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Whirlpool Corporation maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Whirlpool Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Whirlpool Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004 and our report dated March 4, 2005 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
March 4, 2005

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

WHIRLPOOL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2004, 2003, and 2002

(Millions of dollars)

COL. A	COL. B	COL. C		COL. D	COL. E
		ADDITIONS
Description	Balance at Beginning of Period	(1) Charged to Costs and Expenses	(2) Charged to Other Accounts / Other	Deductions— Describe	Balance at End of Period
Year Ended December 31, 2004:
Allowances for doubtful accounts—trade receivables	$113	$17	$—	$23—A	$107

Year Ended December 31, 2003:
Allowances for doubtful accounts—trade receivables	$94	$34	$—	$15—A	$113

Year Ended December 31, 2002:
Allowances for doubtful accounts—trade receivables	$93	$27	$—	$26—A	$94

Note A—The amounts represent accounts charged off, less recoveries of $0 million in 2004, $1 million in 2003, and $1 million in 2002, translation adjustments and transfers.

It is important that your stock be represented so that the presence of a quorum at the annual meeting may be assured. Accordingly, whether or not you expect to attend in person, please sign and date the enclosed proxy and mail it PROMPTLY in the enclosed envelope. Your postage is prepaid if mailed in the United States.

WHIRLPOOL CORPORATION

C/O EQUISERVE TRUST COMPANY N.A. P.O. BOX 8213 EDISON, NJ 08818-8213

Your vote is important. Please vote immediately.

Vote-by-Internet Vote-by-Telephone

OR

1. Log on to the Internet and go to 1. Call toll-free http://www.eproxyvote.com/whr 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Please mark WHC X votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 and 2.

1. Election of Directors

01) Herman Cain, 02) Jeff M. Fettig, 03) Miles L. Marsh

FOR AGAINST ABSTAIN

04) Paul G. Stern, 05) Michael D. White 2. To approve the Whirlpool Corporation Nonemployee Director Equity Plan

FOR WITHHELD

ALL FROM ALL Mark box at right if a comment has been noted on this card.

NOMINEES NOMINEES

For all nominees except as noted above

Please sign exactly as name(s) appear(s) on this Proxy card. Joint owners, trustees, executors, etc. should indicate the capacity in which they are signing.

Signature:              Date:              Signature:              Date:

DETACH HERE

WHIRLPOOL CORPORATION

Administrative Center 2000 N. M-63

Benton Harbor, Michigan 49022-2692

P

R The undersigned hereby appoints Jeff M. Fettig and Daniel F. Hopp, and each of them, proxies for the undersigned, with power of substitution and revocation, acting by a majority of those present and voting or if only one is present and vot-O ing then that one, to vote the stock of Whirlpool Corporation which the undersigned is entitled to vote, at the annual meet-X ing of stockholders to be held on April 19, 2005 and at any adjournment or postponement thereof, with all the powers the undersigned would possess if present, with respect to the election of directors, the approval of the Whirlpool Corporation Y Nonemployee Director Equity Plan, and such other business as may properly come before this meeting.

This proxy, when properly executed and returned, will be voted in accordance with such instructions as may be given on the reverse side of this proxy card. If this proxy is properly executed and returned but no instructions are given, this proxy will be voted for the election of all of the director nominees listed below, and for the approval of the Whirlpool Corporation Nonemployee Director Equity Plan. Whether or not instructions are given, this proxy, when properly executed, will be voted in the proxies’ discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please vote, sign, and date this proxy as indicated below and return promptly in the enclosed envelope. This proxy is solicited on behalf of the Board of Directors.

Election of Directors, Nominees:

01) Herman Cain, 02) Jeff M. Fettig, 03) Miles L. Marsh 04) Paul G. Stern, and 05) Michael D. White

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)